UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒ Preliminary Consent Revocation Statement

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Anheuser-Busch Companies, Inc.

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Preliminary Consent Revocation Statement—Subject to Completion, Dated July 9, 2008

CONSENT REVOCATION STATEMENT

ANHEUSER-BUSCH COMPANIES, INC.

One Busch Place

St. Louis, Missouri 63118

[                    ], 2008

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF ANHEUSER-BUSCH COMPANIES, INC.

IN OPPOSITION TO

A CONSENT SOLICITATION BY INBEV S.A.

This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of Anheuser-Busch Companies, Inc., a Delaware corporation (the “Company” or “Anheuser-Busch”), to the holders of outstanding shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents (the “InBev Consent Solicitation”) by InBev S.A., a public company organized under the laws of Belgium (“InBev”).

On June 11, 2008, the Board received an unsolicited, non-binding proposal from InBev to acquire all of the outstanding shares of Common Stock of the Company at a price of $65.00 per share (the “InBev Non-Binding Proposal”).

On June 26, 2008, after carefully considering the InBev Non-Binding Proposal, including with its financial and legal advisors, the Board unanimously concluded that the InBev Non-Binding Proposal is inadequate and not in the best interests of the Company’s stockholders. In reaching this conclusion, the Board considered the advice of its financial advisers, Goldman, Sachs & Co. (“Goldman”) and Citigroup Global Markets, Inc. (“Citigroup”).

Also on June 26, 2008, following the Board meeting, the Company sent a letter to InBev informing InBev of the Board’s determination and stating, among other things, that the Company would continue to consider any strategic alternative that would be in the best interests of Anheuser-Busch’s stockholders. The letter to InBev also indicated that the Board would be open to considering any proposal that would provide full and certain value to AnheuserBusch stockholders.

InBev is now in the process of soliciting your written consents to attempt to take control of the Board by seeking to remove without cause some or all of the directors that you previously elected and replacing them with a slate of nominees that has been handpicked by InBev in order to further the transaction contemplated by the InBev Non-Binding Proposal. InBev proposes to do this by soliciting your consent to three proposals, each of which is described in this Consent Revocation Statement. The Board believes that InBev’s proposals are intended to circumvent the business judgment of the Board and to divert the Company from the continued execution of its current business strategy. In its public filings with the Securities and Exchange Commission (“SEC”), InBev has stated that support of the InBev Consent Solicitation through approval of its consent proposals will send a strong message to InBev’s nominees that they should, subject to their duties under Delaware law as directors of the Company, approve and recommend to Anheuser-Busch stockholders a business combination with InBev, and take other appropriate actions necessary to facilitate the consummation of such business combination. Please note that the legality under Delaware law of the InBev Consent Solicitation is currently subject to litigation between Anheuser-Busch and InBev in the Delaware Court of Chancery. It has not been determined whether some, all or none of Anheuser-Busch’s directors may be removed pursuant to Delaware law. If Anheuser-Busch prevails in the Delaware litigation, InBev will not be able to solicit the removal of any of Anheuser-Busch’s directors and any consents it obtains will not be effective as a matter of law with respect thereto. Anheuser-Busch has also instituted litigation regarding the consent solicitation in Federal court in the Eastern District of Missouri.

A consent in favor of the InBev Consent Solicitation would be a consent to replace your duly elected Board with InBev’s nominees, who would then comprise at least a majority of the Board. InBev’s nominees would then control the Company and, although they would be subject to their fiduciary duties under Delaware law, they would be in a position to facilitate InBev’s acquisition of the Company at a price and on terms determined by InBev and InBev’s nominees. InBev would like you to believe that its nominees, if elected, would be able to oversee the Company’s business and pursue the best interests of the Company’s stockholders free from conflicts of interest. However, the Board believes that the Company’s stockholders should have serious concerns that InBev’s nominees would have substantial conflicts of interest and would not be in a position to independently evaluate the Company’s business and undertake a review of all of the Company’s strategic options. In considering the InBev Non-Binding Proposal and the InBev Consent Solicitation, the Board believes that it is important for the Company’s stockholders to recognize that InBev currently has no duty to act in the best interests of the Company’s stockholders (including when selecting potential nominees to serve on your Board) and that, if InBev’s nominees are elected to replace the Board, it is possible that the Company may be sold to InBev. It would be in InBev’s interest to buy Anheuser-Busch at the lowest possible price and there is no guarantee that InBev’s nominees will vigorously negotiate with InBev on behalf of the Company’s stockholders.

Each member of the Board was selected for nomination through a process designed to foster good corporate governance practices. Please see the discussion in this Consent Revocation Statement under the heading “Information About the Company and its Directors and Officers—Governance of the Company.” In contrast, InBev’s nominees have been selected solely by InBev without review by the independent corporate governance committee of the Board.

We believe that your interests will be best served if the current Board, acting independently of InBev, continues to be responsible for evaluating the strategic alternatives available to the Company. We believe that the existing Board—which is predominantly composed of independent and disinterested directors—is better able to evaluate what action is in the best interests of the Company’s stockholders, and better able to decide on a course of action that will protect and enhance stockholder value, than InBev’s slate of handpicked nominees. Therefore, we are soliciting the revocation of any consents that may have been given in response to the InBev Consent Solicitation.

YOUR BOARD UNANIMOUSLY OPPOSES THE INBEV CONSENT SOLICITATION. YOUR BOARD, WHICH IS PREDOMINANTLY COMPOSED OF INDEPENDENT AND DISINTERESTED DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY’S STOCKHOLDERS.

This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to stockholders on or about [                    ], 2008.

YOUR BOARD URGES YOU NOT TO SIGN ANY BLUE CONSENT CARD SENT TO YOU BY INBEV BUT INSTEAD TO SIGN AND RETURN THE WHITE CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned InBev’s blue consent card, you have every right to change your vote and revoke your consent. Whether or not you have signed the blue consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a WHITE Consent Revocation Card. Please act today.

In accordance with Delaware law and the Company’s Bylaws, the Board set [                    ], 2008 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the InBev Consent Solicitation. On July 8, 2008, InBev sent a notice to the Company requesting that the Board set a record date for the InBev Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the InBev Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

MORROW & CO., LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone (for Banks and Brokerage Firms): (203) 658-9400

Fax: (203) 658-9444

Call Toll Free: (800) 449-0910

Email: abinfo@morrowco.com

FORWARD LOOKING STATEMENTS

This Consent Revocation Statement contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures, and financial results, are forward-looking statements.

Forward-looking statements are based on certain assumptions and expectations of future events. The Company cannot guarantee that these assumptions and expectations are accurate or will be realized. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in documents filed with the SEC by the Company, particularly under the heading “Risk Factors” in Part 1, Item 1A of Anheuser-Busch’s Annual Report on Form 10-K, for the year ended December 31, 2007 and subsequent filings with the SEC, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to:

•	Competitive pressures and industry consolidation;

•	Changes in consumer tastes and preferences;

•	Increases in raw material and commodity;

•	An inability to reduce costs;

•	Risks associated with international operations;

•	Increase in beer excise taxes or other taxes;

•	Reliance on suppliers and wholesalers; and

•	The effect of litigation and government regulation.

Any forward-looking statement made by us in this Consent Revocation Statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

DESCRIPTION OF THE INBEV CONSENT SOLICITATION

As set forth in its consent solicitation materials filed with the SEC, InBev is soliciting consents in favor of the following proposals (collectively, the “InBev Consent Proposals”). We believe that the InBev Consent Proposals are solely designed to enable InBev to take control of your Board in order to facilitate InBev’s acquisition of Anheuser-Busch pursuant to a proposal that your Board has determined is inadequate and not in the best interests of the Company’s stockholders:

(1) to repeal any provision of Anheuser-Busch’s Bylaws in effect at the time this proposal becomes effective that were not included in the amended and restated bylaws filed with the SEC on June 26, 2008 (the “Bylaw Proposal”);

(2) to remove (i) each member of the Board at the time this proposal becomes effective, except to the extent that a court in Delaware finally determines as a matter of law that directors cannot be so removed, and (ii) each person appointed to the Board to fill any vacancy or newly-created directorship prior to the effectiveness of the Election Proposal (the “Removal Proposal”); and

(3) to elect each of Marjorie L. Bowen, Adolphus A. Busch IV, G. Peter D’Aloia, Ronald W. Dollens, James E. Healey, John N. Lilly, Allan Z. Loren, Ernest Mario, Henry A. McKinnell, Paul M. Meister, William T. Vinson, Lawrence Keith Wimbush and Larry D. Yost (collectively, the “InBev Nominees”) to serve as a director of Anheuser-Busch (or, if any such InBev Nominee is unable or unwilling to serve as a director of Anheuser-Busch, any other person designated as an InBev Nominee by the remaining InBev Nominee or InBev Nominees) (the “Election Proposal”).

The Removal Proposal and the Election Proposal, taken together, are designed to enable InBev to take control of the Board. The Bylaw Proposal is designed to nullify unspecified provisions of the Company’s Bylaws which may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders. As of the date of this Consent Revocation Statement, the Company has not amended its Bylaws since June 26, 2008. The Board believes that the purpose of the InBev Consent Proposals and the InBev Consent Solicitation is to pressure the Board and to limit its options and flexibility in evaluating and responding to the InBev Non-Binding Proposal and to prevent the Board from acting in the best interests of the Company and its stockholders, and that such pressure is not in your best interests.

Please note that the legality under Delaware law of the InBev Consent Solicitation is currently subject to litigation between Anheuser-Busch and InBev in the Delaware Court of Chancery. It has not been determined whether some, all or none of Anheuser-Busch’s directors may be removed pursuant to Delaware law. If Anheuser-Busch prevails in the Delaware litigation, Anheuser-Busch will not be able to solicit the removal of any of Anheuser-Busch’s directors and any consents it obtains will not be effective as a matter of law with respect thereto. Anheuser-Busch has also instituted litigation regarding the consent solicitation in Federal court in the Eastern District of Missouri.

A consent in favor of the InBev Consent Proposals would be a consent to replace all or some of your duly elected directors with the InBev Nominees, who would then comprise at least a majority of the Board. The InBev Nominees would then control the Company and, although they would be subject to their fiduciary duties under Delaware law, they would be in a position to facilitate InBev’s acquisition of the Company at a price and on terms determined by InBev and the InBev Nominees. InBev would like you to believe that the InBev Nominees, if elected, would be able to oversee the Company’s business and pursue the best interests of the Company’s stockholders free from conflicts of interest. However, the Board believes that the Company’s stockholders should have serious concerns that the InBev Nominees would have substantial conflicts of interest and would not be in a position to independently evaluate the Company’s business and undertake a review of all of the Company’s strategic options. In considering the InBev Non-Binding Proposal and the InBev Consent Solicitation, the Board believes that it is important for the Company’s stockholders to recognize that InBev currently has no duty to act in the best interests of the Company’s stockholders (including when selecting potential nominees to serve on your Board) and that, if all or some of the InBev Nominees are elected to replace members of the Board, it is possible that the Company may be sold to InBev. It would be in InBev’s interest to buy Anheuser-Busch at the lowest possible price and there is no guarantee that the InBev Nominees will vigorously negotiate with InBev on behalf of the Company’s stockholders.

The Board believes that your interests will be best served if the current Board, acting independently of InBev, continues to be responsible for evaluating the strategic alternatives available to the Company. We believe that the existing Board—which is predominantly composed of independent and disinterested directors—is better able to evaluate what action is in the best interests of the Company’s stockholders, and better able to decide on a course of action that will protect and enhance stockholder value, than InBev’s slate of handpicked nominees. Therefore, we are soliciting the revocation of any consents that may have been given in response to the InBev Consent Solicitation.

YOUR BOARD UNANIMOUSLY OPPOSES THE INBEV CONSENT SOLICITATION. YOUR BOARD, WHICH IS PREDOMINANTLY COMPOSED OF INDEPENDENT AND DISINTERESTED DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY’S STOCKHOLDERS.

YOUR BOARD URGES YOU NOT TO SIGN ANY BLUE CONSENT CARD SENT TO YOU BY INBEV, BUT INSTEAD TO SIGN AND RETURN THE WHITE CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned InBev’s blue consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the blue consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a WHITE Consent Revocation Card. Please act today.

In accordance with Delaware law and the Company’s Bylaws, the Board set [                    ], 2008 as the Record Date for the InBev Consent Solicitation. On July 8, InBev sent a notice to the Company requesting that the Board set the Record Date. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the InBev Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call Morrow & Co., LLC at (800) 449-0910.

REASONS TO REJECT THE INBEV CONSENT PROPOSALS

The Removal Proposal and the Election Proposal, taken together, are designed to enable InBev to take control of the Board. The Bylaw Proposal is designed to nullify unspecified provisions of the Company’s Bylaws which may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders. As of the date of this Consent Revocation Statement, the Company has not amended its Bylaws subsequent to June 26, 2008. The Board believes that the purpose of the InBev Consent Proposals and the InBev Consent Solicitation is to pressure the Board and to limit its options and flexibility in evaluating and responding to the InBev Non-Binding Proposal and to prevent the Board from acting in the best interests of the Company and its stockholders.

The InBev Consent Solicitation is an attempt to remove the directors who are acting in the best interests of Anheuser-Busch stockholders.

•

A consent in favor of the InBev Consent Proposals would be a consent to replace all or some of your duly elected directors with the InBev Nominees, who would then comprise at least a majority of the Board.

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The existing Board has a strong track record of acting in the best interests of the Company’s stockholders. The Board is predominantly composed of independent and disinterested directors who are committed to enhancing value for all of the Company’s stockholders.

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The Board believes that the interests of Anheuser-Busch’s stockholders will be best served if the Company’s current directors, acting independently from (and without any connection to) InBev, are given the opportunity to evaluate the Company’s strategic alternatives, to decide what action is in the best interests of the Company’s stockholders and to implement that decision.

The InBev Non-Binding Proposal is an attempt to cash out Anheuser-Busch stockholders at an inadequate price which significantly undervalues the unique assets and prospects of Anheuser-Busch.

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On June 26, 2008, after carefully considering the InBev Non-Binding Proposal, including with its financial and legal advisors, the Board unanimously concluded that the InBev Non-Binding Proposal is inadequate and not in the best interests of the Company’s stockholders. Factors the Board considered included:

—	The InBev Non-Binding Proposal Does Not Fully Reflect Standalone Value of Anheuser-Busch. The Board determined that InBev’s proposed price significantly undervalues the Company, its key assets and its prospects, among them: its premier, iconic brands such as Budweiser and Bud Light; the Company’s position as a market leader in the U.S. and worldwide; our growing international partners, including Grupo Modelo S.A.B. de C.V. (“Grupo Modelo”) in Mexico and Tsingtao in China; the Company’s global brand business in growing markets such as China, India, Vietnam and Latin America; and the Company’s accelerated earnings growth plan that seeks to extend strong revenue growth from our brands and drive additional volume growth for our core brands.

—	The InBev Non-Binding Proposal is Inadequate. The Board determined that the $65 per share consideration proposed to be paid by InBev under the InBev Non-Binding Proposal is inadequate. In reaching this conclusion, the Board considered the advice of its financial advisers, Goldman and Citigroup.

—	The InBev Non-Binding Proposal is Highly Conditional. The InBev Non-Binding Proposal is non-binding and is conditioned on InBev’s completion of due diligence and the negotiation of definitive transaction agreements.

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The Board is Continuing to Review Strategic Alternatives. The Board is continuing to consider any strategic alternative that would be in the best interests of the Company’s stockholders. The Company’s June 26th letter to InBev also indicated that the Board would be open to considering any proposal that would provide full and certain value to AnheuserBusch stockholders.

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Each of the Company’s current directors has an intimate knowledge of the Company and the industry in which the Company operates. In contrast, InBev and the InBev Nominees do not have the same familiarity with the Company as does the Board.

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We believe that InBev’s goal is not to enhance the value of the Company for the Company’s stockholders, but to pursue the acquisition by InBev of the Company at what the Board has determined to be an inadequate price and there is no guarantee that the InBev Nominees will vigorously negotiate with InBev on behalf of the Company’s stockholders. Furthermore, even if the Company’s stockholders consent to the replacement of the existing Board with the InBev Nominees, InBev will have no binding obligation to continue to pursue or consummate the transactions contemplated by the InBev Non-Binding Proposal. There is no guaranty that the InBev Nominees would have the ability or incentive to manage the Company and enhance its value for the benefit of all of the Company’s stockholders in the event that the current Board is replaced by the consent of the Company’s stockholders and the InBev Non-Binding Proposal is not consummated for any reason.

The InBev Nominees have conflicts of interest and are not in a position to best serve the interests of the Company’s stockholders.

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A consent in favor of the InBev Consent Proposals would be a consent to replace all or some of your duly elected directors with the InBev Nominees, who would then comprise at least a majority of the Board. The InBev Nominees would then control the Company and, although they would be subject to their fiduciary duties under Delaware law, they would be in a position to facilitate InBev’s acquisition of the Company.

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InBev would like you to believe that the InBev Nominees, if elected, would be able to oversee the Company’s business and pursue the best interests of the Company’s stockholders free from conflicts of interest. However, the Board believes that the Company’s stockholders should have serious concerns that the InBev Nominees would have substantial conflicts of interest and would not be in a position to independently evaluate the Company’s business and undertake a review of all of the Company’s strategic options.

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Given InBev’s attempt to acquire the Company, the Board believes that it would be contrary to the interests of InBev to permit the InBev Nominees, if elected to the Board, to take any actions which could enhance the value of the Company’s Common Stock. Consequently, the Board believes that InBev selected the InBev Nominees because of its confidence that they would act in the manner consistent with InBev’s plans, regardless of the formal commitment (or lack thereof) that any of the InBev Nominees may have made to InBev.

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Furthermore, unless and until (if ever) InBev acquires control over the Company, InBev will have no duty or obligation to protect the interests of the Company’s stockholders; its board’s sole duty will be to its own stockholders. The Board believes that such duty would include an obligation to attempt to buy the Company at the lowest possible price and there is no guarantee that the InBev Nominees will vigorously negotiate with InBev on behalf of the Company’s stockholders.

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While InBev’s consent solicitation materials describe its proposed slate of directors as “independent,” the Board believes that all of them have been handpicked by InBev simply to facilitate the acquisition of the Company by InBev on terms that are as favorable to InBev as possible. In fact, InBev has stated that support of the InBev Consent Solicitation through approval of the InBev Consent Proposals will send a strong message to the InBev Nominees that they should, subject to their duties under Delaware law as directors of the Company, approve and recommend to Anheuser-Busch stockholders a business combination with InBev, and take other appropriate actions necessary to facilitate the consummation of such business combination.

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In return for their service to InBev, InBev will pay each InBev Nominee $50,000 and ten shares of Common Stock of the Company (this is in addition to any compensation to which an InBev Nominee would be entitled if elected to the Board and paid in accordance with the Company’s current practices for director compensation). Please see the discussion in this Consent Revocation Statement under the heading “Director Compensation.” InBev has also agreed to pay for an independent legal counsel of the InBev Nominees and indemnify the InBev Nominees from and against any claims arising from any such person serving as an InBev Nominee.

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In summary, the Board believes that the InBev Nominees have been chosen by InBev not to protect the interests of the Company’s stockholders, but rather for the singular purpose of approving a transaction that the Board has already determined to be inadequate and not in the best interests of the Company’s stockholders. The Board believes that the Company’s stockholders should have no expectation that the InBev Nominees, if elected to the Board, will do anything to create or enhance value for the Company’s stockholders, including conducting vigorous negotiations with InBev or diligently pursuing other attractive strategic alternatives.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY BELIEVES THAT THE INBEV CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS.

WE URGE STOCKHOLDERS TO REJECT THE INBEV CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE EXISTING BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

BACKGROUND OF THE INBEV CONSENT SOLICITATION

On May 23, 2008, a story appeared on the Financial Times “Alphaville” website stating that InBev was planning to make a proposal to acquire the Company for $65 per share in cash.

On May 29, 2008, a meeting of the Board was convened to discuss the rumors regarding InBev making a proposal to acquire the Company. At this meeting, the Board discussed, among other things, a potential meeting between representatives of the Company and InBev.

On June 2, 2008, following an earlier inquiry by representatives of the Company to representatives of InBev regarding the rumors about an InBev proposal, representatives of the Company and InBev met in Tampa, Florida. At this meeting, representatives of InBev indicated to representatives of the Company that InBev was interested in pursuing a transaction with the Company, but did not make any proposal to the Company.

On June 11, 2008, the Board received a letter from InBev which set forth the terms of the InBev Non-Binding Proposal pursuant to which InBev proposed to acquire the Company for $65 per share cash. The letter stated that the InBev Non-Binding Proposal was conditioned on InBev’s completion of due diligence and the negotiation of definitive transaction agreements. No financing commitments were provided with the letter.

On June 13, 2008, a meeting of the Board was convened in order to update the Board on the InBev Non-Binding Proposal.

On June 15, 2008, InBev sent a letter to the Board with the stated purpose of clarifying the InBev Non-Binding Proposal set forth in InBev’s June 11th letter. The letter indicated that the InBev Non-Binding Proposal was based on the current assets, business and capital structure of the Company and stated that the Company should consider what InBev described to be the “potential adverse consequences” that any alternative to the InBev Non-Binding Proposal could have on the ability of the Company’s stockholders to receive the consideration contemplated by the InBev Non-Binding Proposal.

On June 16, 2008, the Company issued a press release and sent a response to InBev in which the Company stated that the Board: (i) was evaluating the InBev Non-Binding Proposal carefully and in the context of all relevant factors, including the Company’s long-term strategic plan; (ii) would pursue the course of action that was in the best interests of the Company’s stockholders; and (iii) expected to make its determination in due course.

On June 20, 2008, the Board met to consider and discuss the InBev Non-Binding Proposal and the Company’s strategic alternatives. At this meeting, the Company’s management and legal and financial advisors made presentations to the Board regarding the InBev Non-Binding Proposal and the Company’s strategic alternatives, including the Company’s standalone plan.

On June 25, 2008, InBev sent a letter to the Board which stated that InBev had obtained financing commitments for the transaction contemplated by the InBev Non-Binding Proposal and that it had paid $50 million in commitment fees to its lenders in respect of such commitments. No financing commitments were provided with the letter. The letter stated that the InBev Non-Binding Proposal was a “firm proposal” subject to negotiation of definitive documentation and InBev’s completion of due diligence.

Also on June 25, 2008, the Board met to continue its consideration of the InBev Non-Binding Proposal. At this meeting, the Company’s management, legal and financial advisors made presentations to the Board regarding the InBev Non-Binding Proposal and the Company’s strategic alternatives, including the Company’s standalone plan.

On June 26, 2008, InBev filed suit in the Delaware Chancery Court seeking a declaratory judgment that the removal of all Anheuser-Busch directors without cause by written consent is valid pursuant to the Company’s

Restated Certificate of Incorporation and Delaware law. In its complaint, InBev stated that “a judicial determination of [its] right to remove [the Anheuser-Busch directors] without cause is necessary so that InBev may present accurately to [Anheuser-Busch] stockholders the matters upon which they will be asked to vote.”

Also on June 26, 2008, the Board met to further consider the InBev Non-Binding Proposal. At this meeting, the Board unanimously concluded that the InBev Non-Binding Proposal is inadequate and not in the best interests of the Company’s stockholders.

On June 26, 2008, the Company issued a press release and sent a letter to InBev setting forth the Board’s determination and stating, among other things, that the Company would continue to consider any strategic alternative that would be in the best interests of Anheuser-Busch stockholders. The letter to InBev also indicated that the Board would be open to considering any proposal that would provide full and certain value to Anheuser-Busch stockholders.

On July 7, 2008, InBev filed a preliminary consent solicitation statement with respect to the InBev Consent Proposals. InBev did not comment on its statement to the Delaware Court of Chancery regarding the necessity of a prior judicial determination prior to commencing any consent solicitation.

Also on July 7, 2008, the Board met to further consider the Company’s strategic alternatives.

On July 8, 2008, InBev sent a notice to the Company requesting that the Board set the Record Date pursuant to the terms of the Company’s Bylaws.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

Q:	WHO IS MAKING THIS SOLICITATION?

A:	Your Board of Directors.

Q:	WHAT ARE WE ASKING YOU TO DO?

A:	You are being asked to revoke any consent that you may have delivered in favor of the three proposals described in the InBev Consent Solicitation Statement and, by doing so, preserve your current Board, which will continue to act in your best interests.

Q:	IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?

A:	No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and Anheuser-Busch’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a WHITE Consent Revocation Card, as discussed in the following question.

Q:	WHAT IS THE EFFECT OF DELIVERING A WHITE CONSENT REVOCATION CARD?

A:	By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to InBev. Even if you have not submitted a consent card, we urge you to submit a WHITE Consent Revocation Card as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, we urge to you submit a consent revocation card because it will help us keep track of the progress of the consent process.

Q:	IF I DELIVER A CONSENT REVOCATION CARD, DOES THAT MEAN THAT ANHEUSER-BUSCH WILL NOT CONSUMMATE A TRANSACTION WITH INBEV?

A:	No. If you deliver your WHITE Consent Revocation Card, you will only be deciding to preserve the current composition of your Board. In other words, by returning the WHITE Consent Revocation Card, you will help ensure that Anheuser-Busch’s alternatives are evaluated fully and fairly by your existing directors instead of by directors who your Board believes have been handpicked by InBev in order to facilitate an acquisition of Anheuser-Busch by InBev.

Q:	WHAT SHOULD I DO TO REVOKE MY CONSENT?

A:	Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the WHITE Consent Revocation Card. Then, sign, date and return the enclosed WHITE Consent Revocation Card today in the envelope provided. It is important that you date the WHITE Consent Revocation Card when you sign it.

Q:	WHAT HAPPENS IF I DO NOTHING?

A:	If you do not send in any consent InBev may send you and do not return the enclosed WHITE Consent Revocation Card, you will effectively be voting AGAINST the InBev Consent Proposals.

Q:	WHAT HAPPENS IF THE INBEV CONSENT PROPOSALS PASS?

A:	If unrevoked consents representing a majority of our Common Stock outstanding as of the Record Date are delivered to us within 60 days of the earliest-dated consent, all of the current members of your Board would be replaced with the InBev Nominees. The InBev Nominees would then control Anheuser-Busch and, although they would be subject to their fiduciary duties, the InBev Nominees would be in a position to facilitate InBev’s acquisition of Anheuser-Busch. Please note that the legality under Delaware law of the InBev Consent Solicitation is currently subject to litigation between Anheuser-Busch and InBev in the Delaware Court of Chancery. It has not been determined whether some, all or none of Anheuser-Busch’s directors may be removed pursuant to Delaware law. If Anheuser-Busch prevails in the Delaware litigation, Anheuser-Busch believes that InBev will not be able to solicit the removal of any of Anheuser-Busch’s directors and any consents it obtains will not be effective as a matter of law with respect thereto. Anheuser-Busch has also instituted litigation regarding the consent solicitation in Federal court in the Eastern District of Missouri.

Q:	WHAT IS YOUR BOARD’S POSITION WITH RESPECT TO THE INBEV CONSENT PROPOSALS?

A:	Your Board has unanimously determined that the InBev Consent Proposals are not in the best interests of the Company’s stockholders and that stockholders should reject the proposals. Your Board’s reasons and recommendations are contained in the section entitled “Reasons to Reject the InBev Consent Proposals.”

Q:	WHAT DOES YOUR BOARD OF DIRECTORS RECOMMEND?

A:	On June 26, 2008, after carefully considering the InBev Non-Binding Proposal, including with its financial and legal advisors, your Board unanimously concluded that the InBev Non-Binding Proposal is inadequate and not in the best interests of Anheuser-Busch stockholders. In reaching this conclusion, the Board considered the advice of its financial advisers, Goldman and Citigroup. As a result, your Board strongly believes that the solicitation being undertaken by InBev is not in the best interests of Anheuser-Busch stockholders. Your Board unanimously opposes the solicitation by InBev and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q:	WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO THE INBEV CONSENT PROPOSALS?

A:	In accordance with Delaware law and Anheuser Busch’s Bylaws, the Board set [ ], 2008 as the Record Date for the determination of the Company stockholders who are entitled to execute, withhold or revoke consents relating to the InBev Consent Proposals. Only stockholders of record as of the close of business on [ ], 2008 may execute, withhold or revoke consents with respect to the InBev Consent Proposals.

Q:	IF I SUBMIT A WHITE CONSENT REVOCATION CARD REVOKING MY CONSENT, CAN I SUBSEQUENTLY REVOKE SUCH CONSENT REVOCATION?

A:	If you change your mind after submitting a consent revocation on the enclosed WHITE Consent Revocation Card, you can submit a later dated consent to InBev thereafter so long as such consent is submitted during the solicitation period. Delivery of a later dated consent to InBev would have the effect of revoking the earlier dated consent revocation delivered to Anheuser Busch.

Q:	WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A:	Please call Morrow & Co., LLC, the firm assisting us in soliciting the revocation of consents, toll free at (800) 449-0910.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s Bylaws, the Board has set [                    ], 2008 the Record Date for the InBev Consent Solicitation. As of the Record Date, there were [            ] shares of the Company’s Common Stock outstanding. Each share of the Company’s Common Stock outstanding as of the Record Date will be entitled to one vote per share.

Only stockholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with the InBev Consent Proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of the Company’s Common Stock is through a broker, bank or other financial institution, may wish to contact such broker, bank or financial institution and instruct such person to execute the WHITE Consent Revocation Card on their behalf. Any abstention or failure to vote will have the same effect as voting against the InBev Consent Proposals.

Effectiveness Of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the Delaware General Corporation Law, the InBev Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock of the Company outstanding are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. Please note that the legality under Delaware law of the InBev Consent Solicitation is currently subject to litigation between Anheuser-Busch and InBev in the Delaware Court of Chancery. It has not been determined whether some, all or none of Anheuser-Busch’s directors may be removed pursuant to Delaware law. If Anheuser-Busch prevails in the Delaware litigation, InBev will not be able to solicit the removal of any of Anheuser-Busch’s directors and any consents it obtains will not be effective as a matter of law with respect thereto. Anheuser-Busch has also instituted litigation regarding the consent solicitation in Federal court in the Eastern District of Missouri. Please see the section of the Consent Revocation Statement under the caption “Certain Litigation” beginning on page [    ].

Because InBev’s proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the WHITE Consent Revocation Card.

Effect of White Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to InBev. Stockholders are urged, however, to deliver all consent revocations to Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 (Facsimile No. (203) 658-9444). The Company requests that if a consent revocation is instead delivered to InBev, a copy of the consent revocation also be delivered to the Company, c/o Morrow & Co., LLC, at the address or facsimile number set forth above, so that the Company will be aware of all consent revocations. If you return your WHITE Consent Revocation Card by facsimile, please be sure to fax both sides.

Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked your consent to all of the InBev Consent Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to InBev or by delivering to InBev a subsequently dated blue consent card that InBev sent to you.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should either sign, date and mail the enclosed WHITE Consent Revocation Card or contact the person responsible for your account and direct him or her to execute the enclosed WHITE Consent Revocation Card on your behalf. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be included on the WHITE Consent Revocation Card.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO INBEV. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PREPAID ENVELOPE THE WHITE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE WHITE CONSENT REVOCATION CARD WITH RESPECT TO ONE OR MORE OF THE INBEV CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.

The Company has retained Morrow & Co., LLC to assist in communicating with stockholders in connection with the InBev Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your WHITE Consent Revocation Card or any other questions, Morrow & Co., LLC will be pleased to assist you. You may call Morrow & Co., LLC, toll-free at (800) 449-8910. Banks and Brokerage firms may also contact Morrow & Co., LLC, at (203) 658-9400.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any blue consent cards. Instead, you can reject the solicitation efforts of InBev by promptly completing, signing, dating and mailing the enclosed WHITE Consent Revocation Card to Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 (Facsimile No. (203) 858-9444. If you return your WHITE Consent Revocation Card by facsimile, please be sure to fax both sides. Please be aware that if you sign a blue card but do not check any of the boxes on the card, you will be deemed to have consented to the InBev Consent Proposals.

Results Of This Consent Revocation Solicitation

The Company will retain an independent inspector of elections in connection with the InBev Consent Solicitation. The Company intends to notify stockholders of the results of the InBev Consent Solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees), but excluding costs of any litigation related to the solicitation, will be approximately $[            ], of which approximately $[            ] has been incurred as of the date hereof. In addition to solicitation by mail, directors and officers of the Company may, without additional compensation, solicit revocations by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication.

The Company has retained Morrow & Co., LLC, as its proxy solicitor, at an estimated fee of $[            ], plus reasonable out-of-pocket expenses incurred on our behalf, to assist in the solicitation of consent revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock. Morrow & Co., LLC has advised the Company that approximately 125 of its employees will be involved in the solicitation of consent revocations by Morrow & Co., LLC on behalf of the Company. In addition, Morrow & Co., LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

The Company has engaged Goldman to render financial advisory services, including in connection with the consent revocation solicitation. The Company has agreed to reimburse Goldman, upon request, for its reasonable expenses (including professional and legal fees and disbursements). The Company also has agreed to indemnify Goldman, and its officers, employees and affiliates, against certain liabilities and expenses arising out of or in connection with their performance of financial advisory services under the engagement letter.

The Company has engaged Citigroup to render financial advisory services, including in connection with the consent revocation solicitation. The Company has agreed to reimburse Citigroup, upon request, for its reasonable expenses (including professional and legal fees and disbursements). The Company also has agreed to indemnify Citigroup, and its officers, employees and affiliates, against certain liabilities and expenses arising out of or in connection with their performance of financial advisory services under the engagement letter.4

Each of Goldman, Citigroup and their respective affiliates in the past have provided, and in the future may provide, financial advisory and commercial and investment banking services to the Company for which services they have received, and would expect to receive, compensation. In the ordinary course of business, each of Goldman, Citigroup and their respective affiliates may actively trade or hold securities of the Company for its own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors and certain of our executive officers and other employees may be deemed to be “participants” in this consent revocation solicitation. Please refer to the section entitled “Information About the Company and its Directors and Officers” and to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation” and Annex II, “Recent Trading History of Participants in this Consent Revocation Solicitation” for information about our directors and certain of our executive officers and other employees who may be deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

[4]	AB: Tom Larson was going to reconfirm, per email sent on 6/28, that no other banks were acting as advisors for the consent solicitation.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

CERTAIN LITIGATION

On June 4, 2008, James Mayfield, who purports to be a shareholder of the Company, commenced an action in the Circuit Court of the City of St. Louis, Missouri against the Company (as a nominal defendant) and the entire Board. This litigation is styled as Mayfield v. Busch, et al., C.A. No. 0822-CC02134. The complaint alleged that the director defendants breached their fiduciary duties (or aided and abetted breaches by other defendants) by failing to properly consider potential acquisitions by interested parties such as InBev in an attempt to entrench themselves in their lucrative positions on the Board. On the basis of those allegations, Mayfield brought this action both on behalf of a stockholder class and derivatively on behalf of Anheuser-Busch. The plaintiff seeks: (1) declaratory relief that the defendants have breached their fiduciary duties; (2) injunctive relief to prevent the defendants from (a) advancing their interests at the expense of the shareholders, (b) entering into any contractual provisions that would harm the Company or its shareholders or that would prevent the defendants from maximizing shareholder value and (c) adopting or implementing any defensive measures to make an offer to purchase the Company more costly or difficult for a potential acquirer; (3) costs and disbursements for the plaintiff, including reasonable attorneys’ and experts’ fees; and (4) any other relief the court may choose to grant.

On June 12, 2008, Michael Golombuski, who purports to be a shareholder of the Company, brought a shareholder class action in the Delaware Chancery Court against the Company, its entire Board, and InBev, styled as Golombuski v. Anheuser-Busch Companies, Inc., C.A. No. 3825. The complaint alleged that the defendants directly breached and/or aided and abetted the other defendants’ breaches of their fiduciary duties by planning to sell the Company for grossly inadequate consideration. The complaint also alleged that there is an imbalance and disparity of information and economic power between the defendants and the public shareholders that makes inherently unfair any change of control transaction in which defendants obtain disproportionate benefits to the exclusion of maximizing shareholder value. The plaintiff seeks: (1) declaratory relief that the defendants have breached their fiduciary duties; (2) injunctive relief on behalf of the shareholder class to prevent the defendants from consummating the proposed acquisition of the Company by InBev until the defendants remedy their breaches of fiduciary duties; and (3) fees and costs to plaintiff and his counsel.

On June 12, 2008, New Jersey Carpenters Annuity and Pension Funds (“the NJCAPF Plaintiff”), which purports to be a shareholder of the Company, brought a derivative claim and a shareholder class action in the Circuit Court of the City of St. Louis, Missouri against the Company (as a nominal defendant) and the entire Board, styled as New Jersey Carpenters Pension and Annuities Funds v. Busch, et al., C.A. No. 0822-CC07280. The complaint alleged that the director defendants breached their fiduciary duties (or aided and abetted breaches by other defendants) by failing to properly consider the InBev Non-Binding Proposal and taking defensive actions against the offer in an attempt to maintain their lucrative positions on the Board. The plaintiff seeks: (1) declaratory relief that the defendants have breached their fiduciary duties; (2) injunctive relief to prevent the defendants from (a) continuing to breach their duties, (b) advancing their interests at the expense of the shareholders, (c) failing to exercise their fiduciary duties to act reasonably and respond in good faith to offers that in the best interests of the Company’s shareholders, (d) entering into any contractual provisions that would harm the Company or its shareholders or that would prevent the defendants from maximizing shareholder value and (e) adopting or implementing any defensive measures to make an offer to purchase the Company more costly or difficult for a potential acquirer; (3) costs and disbursements for the plaintiff, including reasonable attorneys’ and experts’ fees; and (4) any other relief the court may choose to grant.

On June 17, 2008, Insulators and Asbestos Workers Local No. 14 (the “Insulators Plaintiff”), which purports to be a shareholder of the Company, brought a shareholder class action in the Delaware Chancery Court against the Company and its entire Board, styled as Insulators and Asbestos Workers Local No. 14 v. Anheuser-Busch

Companies, et al., C.A. 3839. The complaint alleged that the director defendants breached their fiduciary duties by attempting to thwart an acquisition by InBev through improper means including undertaking merger negotiations with Grupo Modelo. The plaintiff seeks: (1) declaratory relief that the defendants have breached their fiduciary duties of loyalty, good faith and due care; (2) injunctive relief to prevent the defendants from (a) entering into any contractual agreements that would inhibit the Board’s ability to maximize shareholder value and (b) initiating or continuing unwarranted defensive measures, including negotiations for the purchase of Grupo Modelo, that might make the acquisition of the Company more expensive or burdensome for a potential acquirer; (3) costs and disbursements for the plaintiff, including reasonable attorneys’ fees; and (4) any other relief the court may choose to grant.

On June 18, 2008, the General Retirement System of the City of Detroit (the “General Retirement System Plaintiff”), which purports to be a shareholder of the Company, brought a derivative action and a shareholder class action in the Delaware Chancery Court against the Company (as a nominal defendant) and the entire Board, styled as General Retirement System of the City of Detroit v. Busch, et al., C.A. 3842. The complaint alleged that the director defendants breached their fiduciary duties by taking unreasonable defensive measures in response to the InBev Non-Binding Proposal, including acquiring the remaining 50% interest in Grupo Modelo that the Company does not already own. The plaintiff seeks (1) declaratory relief that the defendants have breached their fiduciary duties of loyalty, good faith, fair dealing, and due care, (2) injunctive relief to prevent the defendants from (a) refusing to consider and respond in good faith to any acquisition offer that would maximize shareholder value, (b) entering into any contractual agreements that would inhibit the Board’s ability to maximize shareholder value, including any agreement under which the Company would acquire 50% of Grupo Modelo and (c) initiating any other defensive measure that may make the acquisition of the Company more expensive or burdensome for a potential acquirer; (3) an order that requires the Board to rescind any existing agreement under which the Company would acquire the portion of Grupo Modelo that was not already owned by the Company; (4) costs and disbursements for the plaintiff, including reasonable attorneys’ fees; and (5) any other relief the court may choose to grant.

The General Retirement System Plaintiff also filed a motion for expedited proceedings, a motion for a temporary restraining order, and a motion for a preliminary injunction on June 18, 2008.

On June 19, 2008, Lukas I. Pick (the “Pick Plaintiff”) was substituted as the named plaintiff in Mayfield v. Busch, et al., C.A. No. 0822-CC02134 and the case caption was changed to Pick v. Busch, et. al.

On June 20, 2008, Anheuser-Busch submitted a letter to the Delaware Court of Chancery in opposition to the General Retirement System Plaintiff’s motion for expedited proceedings. The Court issued an oral ruling on the same day, denying the General Retirement Systems Plaintiff’s request for expedited discovery because there was no completed fiduciary decision at that time. No decision has been made on the General Retirement System Plaintiff’s other motions.

On June 20, 2008, the City of Brockton Contributory Retirement System, which purports to be a shareholder of the Company, brought a shareholder class action in the Delaware Chancery Court against the Company and all thirteen directors on the Board (Carlos Fernandez resigned from his position as director on June 19, 2008), styled as City of Brockton Contributory Retirement System v. Anheuser-Busch Companies, Inc., et al., C.A. 3844. The complaint alleged that the director defendants breached their fiduciary duties by refusing to negotiate in good faith with InBev and taking the unreasonable defensive measure of attempting to acquire Grupo Modelo. The plaintiff seeks: (1) declaratory relief that the defendants have breached their fiduciary duties; (2) injunctive relief to prevent the defendants from (a) refusing to consider and respond to the InBev Non-Binding Proposal that would maximize shareholder value, (b) entering into any contractual agreements that would inhibit the Board’s ability to maximize shareholder value and (c) initiating any defensive measure that may make the acquisition of the Company more expensive or burdensome for a potential acquirer; (3) awarding compensatory damages; (4) costs and disbursements for the plaintiff, including reasonable attorneys’ and experts’ fees and, if applicable, pre-judgment and post-judgment interest; and (5) any other relief the court may choose to grant.

On June 23, 2008, Deka International S.A. Luxemburg and International Fund Management S.A. Luxemburg (the “Deka Plaintiffs”), which purport to be shareholders of the Company, brought a shareholder class action in the Delaware Chancery Court against the Company and the entire Board, styled as Deka International S.A. Luxemburg, et al v. Busch, et al., C.A. 3851. Within an hour of their filing, Helaba Invest Kapitalanlagegesellschaft MBH, Deka Inestmentgesellschaft MBH, and Deka Fundmaster Investmentgesellschaft MBH (the “Helaba Plaintiffs”) also filed a substantively identical shareholder class action in the Delaware Chancery Court against the Company and the Board, styled as Helaba Invest Kapitalanlagegesellschaft MBH, et al v. Busch, et al., C.A. 3853. The complaints both alleged that the director defendants breached their fiduciary duties by taking unreasonable defensive measures in response to the InBev Non-Binding Proposal, including acquiring the remaining 50% interest in Grupo Modelo that the Company does not already own. The plaintiffs seek: (1) declaratory relief that the defendants have breached their fiduciary duties of loyalty, good faith, fair dealing, and due care; (2) injunctive relief to prevent the defendants from (a) refusing to consider and respond in good faith to any acquisition offer that would maximize shareholder value, (b) entering into any contractual agreements that would inhibit the Board’s ability to maximize shareholder value, including any agreement under which the Company would acquire 50% of Grupo Modelo and (c) initiating any other defensive measure that may make the acquisition of the Company more expensive or burdensome for a potential acquirer; (3) an order that requires the Board to rescind any existing agreement under which the Company would acquire the portion of Grupo Modelo that was not already owned by the Company; (4) costs and disbursements for the plaintiffs, including reasonable attorneys’, accountants’, and expert fees; and (5) any other relief the court may choose to grant.

On June 24, 2008, the Asbestos Workers, Local 14 Pension Fund (the “Asbestos Plaintiff”), which purports to be a shareholder of the Company, brought a shareholder class action in the Delaware Chancery Court against the Company and the entire Board, styled as Asbestos Workers, Local 14 Pension Fund v. Anheuser-Busch Companies, Inc., et al., C.A. 3848. The complaint alleged that the director defendants breached their fiduciary duties by delaying the decision to examine the bona fides of the InBev Non-Binding Proposal and by failing to immediately appoint a special committee of independent directors to consider the InBev Non-Binding Proposal. The plaintiff seeks: (1) injunctive relief that (a) orders the defendants to carry out their fiduciary duties by announcing their intention to undertake an appropriate evaluation of all alternatives designed to maximize value for Anheuser-Busch’s public stockholders, (b) orders the defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Anheuser-Busch until the process for the sale or auction of the Company is complete and the highest possible price is obtained and (c) prevents the defendants from entering any material transactions or changes to the Company’s business and assets until a proper process is conducted to evaluate Anheuser-Busch’s strategic alternatives; (2) an award of compensatory damages and pre-judgment and post-judgment interest at the statutory rate; (3) payment of costs and disbursements for the plaintiff, including attorneys’ and experts’ fees; and (4) any other relief the court may choose to grant.

Also on June 24, 2008, Government Employees and Judiciary Retirement System Administration of the Commonwealth of Puerto Rico, which purports to be a shareholder of the Company, filed a shareholder class action in the Delaware Chancery Court against the Company, the entire Board and former director Carlos Fernandez, styled as Government Employees and Judiciary Retirement System Administration of the Commonwealth of Puerto Rico v. Busch, et al., C.A. 3854. In their complaint, the plaintiff challenged the anticipated course of action to be taken by the Company and the Board in response to the InBev Non-Binding Proposal. As relief, the plaintiff seeks: (1) declaratory relief that the defendants violated their fiduciary duties of loyalty, good faith, and due care; (2) appropriate damages; (3) injunctive relief requiring the defendants to (a) cease any entrenchment plans they may have wished to implement and (b) exercise their fiduciary duties to obtain a transaction which is in the best interests of the shareholders, including negotiating fully and in good faith with InBev; (4) costs and disbursements for the plaintiff, including attorneys’ and experts’ fees; and (5) any other relief the court may choose to grant.

The Insulators & Asbestos Workers Plaintiffs (in Insulators and Asbestos Workers Local No. 14 v. Anheuser-Busch Companies, et al., C.A. 3839) filed a motion for expedited proceedings on June 24, 2008,

arguing that the Company’s attempt to acquire a 50% interest in Crown Beers India Ltd. constituted an illegal defensive measure that would lead to irreparable harm. The Court orally denied the Insulators Plaintiff’s motion on June 25, 2008 after argument.

On June 25, 2008, the Asbestos Plaintiff filed a Notice and Order of Dismissal seeking a voluntary dismissal without prejudice on June 25, 2008 in Asbestos Workers, Local 14 Pension Fund v. Anheuser-Busch Companies, et al., C.A. No. 3848.

On June 25, 2008, Deka Plaintiffs, the Helaba Plaintiff, and the General Retirement System Plaintiff (collectively the “Institutional Investor Plaintiffs”) filed a motion to consolidate the following actions in the Delaware Chancery Court: Deka International S.A. Luxemburg, et al v. Busch, et al., C.A. 3851; Helaba Invest Kapitalanlagegesellschaft MBH, et al v. Busch, et al., C.A. 3853; General Retirement System of the City of Detroit v. Busch, et al., C.A. 3842; Insulators and Asbestos Workers Local No. 14 v. Anheuser-Busch Companies, Inc., et al., C.A. 3839; City of Brockton Contributory Ret. Sys. v. Anheuser-Busch Companies, Inc., et al., C.A. 3844; and Golombuski v. Anheuser-Busch Companies, Inc., C.A. No. 3825. According to their motion, these complaints in Delaware needed to be consolidated because they all made the same claims and sought the same relief. The Institutional Investor Plaintiffs further argued that they should be appointed lead plaintiffs, with their choice of law firm as lead counsel, in the consolidated actions because they possessed greater combined shareholdings than any other plaintiff.

On June 26, 2008, InBev, which purports to be a shareholder of the Company, filed a complaint in the Delaware Chancery Court against the Company, styled as InBev NV/SA v. Anheuser-Busch Companies, Inc., C.A. 3857. In its complaint, InBev alleged that it intended to seek stockholder consents to remove the entire Board because the Company intended to delay, frustrate, and reject the InBev Non-Binding Proposal. For relief, InBev requested (1) a declaratory judgment that: (a) the Company’s 2006 Amendment to Article Fifth of its Articles of Incorporation had declassified all three classes of the Board, and (b) the Company’s stockholders were, under the Company’s Articles of Incorporation and Delaware law, permitted to remove all of the Company’s directors without cause; and (2) any other relief the court may choose to grant. The Company is vigorously contesting InBev’s claims.

On June 26, 2008, the Pick and NJCAPF Plaintiffs in the Missouri actions (Pick v. Busch, et al., C.A. No. 0822-CC0213C and New Jersey Carpenters Pension and Annuities Funds v. Busch, et al., C.A. No. 0822-CC0728C) filed a motion to consolidate the Missouri actions and for the appointment of lead counsel and a Proposed Notice of Hearing for July 2, 2008. On June 27, 2008, Anheuser-Busch filed motions to stay the Missouri actions in favor of the seven substantially similar lawsuits pending in the Delaware Chancery Court. Notices of Hearing on the motions to stay for July 2, 2008 were also filed.

On June 27, 2008, Peter R. Brinckerhoff, who purports to be a shareholder of the Company, filed a shareholder class action in the Delaware Chancery Court against the Company and the entire Board, styled as Brinckerhoff v. Anheuser-Busch Cos., et al., C.A. No. 3862. In his complaint, Brinckerhoff alleged that Anheuser-Busch improperly rejected the InBev Non-Binding Proposal. As relief, the plaintiff seeks: (1) declaratory relief that the defendants violated their fiduciary duties of loyalty, good faith, and due care; (2) injunctive relief preventing the defendants from (a) entering into any contractual agreements that inhibit the Board’s ability to maximize shareholder value and (b) initiating and continuing unwarranted defensive measures, including negotiations for the purchase of Grupo Modelo, that may render the acquisition of the Company more burdensome or expensive for a potential insurer; (3) costs and disbursements for the plaintiff, including attorneys’ fees; and (4) any other relief the court may choose to grant.

On June 30, 2008, the Pick and NJCAPF Plaintiffs in the Missouri actions (Pick v. Busch, et al., C.A. No. 0822-CC02134, and New Jersey Carpenters Pension and Annuities Funds v. Busch, et al., C.A. No. 0822-CC07280) filed a motion for expedited discovery.

On July 1, 2008, Sjunde AP-Fonden, who purports to be a shareholder of the Company, filed a shareholder class action in the Delaware Chancery Court against the Company and the entire Board, styled as AP-Fonden v. Anheuser-Busch Cos., et al., C.A. No. 3867. In its complaint, AP-Fonden alleged that the directors are (1) improperly attempting to delay and prevent their removal from office, and (2) violating their fiduciary duties under Unocal by taking improper defensive measures in response to the InBev Non-Binding Proposal and (3) violating their fiduciary duties under Revlon by failing to maximize shareholder value. As relief, the plaintiff seeks: (1) declaratory relief that (a) the defendants violated their fiduciary duties to the shareholders and (b) the Company’s directors can be removed without cause by written stockholder consent under Article Fifth of the Company’s certificate of incorporation and the Delaware General Corporation Law; (2) injunctive relief that (a) prevents the defendants’ defensive maneuvers, including a Bylaw Amendment, efforts to prevent the removal of directors by shareholder consent, a poison pill, and the new strategic plan announced by the Company on June 27, 2008 and (b) directs the individual defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of shareholders, including negotiating fully and in good-faith with InBev; (3) appropriate damages for the plaintiff and the class; (4) costs and disbursements for the plaintiff, including attorneys’ and experts’ fees; and (5) any other relief the court may choose to grant.

On July 1, 2008, Anheuser-Busch submitted briefs in opposition to the Pick Plaintiff’s and NJCAPF Plaintiff’s motion to consolidate the Missouri actions and motion for expedited discovery (Pick v. Busch, et al., C.A. No. 0822-CC02134 and New Jersey Carpenters Pension and Annuities Funds v. Busch, et al., C.A. No. 0922-CC07280). On July 2, 2008, the Circuit Court of the City of St. Louis held a hearing on the Pick Plaintiff’s and NJCAPF Plaintiff’s motion to consolidate and motion for expedited discovery and the Company’s motion to stay the Missouri actions. The Court reserved its decision.

On July 2, 2008, Susan P. Cameron, who purports to be a shareholder of the Company, filed a shareholder class action in the Delaware Chancery Court against the Company, the entire Board, and former director Carlos Fernandez, styled as Cameron v. Anheuser-Busch Cos., et al., C.A. No. 3868. In her complaint, Cameron alleged that the defendants are (1) improperly attempting to entrench themselves in office, and (2) violating their fiduciary duties by failing to consider in good faith the InBev Non-Binding Proposal and otherwise failing to take actions to maximize shareholder value. As relief, the plaintiff seeks: (1) declaratory relief that the individual defendants breached their fiduciary duties; (2) injunctive relief that (a) requires the defendants to exercise their fiduciary duties and act reasonably and respond in good faith to offers that are in the best interest of the Company and its shareholders, (b) prohibits the defendants from advancing their own interests at the expense of the Company, (c) prohibits the defendants from entering into any contractual provisions which harm the Company or its shareholders or prohibit defendants from maximizing shareholder value, including any confidentiality agreement or contract designed to impede the maximization of shareholder value, and (d) prohibits the defendants from adopting, implementing, or instituting any defensive measures that have or are intended to have the effect of making the consummation of an offer to purchase the Company more difficult or costly for a potential acquirer; (3) costs and disbursements for the plaintiff, including attorneys’ and experts’ fees; and (4) any other relief the court may choose to grant.

On July 2, 2008, Plaintiff AP-Fonden filed a motion to consolidate the ten shareholder actions pending in the Delaware Chancery Court and all subsequent actions relating to the same subject matter:

•	Deka International S.A. Luxemburg, et al v. Busch, et al., C.A. 3851

•	Helaba Invest Kapitalanlagegesellschaft MBH, et al v. Busch, et al., C.A. 3853

•	General Retirement System of the City of Detroit v. Busch, et al., C.A. 3842

•	Insulators and Asbestos Workers Local No. 14 v. Anheuser-Busch Companies, Inc., et al., C.A. 3839

•	City of Brockton Contributory Ret. Sys. v. Anheuser-Busch Companies, Inc., et al., C.A. 3844

•	Golombuski v. Anheuser-Busch Companies, Inc., C.A. No. 3825

•	Government Employees and Judiciary Retirement System Administration of the Commonwealth of Puerto Rico v. Busch, et al., C.A. 3854

•	Brinckerhoff v. Anheuser-Busch Cos., et al., C.A. No. 3862

•	AP-Fonden v. Anheuser-Busch Cos., et al., C.A. No. 3867

•	Cameron v. Anheuser-Busch Cos., et al., C.A. No. 3868

According to the motion, these complaints in Delaware needed to be consolidated because they involve common questions of facts and law. Plaintiff AP-Fonden also moved for its appointment as lead plaintiff and its counsel’s appointment as lead counsel. Plaintiff AP-Fonden alternatively requested that it be appointed co-lead plaintiff with the Institutional Investor Plaintiffs and that its counsel be appointed co-lead counsel with one of the two law firms representing the Institutional Investor Plaintiffs.

On July 2, 2008, the United Food & Commercial Workers Pension Fund of Northeastern PA, which purports to be a shareholder of the Company, brought a derivative action and a shareholder class action in the United Stated District Court in the Eastern District of Missouri against the Company (as both a defendant and a nominal defendant) and the entire Board, styled as United Food & Commercial Workers Pension Fund of Northeastern PA v. Anheuser-Busch Companies, Inc., et al., C.A. 4:08-cv-00968. The complaint alleged that the defendants breached their fiduciary duties by delaying the decision to examine the InBev Non-Binding Proposal and by failing to immediately appoint a special committee of independent directors. The plaintiff seeks (1) injunctive relief to (a) require defendants to carry out their fiduciary duties by announcing their intention to undertake an appropriate evaluation of all alternatives designed to maximize value for the Company’s shareholders, (b) require the director defendants to obtain a transaction which is in the best interests of the Company until the process for the sale or auction of the Company is completed and the highest possible price is obtained, and (c) preventing any material transactions or changes to the Company’s business and assets unless and until a proper process is conducted to evaluate the Company’s strategic alternatives; (2) compensatory damages for the class from the defendants, individually and severally, including pre- and post-judgment interest; (3) costs and disbursements for the plaintiff, including reasonable attorneys’ and experts’ fees; and (4) any other relief the court may choose to grant.

On July 7, 2008, Circuit Court of the City of St. Louis granted the Company’s motion to stay the Missouri actions filed by the Pick Plaintiff and NJCAPF Plaintiff in favor of the substantially similar Delaware actions. The Circuit Court also ruled that the Pick Plaintiffs’ and NJCAPF Plaintiffs’ motion to consolidate the Missouri actions and motion for expedited discovery were moot.

On July 7, 2008, the Company filed a complaint in federal court in the Eastern District of Missouri against InBev, styled as Anheuser-Busch Companies, Inc. v. InBev NV/SA, C.A. No. 4:08-cv-00993. The Company alleges that InBev has made numerous false and misleading statements regarding the InBev Non-Binding Proposal and Proposed Consent Actions. The complaint seeks: (1) injunctive relief (temporarily, preliminarily, and permanently) to prevent InBev (and its officers, agents, employees, attorneys, and all persons in active concern or participation with them) from taking any steps towards soliciting consents from the Company’s shareholders until such time as InBev has cured each and all of its false and misleading statements and there is a further court order, (2) costs and expenses for the Company, including attorneys’ fees, and (3) any other relief the court may choose to grant.

On July 8, 2008, InBev filed a motion for expedited proceedings. (InBev NV/SA v. Anheuser-Busch Companies, Inc., C.A. 3857). InBev alleged that expedited proceedings were necessary due to its pending consent solicitation and the Company’s stated position that it would challenge InBev’s lawsuit. InBev also filed a motion for summary judgment, arguing that as a matter of law, the shareholders of the Company may remove all directors of the Company without cause and that the Board is not classified as provided in Section 141(d) of the Delaware General Corporation Law.

APPRAISAL RIGHTS

Our stockholders are not entitled to appraisal rights in connection with the InBev Consent Proposals or this Consent Revocation Statement.

INFORMATION ABOUT THE COMPANY AND ITS DIRECTORS AND OFFICERS

CURRENT DIRECTORS OF ANHEUSER-BUSCH

The following sets forth information about the current members of the Board of Directors as of June 30, 2008.

Name	Age	Year Elected Director	Principal Occupation
August A. Busch III	71	1963	Mr. Busch has been Chairman of the Executive Committee of the Board of Directors of the Company since 1979. He served as Chairman of the Board from 1977 until his retirement on November 30, 2006. He also served as President of the Company from 1974 to June 2002 and as Chief Executive Officer from 1975 to June 2002. He is also a director of AT&T Inc. and Emerson Electric Co.

August A. Busch IV	44	2006	Mr. Busch has been President and Chief Executive Officer of the Company since December 1, 2006. He was Vice President and Group Executive of the Company from 2000 to November 2006. He has been President of Anheuser-Busch, Incorporated since 2002 and has held the additional title of Chairman of the Board of that company since December 2006. He is also a director of FedEx Corporation.

James J. Forese	72	2003	Mr. Forese has been Operating Partner and Chief Operating Officer of Thayer Hidden Creek, a private equity investment firm, since 2003. He was Chairman of the Board of IKON Office Solutions, Inc. (“IKON”) from 2000 until his retirement in 2003. He was President and Chief Executive Officer of IKON from 1998 to 2002. He is also a director of BFI Canada, and non-executive Chairman and a director of Spherion Corporation.

James R. Jones	69	1998	Mr. Jones has been Co-Chairman and Chief Executive Officer of Manatt Jones Global Strategies, LLC, a global business consulting firm, since 2001. He has been Senior Counsel in the law firm of Manatt, Phelps & Phillips LLP since 1998. He was President of Warnaco International, an apparel company, from 1997 to 1998. He was the U.S. Ambassador to Mexico from 1993 to 1997. He is also a director of Kansas City Southern.

Vernon R. Loucks, Jr.	73	1988	Mr. Loucks has been Chairman of the Board of The Aethena Group, LLC, a health care merchant banking firm, since 2001. He was Chief Executive Officer of Segway L.L.C., a company providing solutions to short distance travel, from January to November 2003. He was Chairman of the Board of Baxter International Inc., a manufacturer of health care products, specialty chemicals, and instruments, from 1980 to 1999 and was Chief Executive Officer of Baxter International from 1980 to 1998. He is also a director of Affymetrix, Inc., Emerson Electric Co., and MedAssets, Inc.

Vilma S. Martinez	64	1983	Ms. Martinez has been a partner in the law firm of Munger, Tolles & Olson LLP since 1982. She is also a director of Burlington Northern Santa Fe Corporation and Fluor Corporation.

Name	Age	Year Elected Director	Principal Occupation
William Porter Payne	60	1997	Mr. Payne has been Vice Chairman and a partner of Gleacher Partners LLC, an investment banking and asset management firm, since 2007 and 2000, respectively. Mr. Payne is also a director of Cousins Properties, Inc. and Lincoln National Corporation.

Joyce M. Roché	61	1998	Ms. Roché has been President and Chief Executive Officer of Girls Incorporated, a national nonprofit research, education, and advocacy organization, since 2000. She was an independent management consultant from 1999 to 2000 and President and Chief Operating Officer of Carson, Inc., a personal care products company, from 1996 to 1998. She is also a director of AT&T Inc., Macy’s Inc., and Tupperware Brands Corporation.

Henry Hugh Shelton	66	2001	Mr. Shelton was President, International Operations of M.I.C. Industries, an international manufacturing company, from 2002 to 2005. He served as Chairman of the Joint Chiefs of Staff from October 1997 to 2001. He is also a director Ceramic Protection Corporation and Red Hat, Inc.

Patrick T. Stokes	65	2000	Mr. Stokes has been Chairman of the Board since December 1, 2006. He served as President and Chief Executive Officer of the Company from 2002 until his retirement on November 30, 2006. He was Senior Executive Vice President of the Company from 2000 to 2002. He is also a director of Ameren Corporation and U.S. Bancorp.

Andrew C. Taylor	60	1995	Mr. Taylor is Chairman and Chief Executive Officer of Enterprise Rent-A-Car Company (“Enterprise”), an international car rental and related services company. He has been Chairman of Enterprise since November 2001 and Chief Executive Officer of Enterprise since 1991. He is Chairman and Chief Executive Officer of Vanguard Car Rental (Alamo and National brands) and has held that position since August 2007. He has also been Chairman of Centric Group LLC, a holding company for several manufacturing and distribution businesses, since 2007. He is also a director of Commerce Bancshares, Inc.

Douglas A. Warner III	62	1992	Mr. Warner was Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase & Co., an international commercial and investment banking firm, from December 2000 until he retired in November 2001. From 1995 until 2000, he was Chairman of the Board, President and Chief Executive Officer of J.P. Morgan & Co., Incorporated. He is also a director of General Electric Company and Motorola, Inc.

Edward E. Whitacre, Jr.	66	1988	Mr. Whitacre has been Chairman Emeritus of AT&T Inc., a communications holding company, since June 5, 2007. He was Chairman of the Board and Chief Executive Officer of AT&T Inc. from 1990 until his retirement on June 4, 2007. He is also a director of Burlington Northern Santa Fe Corporation and Exxon Mobil Corp.

EXECUTIVE OFFICERS OF THE COMPANY

AUGUST A. BUSCH IV (age 44) is presently President and Chief Executive and a Director of the Company and has served as President and Chief Executive Officer since December 1, 2006 and as a Director since September 2006. He previously served as Vice President and Group Executive of the Company (2000-November 30, 2006). He is also presently Chairman of the Board (since December 2006) and President (since 2002) of the Company’s subsidiary, Anheuser-Busch, Incorporated.

W. RANDOLPH BAKER (age 61) is presently Vice President and Chief Financial Officer of the Company and has served in such capacity since 1996.

THOMAS W. SANTEL (age 49) is presently Vice President-Corporate Planning and International Operations of the Company and has served in such capacity since April 2007. He is also presently President and Chief Executive Officer of the Company’s subsidiary, Anheuser-Busch International, Inc. and has served in such capacity since April 2007. He previously served as Vice President-Corporate Development of the Company (1996-2007).

STEPHEN J. BURROWS (age 56) is presently Executive Vice President-Asian Operations of the Company’s subsidiary, Anheuser-Busch International, Inc. and has served in such capacity since April 2007. He previously served as Vice President-International Operations of the Company (1999-2007) and Chief Executive Officer (1999-2007) and President (1994-2007) of the Company’s subsidiary, Anheuser-Busch International, Inc.

DOUGLAS J. MUHLEMAN (age 54) is presently Group Vice President-Brewing Operations and Technology of the Company’s subsidiary, Anheuser-Busch, Incorporated, and has served in such capacity since 2001. He also serves as Chairman of the Company’s subsidiary, Anheuser-Busch Packaging, Inc. (since December 2006).

FRANCINE I. KATZ (age 50) is presently Vice President-Communications and Consumer Affairs of the Company’s subsidiary, Anheuser-Busch Incorporated and has served in such capacity since October 2007. She previously served as the Company’s Vice President-Communications and Consumer Affairs (2004-September 2007), Vice President-Corporate Communications (2002-2004) and Vice President-Consumer Affairs (1999-2002).

KEITH M. KASEN (age 64) is presently Chairman of the Board and Chief Executive Officer of the Company’s subsidiary, Busch Entertainment Corporation, and has served as Chairman since 2003 and Chief Executive since December 1, 2007. He previously also served as President (2003-November 2007) of Busch Entertainment Corporation.

JOSEPH P. CASTELLANO (age 55) is presently Vice President and Chief Information Officer of the Company’s subsidiary, Anheuser-Busch, Incorporated, and has served in such capacity since March 2007. He previously served as Vice President-Corporate Human Resources of the Company (2004-March 2007) and as Vice President-Retail Marketing (2001-2004) of the Company’s subsidiary, Anheuser-Busch, Incorporated.

MICHAEL J. OWENS (age 53) is presently Vice President-Business Operations of the Company’s subsidiary, Anheuser-Busch, Incorporated and has served in such capacity since October 2007. He previously served as Vice President-Marketing (2006-September 2007), Vice President-Sales and Marketing (2004-2005) and Vice President-Sales (2001-2004) of Anheuser-Busch, Incorporated.

ANTHONY T. PONTURO (age 56) is presently Vice President-Global Media and Sports Marketing of the Company’s subsidiary, Anheuser-Busch, Incorporated and has served in such capacity since 1998.

JOHN F. KELLY (age 51) is presently Vice President and Controller of the Company and has served in such capacity since 1996.

MARLENE V. COULIS (age 47) is presently Vice President-Consumer Strategy and Innovation of the Company’s subsidiary, Anheuser-Busch, Incorporated and has served in such capacity since October 2007. She previously served as Vice President-Brand Management (August 2005-September 2007), Vice President-Research and Customer Satisfaction (March 2005-August 2005), Vice President-Geographic Marketing (April 2004-March 2005) and Director-New Products (2001-2004) of Anheuser-Busch, Incorporated.

DAVID A. PEACOCK (age 40) is presently Vice President-Marketing of the Company’s subsidiary, Anheuser-Busch, Incorporated and has served in such capacity since October 2007. He previously served as Vice President-Business Operations (December 2006-September 2007), Vice President-Business and Finance Operations (June 2006-November 2006), Vice President-Administration (July 2004-2006) and Director of Operations-President’s Office (2002-2004) of Anheuser-Busch, Incorporated.

ROBERT C. LACHKY (age 54) is presently Executive Vice President-Global Industry Development and Creative Development of the Company’s subsidiary, Anheuser-Busch, Incorporated and has served in such capacity since October 2007. He previously served as Executive Vice President-Global Industry Development (August 2005-September 2007) and Vice President-Brand Management (2001-July 2005) of ABI.

MICHAEL S. HARDING (age 56) is presently Chief Executive Officer and President of the Company’s direct subsidiary, Anheuser-Busch Packaging Group, Inc., and Chairman and Chief Executive Officer of the Company’s direct subsidiaries, Anheuser-Busch Recycling Corporation, Metal Container Corporation, Eagle Packaging, Inc., Precision Printing and Packaging, Inc. and Glass Container Corporation (doing business as Longhorn Glass Corporation), and has served in all such capacities since December 2006. He previously served as Vice President-Operations of the Company’s subsidiary, Anheuser-Busch, Incorporated (2001-2006).

JOHN T. FARRELL (age 61) is presently Vice President-Corporate Human Resources and has served in such capacity since March 2007. He previously served as Vice President-Employee Benefits of the Company (1996-March 2007).

GARY L. RUTLEDGE (age 53) is presently Vice President-Legal and Government Affairs and has served in that capacity since January 1, 2008. He previously served as Vice President-Corporate Labor Relations of the Company (2001-2007).

None of the directors or executive officers of the Company have been involved in any legal proceedings in the preceding five years described in Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933 (“Regulation S-K”), which must be disclosed as material for purposes of an evaluation of the integrity or ability of any person to serve as a director or executive officer of the Company under the federal securities laws.

SECURITY OWNERSHIP

Stock Ownership by Directors and Executive Officers

The following table shows the number of shares of the Company’s Common Stock and the share units and share equivalents with a value tied to the Common Stock that are beneficially owned by the directors, by each of the executives named in the summary compensation table, and by all directors and executive officers as a group as of May 31, 2008. As of May 31, 2008, there were 714,502,989 shares of Common Stock issued and outstanding. The number of shares shown for each individual does not exceed 1% of the Common Stock outstanding, with the exception of Mr. Busch III, whose shares represent 1.28% of the Common Stock outstanding. The number of shares shown for all directors and executive officers as a group represents 4.29% of the Common Stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

Name	Number of Shares of Common Stock Beneficially Owned
W. Randolph Baker	2,194,433	(1)
August A. Busch III	9,178,439	(2)
August A. Busch IV	2,680,760	(3)
James J. Forese	33,313	(5)
James R. Jones	42,784	(6)(7)
Vernon R. Loucks, Jr.	42,883	(6)
Vilma S. Martinez	41,899	(12)
Douglas J. Muhleman	1,345,153	(8)
Michael J. Owens	955,005	(9)
William Porter Payne	44,449	(6)
Joyce M. Roché	40,125	(6)
Henry Hugh Shelton	39,573	(10)
Patrick T. Stokes	6,444,854	(11)
Andrew C. Taylor	84,617	(6)
Douglas A. Warner III	53,001	(6)
Edward E. Whitacre, Jr.	29,883	(4)
All directors and executive officers as a group (29 persons)	30,660,310	(13)

(1)	The number of shares includes 1,877,309 shares that are subject to currently exercisable stock options, of which 245,737 are held in a family partnership, and 20,306 shares of unvested restricted stock.

(2)	The number of shares includes 4,630,129 shares that are subject to currently exercisable stock options, of which 100,000 are held in trusts for the benefit of children of Mr. Busch III, and 9,275 shares of unvested restricted stock. Of the shares shown, Mr. Busch III has shared voting and shared investment power as to 1,059,836 shares and 2,048,064 shares are held in trusts of which Mr. Busch III is income beneficiary and as to which he has certain rights, but as to which he has no voting or investment power. 85,348 shares beneficially owned by members of his immediate family are not included.

(3)	The number of shares includes 2,557,779 shares that are subject to currently exercisable stock options. Of those options, 50,000 were granted to Mr. Busch III and presently are held in trust for the benefit of Mr. Busch IV. Also included in the total are 67,847 shares of unvested restricted stock.

(4)	The number of shares includes 25,001 shares that are subject to currently exercisable stock options and 2,913 shares of unvested restricted stock.

(5)	The number of shares includes 20,001 shares that are subject to currently exercisable stock options and 2,913 shares of unvested restricted stock.

(6)	The number of shares includes 38,001 shares that are subject to currently exercisable stock options and 499 shares of unvested restricted stock. 3,383 of the shares held by Mr. Loucks have been pledged as security.

(7)	Mr. Jones has shared voting and shared investment power with respect to 2,256 of these shares.

(8)	The number of shares includes 1,300,701 shares that are subject to currently exercisable stock options and 16,815 shares of unvested restricted stock.

(9)	The number of shares includes 892,624 shares that are subject to currently exercisable stock options and 14,628 shares of unvested restricted stock.

(10)	The number of shares includes 30,001 shares that are subject to currently exercisable stock options and 499 shares of unvested restricted stock.

(11)	The number of shares includes 6,405,126 shares that are subject to currently exercisable stock options (of which 1,200,833 are held in a family partnership), 351,252 shares that are held in a family partnership for which Mr. Stokes’ wife has shared voting and shared investment power, and 15,645 shares that are held in a trust in which Mr. Stokes and his wife have an economic interest, but as to which they have no voting or investment power. Also included are 13,446 shares of unvested restricted stock.

(12)	The number of shares includes 38,001 shares that are subject to current exercisable stock options and 2,913 shares of unvested restricted stock.

(13)	The number of shares stated includes 24,539,422 shares that are subject to currently exercisable stock options, 243,103 shares of unvested restricted stock, 2,048,064 of the shares that are referred to in Note 4, as to which Mr. Busch III has no voting or investment power, and 366,897 of the shares that are referred to in Note 14 for which Mr. Stokes has no voting or investment power. 3,383 of the shares are pledged as security. The directors and executive officers as a group have sole voting and sole investment power as to 2,643,819 shares and shared voting and shared investment power as to 1,062,108 shares. 98,259 shares held by immediate family members or family trusts are not included and beneficial ownership of such shares is disclaimed.

Principal Holders of Stock

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of the Company’s Common Stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
Barclays Global Investors, NA and Affiliates 45 Fremont Street San Francisco, CA 94105	41,597,470	(a)	5.67	%(a)

(a)	This information is based on the Schedule 13G dated January 10, 2008 filed by Barclays Global Investors, NA and affiliates with the Securities and Exchange Commission reporting on beneficial ownership as of December 31, 2007. In addition to Barclays Global Investors, NA, affiliates on the filing are Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. According to the filing, the reporting persons have sole voting power with respect to 36,285,922 shares and sole investment power with respect to 41,597,470 shares.

ADDITIONAL INFORMATION REGARDING DIRECTORS

Additional Information Concerning Board of Directors of the Company

During 2007, the Board of Directors held eleven meetings. Director attendance at Board and committee meetings averaged over 95%. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board of which he or she was a member. It is the Company’s policy that directors are expected to attend the Annual Meeting of Stockholders and in 2008 eleven of the fourteen continuing directors were in attendance. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the Board of Directors. In addition to the independence criteria established by the New York Stock Exchange, the Board of Directors has established categorical standards to assist it in making independence determinations. These standards, set forth in the Company’s Corporate Governance Guidelines, are set out below.

The following are not considered to impair a director’s independence:

a.	The director or any member of the director’s immediate family is employed by, an officer of or affiliated with any for profit organization that has made or received non-significant payments to or from the Company. For the purposes of this categorical standard, a payment is considered to be non-significant if it represents less than (i) 1% of the gross revenues of the for profit organization for its last full fiscal year, and (ii) 1% of the Company’s gross revenues for its last full fiscal year;

b.	The director is an officer, director, trustee or employee of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through its foundations, no more than $500,000 per annum or 2% of the organization’s gross revenues for its last full fiscal year (whichever is greater)(for this purpose, donations made as a result of any of the Company’s matching gift programs will not be included);

c.	The director receives fees for service as the Company’s representative or the representative of the Board on the board of directors of subsidiary or affiliated companies paid by the Company or such subsidiary or affiliated companies; or

d.	The director is an executive officer of another corporation or organization of which an executive officer of the Company serves on the board of directors (but is not on the compensation committee of the corporation or organization) or the director serves on the board of another corporation or organization together with other directors or officers of the Company.

An individual is considered to be affiliated with a corporation or other entity if that individual controls, is controlled by or is under common control with the corporation or other entity. If a director has a relationship which is not covered by the above categorical standards, the Board of Directors must specifically consider that relationship and determine whether the director may nevertheless be considered independent.

The Board of Directors has determined that Messrs. Forese, Jones, Loucks, Payne, Shelton, Taylor, Warner, and Whitacre and Mses. Martinez and Roche are independent directors, with the result that the Board is predominantly composed of independent directors. Each of the Company’s independent directors meets the standards of independence established by the New York Stock Exchange and the categorical standards of the Company set forth above.

As described in the Company’s Corporate Governance Guidelines, the non-management directors and independent directors meet in regularly scheduled executive sessions without members of the Company’s management. These executive sessions are led by the lead director, Mr. Warner. A description of the duties of the lead director is contained in the Corporate Governance Guidelines.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board of Directors for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(2)	All Other Compensation($)(3)	Total($)
A. Busch III(4)	85,750	25,765	51,400	416,734	579,649
C. Fernandez(5)(11)	99,750	25,765	51,400	51	176,966
J. Forese(6)	116,750	25,765	51,400	493	194,408
J. Jacob(7)(11)	89,750	25,765	51,400	7,041	173,956
J. Jones(8)	158,355	25,765	51,400	852	236,372
C. Knight(8)(11)	95,750	25,765	51,400	10,455	183,370
V. Loucks, Jr.(8)	121,750	25,765	51,400	3,032	201,947
V. Martinez(8)	121,750	25,765	51,400	3,251	202,166
W. Payne(8)	101,750	25,765	51,400	181	179,096
J. Roché(8)	95,750	25,765	51,400	181	173,096
H. Shelton(9)	101,750	25,765	51,400	5,466	184,381
P. Stokes(10)	89,750	25,765	51,400	760,103	927,018
A. Taylor(8)	95,750	25,765	51,400	181	173,096
D. Warner III(8)	95,750	25,765	51,400	10,196	183,111
E. Whitacre, Jr.(5)	103,750	25,765	51,400	10,296	191,211

(1)	This column also includes amounts the directors elected to receive in stock or to defer.

(2)	This amount represents the Company’s 2007 FAS 123R expense. The fair value of each share of stock granted in 2007 for each director was $51.53 and the fair value of each option granted in 2007 for each director was $10.28.

(3)	Amounts in this column include life insurance premiums, tax gross-ups, gifts to educational institutions pursuant to the Company’s matching gift plan, non-cash gifts, and consulting agreement payments for Mr. Busch III and Mr. Stokes as explained in notes (4) and (10) below.

(4)	At 12/31/07, Mr. Busch III had 500 shares of restricted stock and 5,000 options outstanding pursuant to the director stock plans. The “All Other Compensation” total includes $392,168 for personal security and $16,992 for other payments during 2007 pursuant to the post-retirement consulting arrangement between Mr. Busch III and the Company. See page [ ] for a description of this arrangement.

(5)	At 12/31/07, this director had 833 shares of restricted stock and 30,000 options outstanding pursuant to the director stock plans. Mr. Fernandez resigned from the Board on June 19, 2008.

(6)	At 12/31/07, Mr. Forese had 833 shares of restricted stock and 25,000 options outstanding pursuant to the director stock plans.

(7)	At 12/31/07, Mr. Jacob had 500 shares of restricted stock and 5,000 options outstanding pursuant to the director stock plans.

(8)	At 12/31/07, this director had 833 shares of restricted stock and 43,000 options outstanding pursuant to the director stock plans.

(9)	At 12/31/07, General Shelton had 833 shares of restricted stock and 35,000 options outstanding pursuant to the director stock plans.

(10)	At 12/31/07, Mr. Stokes had 500 shares of restricted stock and 5,000 options outstanding pursuant to the director stock plans. The “All Other Compensation” total includes $750,000 paid pursuant to the post-retirement consulting arrangement between Mr. Stokes and the Company. See pages [ ] for a description of his post-retirement consulting arrangement with the Company.

(11)	No longer a member of the Board.

Each director who is not an employee of the Company is paid an annual retainer of $75,000, which each director may elect to receive in stock, cash, or a combination of stock and cash. Each non-employee director also receives a fee of $2,000 for each Board of Directors meeting attended and a fee of $2,000 for attendance at a meeting of a committee of the Board on which the director serves or to which the director is invited to attend, and for any other scheduled meeting of directors at which less than a quorum of the Board is present. Annual fees of $10,000 each are paid to the Lead Director and to the Chairs of the Compensation, Conflict of Interest, Corporate Governance and Finance/Pension Committees. An annual fee of $15,000 is paid to the Chair of the Audit Committee. The Company pays the travel and accommodation expenses of directors and (when requested by the Company) their spouses to attend meetings and other corporate functions, along with any taxes related to such payments. Such travel is generally by Company aircraft if available. As part of their continuing education, directors are encouraged to visit Company facilities and the Company pays their expenses related to such visits. The Company reimburses directors for their expenses in connection with attending director education courses. The Company also provides each non-employee director who has never been an employee of the Company group term life insurance coverage of $50,000, which coverage remains in effect following the director’s retirement from the Board, and directors are eligible to participate in the Anheuser-Busch Foundation Matching Gift Program on the same terms as all employees of the Company. The Matching Gift Program provides a dollar for dollar match of employee or director gifts to eligible educational institutions, up to a maximum of $10,000 per participant per year. The Company owns corporate aircraft and corporate residences. Directors using the corporate aircraft and corporate residences for Board purposes may be permitted to invite family members or other guests to accompany them on the aircraft or to join them in the use of the corporate residences for the limited period the director is on Board business. The Company does not incur any additional incremental costs as a result of such accompaniment or use and the above table does not include any amount for these arrangements. These arrangements are included in the compensation of the directors as required by tax law.

Directors who are not employees of the Company who serve as representatives of the Board on the board of an affiliated company receive an additional annual fee of $75,000 less any Board service fees paid to the director during the year by that affiliated company. The Board of Directors has appointed Mr. Jones as its representative on the Board of Directors of the Company’s affiliate Grupo Modelo. Mr. Jones received director fees of $48,605 from the Company for this service in 2007, which is included in the table on page [    ], in the Fees Earned or Paid in Cash Column.

Under a deferred compensation plan, non-employee directors may elect to defer payment of part or all of their directors’ fees. At the election of the director, deferred amounts are credited to a market based fixed income account or a share equivalent account. The amounts deferred under the plan are paid in cash commencing on the date specified by the director. At the director’s election, such payments may be made either in a lump sum or over a period not to exceed ten years.

Currently, non-employee directors receive an annual award of restricted stock or deferred stock units with a value of $120,000.

COMMITTEES OF THE BOARD

The Company’s Corporate Governance Guidelines and the charters of the standing committees of the Board of Directors are available on the Corporate Governance section of the Company’s website (under “Investors”) at www.Anheuser-Busch.com. These documents are also available in print to stockholders upon written request to: Vice President and Secretary, Anheuser-Busch Companies, Inc., Mail Code 202-6, One Busch Place, St. Louis, MO 63118. The Company’s standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Conflict of Interest Committee, the Corporate Governance Committee, the Finance/Pension Committee, and the Executive Committee. Information concerning these standing committees is set out below.

	Audit	Compensation	Conflict of Interest	Corporate Governance	Finance / Pension	Executive
A. Busch III						Chair
A. Busch IV						X
J. Forese	Chair	X				X
J. Jones			Chair	X		X
V. Loucks	X	Chair		X		X
V. Martinez	X	X		Chair		X
W. Payne		X			X
J. Roché			X		X
H. Shelton			X	X
P. Stokes					X	X
A. Taylor	X		X
D. Warner III	X				X	X
E. Whitacre, Jr.		X			Chair	X
2007 Meetings	5	4	3	4	2	0

Corporate Governance Committee

The Corporate Governance Committee recommends to the Board of Directors a slate of nominees for directors to be presented on behalf of the Board for election by stockholders at each annual meeting of the Company and recommends to the Board persons to fill vacancies on the Board of Directors. The Committee will consider nominees recommended by stockholders upon submission in writing to the Vice President and Secretary of the Company the names of such nominees, together with their qualifications for service as a director of the Company. If a stockholder wishes to submit a director nomination at an annual meeting of stockholders, the stockholder must comply with the notice provisions of our Bylaws. (See page [    ] below.) The Committee seeks Board members from diverse business and professional backgrounds with outstanding integrity, achievement and judgment. Director nominees should be committed to representing the interests of all stockholders and not to advancing the interests of special interest groups or constituencies of stockholders. The Corporate Governance Committee evaluates director nominees in the context of the entire Board with the objective of assembling a Board that can best perpetuate the success of the Company and promote the interests of the stockholders. The Committee identifies potential nominees from various sources, including soliciting recommendations from directors and officers of the Company. Individuals recommended by stockholders are evaluated in the same manner as other potential nominees. Additionally, during 2007 the Corporate Governance Committee contracted with Ridgeway Partners to assist the Committee with identification of director candidates. Annually, the Committee reviews the Company’s Corporate Governance Guidelines and oversees an evaluation of the Board of Directors and its committees. Periodically the Committee reviews the compensation paid to the non-employee directors and makes recommendations to the Board of Directors on the types and amounts of compensation to be paid to the non-employee directors. To assist the Corporate Governance Committee in this review, management retains an independent compensation consultant to prepare a study comparing the Company’s director compensation with that of the Company’s peer group companies. In 2007, the consulting firm that prepared this study was CCA Strategies. The Corporate Governance Committee may not delegate to any other person the authority to set director compensation. All members of the Committee are independent, non-employee directors.

Compensation Committee

The Compensation Committee carries out the Board’s responsibilities related to compensation of the executive officers and other senior executives of the Company, reviews the Company’s executive succession plans, and administers the Officer Bonus Plan and the Company’s long-term incentives program. To assist the Compensation Committee in discharging its responsibilities, the Committee has retained an independent consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”). F.W. Cook is engaged by and reports directly to the Compensation Committee. Specifically, F.W. Cook’s role is to work with the Committee in conjunction with management to develop recommendations related to all aspects of executive compensation. F.W. Cook has been asked to review and provide observations on management-developed compensation market data, the composition of the peer group companies, total compensation levels for executive officers, and the mix and design of incentive compensation. F.W. Cook has also been directed to provide the Compensation Committee with information on an ongoing basis on compensation trends and the implications for the Company. Another independent compensation consulting firm, Hewitt Associates, is engaged by Company management to assist with the development of competitive compensation benchmarks. In its deliberations, the Compensation Committee meets with the Chief Executive Officer and other members of senior management, as appropriate, to discuss the application of the competitive benchmarking (pay and performance) relative to the structure and needs of the Company. The roles of the Compensation Committee, the compensation consultants, and Company management are described in greater detail in the “Compensation Discussion and Analysis” on pages [    -    ]. The Compensation Committee may not delegate to any other person the authority to set compensation for the Company’s executive officers. All members of the Committee are independent, non-employee directors.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationship with the Company or any other entity that requires disclosure under the proxy rules and regulations promulgated by the SEC

Audit Committee

The functions of the Audit Committee are described under “Report of the Audit Committee” on page [    ]. All of the members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC. The Board of Directors has determined that one of the Committee’s members, Mr. Forese, qualifies as an “audit committee financial expert” as defined by the SEC.

Conflict of Interest Committee

The Conflict of Interest Committee assists the Board in fulfilling its oversight responsibilities for the Company’s business ethics policies. The Committee also reviews on behalf of the Board any proposed business transaction between the Company and its executive officers or directors or related persons. All members of the Committee are independent, non-employee directors.

Finance/Pension Committee

The Finance Committee reviews and makes recommendations to the Board on matters related to the major financial affairs and policies of the Company and assists the Board in fulfilling its oversight responsibilities for the qualified retirement plans that are sponsored and administered by the Company or its subsidiaries.

Executive Committee

The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Committee meets as necessary and all actions by the Committee are reported to the full Board at the next Board of Directors meeting. The Committee rarely meets and did not meet in 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s responsibilities are set forth in the Audit Committee Charter. The Audit Committee assists the full Board of Directors in fulfilling its oversight responsibilities. Management of the Company prepares financial statements, makes estimates and judgments in the preparation of the financial statements, establishes the system of internal controls, and assesses the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, including a discussion of the acceptability as well as the appropriateness of significant accounting principles. The Audit Committee also reviewed with management and PricewaterhouseCoopers the reasonableness of significant estimates and judgments made in preparing the financial statements as well as the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm its judgments as to the acceptability as well as the appropriateness of the Company’s application of accounting principles. PricewaterhouseCoopers has the responsibility for expressing an opinion on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles. The Audit Committee also discussed with PricewaterhouseCoopers such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received written disclosures and a letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers its independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters included in such written disclosures and letter. The Audit Committee concluded that the non-audit services provided by PricewaterhouseCoopers do not impact PricewaterhouseCoopers’ independence.

The Audit Committee discussed with the Vice President—Internal Audit and PricewaterhouseCoopers the overall scope and plans for their respective audits. The Audit Committee meets with the Vice President—Internal Audit and PricewaterhouseCoopers, with and without management present, to discuss the results of their audits, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, PricewaterhouseCoopers’ opinions regarding the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee held five meetings in 2007.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the full Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the U.S. Securities and Exchange Commission. The Audit Committee also selected, subject to shareholder approval, PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2008.

The Audit Committee:

James J. Forese (Chair)

Vernon R. Loucks, Jr.

Vilma S. Martinez

Andrew C. Taylor

Douglas A. Warner III

Fees Paid to PricewaterhouseCoopers

The following fees were billed by PricewaterhouseCoopers, the Company’s independent registered public accounting firm, for services rendered for the year ($ in millions):

	2007	2006
Audit Fees	$5.7	$5.6
Audit Related Fees	1.0	0.7
Tax Fees	0.9	1.0
All Other Fees	0.0	0.0
Total PricewaterhouseCoopers Fees	$7.6	$7.3

Audit Fees represent services rendered for the audit of the Company’s consolidated annual financial statements and reviews of the Company’s consolidated quarterly financial statements, including statutory audit work for foreign operations and the audit of internal controls over financial reporting.

Audit Related Fees are for assurance and other activities not directly related to the audit of the Company’s financial statements, and include audits of benefit plans, financial due diligence, internal controls reviews, and special projects.

Tax Fees represent work performed for domestic and international income tax compliance and tax audits, and corporate-wide tax planning.

The Audit Committee is directly responsible for determining the compensation of the independent registered public accounting firm. Pre-approval by the Audit Committee is required for any engagement of PricewaterhouseCoopers, and the Audit Committee has established the following pre-approval policies and procedures. Annually, the Audit Committee pre-approves services to be provided by PricewaterhouseCoopers. The Audit Committee also considers engagement of PricewaterhouseCoopers to provide other services during the year. Requests for approval are submitted to the Audit Committee by the office of the Company’s Vice President—Internal Audit. The Chairman of the Audit Committee is authorized to pre-approve engagements of PricewaterhouseCoopers on behalf of the Audit Committee between the meetings of the Audit Committee. The Audit Committee is informed of these engagements at its next scheduled meeting. Requests are required to include an adequate explanation of the services in sufficient detail for the Audit Committee to determine whether the request is consistent with the SEC’s rules on auditor independence. In determining whether to approve the engagement of PricewaterhouseCoopers, the Audit Committee considers whether such service is consistent with the independence of the registered public accounting firm. The Audit Committee also considers the amount of audit and audit related fees in comparison to all other fees paid to the registered public accounting firm and reviews such comparison each year. The Audit Committee pre-approved all services performed by PricewaterhouseCoopers for 2006 and 2007.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Anheuser-Busch believes that the performance and contribution of its executive officers are critical to the overall success of Anheuser-Busch and to the individual operating units of the Company. To attract, retain, and motivate its executives to accomplish our business strategy, Anheuser-Busch has implemented executive compensation programs providing executives with the opportunity to earn compensation comparable to that paid by companies with which the Company competes for top talent and that reward strong performance and creation of stockholder value. The Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) is responsible for establishing executive compensation policies and overseeing executive compensation practices at Anheuser-Busch. The Committee has engaged F.W. Cook to act as its compensation consultant. F.W. Cook’s sole engagement for the Company is as compensation consultant to the Committee.

Philosophy

Anheuser-Busch’s executive compensation program has two primary objectives:

•	Deliver competitive total compensation, weighted heavily toward “pay at risk”

Provide competitive total compensation that will attract, motivate and retain a highly capable and performance-focused executive team, with the great majority of compensation awarded only if strong performance is achieved

•	Reward strong performance by tightly linking compensation to creation of stockholder value

Programs should provide incentive opportunities that are understood by executives and will motivate behavior enhancing stockholder value. Incentive opportunities should align corporate objectives and performance with individual achievements. An executive’s compensation should vary directly with Anheuser-Busch’s financial results and its return to stockholders.

Elements of Compensation; Procedures Used to Establish Compensation.

Each year the Committee reviews and considers market data (base salary, target bonus, total cash, long-term stock incentives and total direct compensation) of the Company’s peer group along with the individual responsibilities of each executive when setting annual targeted pay opportunities. Annually, the Committee reviews all elements of total rewards, including projected pension benefits, deferred compensation, outstanding equity awards and projected payments upon termination.

In determining the design and the level of each element of compensation Anheuser-Busch thoroughly reviews competitive market information. Anheuser-Busch establishes direct compensation by reference to a competitive peer group of 24 large national companies in businesses similar to Anheuser-Busch. After consulting with F.W. Cook, the Compensation Committee chooses the companies in the sample as representative of the types of companies with which Anheuser-Busch competes for executive talent. The competitive data from the peer group is regressed (size adjusted) for comparable revenues to Anheuser-Busch. The 2007 peer group was comprised of the following companies: 3M, Altria Group, Bristol-Myers Squibb, Campbell Soup, Coca-Cola, Colgate-Palmolive, Dell, Emerson, FedEx, Gap, General Mills, HJ Heinz, Hershey Foods, Johnson & Johnson, Kellogg, Kraft Foods, McDonalds, Molson Coors Brewing Company, Nike, Pepsi-Co, Procter & Gamble, Sara Lee, Walt Disney, and Wrigley. The compensation data is purchased from Hewitt Associates. Compensation data is also collected by F.W. Cook.

The Committee discusses with F.W. Cook current market data and trends relative to chief executive compensation and the CEO’s pay package. The CEO’s pay is established by the Committee during executive session based on the Committee’s assessment of the CEO’s individual performance, the financial and operating performance of Anheuser-Busch, and advice of F.W. Cook. The Chief Executive Officer makes recommendations to the Compensation Committee concerning the compensation of the other executive officers. The Committee considers the CEO’s recommendation based on each executive’s individual responsibility, individual performance, experience and internal equity and business performance.

The primary elements of the Company’s 2007 compensation are:

•	Base Salary

•	Annual Incentive (or bonus)

•	Long-Term Stock Incentives

•	Retirement, Savings, and Insurance Benefits

•	Perquisites

The Committee generally determines each element of compensation for executives independently of its determination of each other element. Annually, the Committee reviews the compensation and performance of executives for the preceding year and determines whether an adjustment to compensation is appropriate.

Base Salary

The base salary of an executive takes into account the executive’s performance, responsibilities, experience and internal equity. Base salaries are the foundation for executive compensation, since other elements such as annual incentives, long-term stock incentives and retirement benefits are determined as a percent of base salary. The base salary for an executive officer is initially benchmarked at the median (50th percentile) of comparable positions at the peer group. Whenever the Compensation Committee determines that use of the peer group benchmark is not the appropriate method to determine the base salary for an executive officer (for example, because the executive officer may have greater or lesser responsibilities than is normally the case for the peer group), the target base salary is determined by extrapolating and interpolating from base salaries of other executive officers at the Company. The Committee believes that use of alternatives to peer group benchmarking in these circumstances is common among its peer group and American industry. Among the officers named in the Summary Compensation Table on page [            ] (“Named Executive Officers”), the base salaries of the Chief Executive Officer and the Chief Financial Officer were determined by peer group benchmarking.

In administering executive salaries, the Compensation Committee does not consider a base salary within 20% of the target amount as deviating materially from the target salary and regards any salary within that range as being competitive with the peer group.

2007 Annual Incentive

Annual incentives (bonuses) are provided to reward executives both for Company achievement of annual corporate objectives and performance of their individual objectives. The annual incentive is targeted at the median of the peer group. Depending on Company and individual performance, actual awards paid to Company executives can vary widely.

For 2007, the Committee determined that bonuses would be payable only if the Company’s pre-tax income met or exceeded a minimum threshold performance. Threshold performance was defined as 85% of prior year pre-tax income after making predetermined accounting adjustments to normalize year-to-year comparisons. Pre-tax income was selected as the primary measure for the plan because it is significantly influenced by the performance of Company executives, and aligns the executive’s annual incentive opportunity with corporate growth objectives.

Since threshold performance was met in 2007, a bonus pool was created by multiplying pre-tax income (after making the predetermined accounting adjustments) by 1% and bonuses were awarded accordingly to the participants in the bonus program (approximately 50 individuals).

An executive’s actual bonus award is determined by the Committee based on:

•	The Company’s financial and operational performance

•

The individual’s performance, responsibilities and experience. Specific items considered include, but are not limited to, the individual’s contribution toward achievement of the Company or operating unit objectives for operating profit, return on capital employed and earnings per share, as well as the ability to establish strategic direction and uphold the Company’s image and reputation

•	The CEO’s recommendation (with the exception of his own award)

•	The target bonus for the individual

The Committee considers these items as a whole in the context of the Company’s business challenges and opportunities and does not attribute a particular weight to any one item.

An executive’s actual award cannot exceed the lesser of the maximum individual award for the executive or $6,000,000, regardless of the Company’s pre-tax earnings.

2008 Annual Incentive

To further enhance the alignment between executive compensation and corporate performance, the Company has modified its 2008 annual incentive program so that a substantial portion of the annual incentive will be determined solely on the basis of the Company’s operating profit.

If the 2008 earnings threshold is met, a portion of the annual incentive paid to each executive officer will be determined on a formula basis, reflecting the Company’s actual operating profit compared to the 2008 budgeted operating profit as approved by the Board of Directors. The remaining portion of the annual incentive will be determined by the Committee on the basis of its overall assessment of the performance and responsibilities of the executive, including considering the recommendation of the Chief Executive Officer for executive officers other than himself. The Committee anticipates that approximately one-half of the annual incentive will be determined on the basis of the formula and the remaining half will be determined on the same basis used by the Committee in determining the annual incentives for 2007.

The annual incentive will be payable only if the Company’s pre-tax income for 2008 is at least 75% of the 2007 pre-tax income (after making predetermined accounting adjustments to normalize year to year comparisons) and the bonus pool will be 1.5% of the Company’s pre-tax income (after making the predetermined accounting adjustments). Because a substantial portion of the annual incentive will now be determined solely on the basis of the Company’s operating performance, the Committee determined to reduce the earnings threshold to 75% of the prior year’s pre-tax income. The Committee will continue to consider the Company’s financial and operating performance in determining the discretionary portion of the bonus.

Annual incentives will continue to be limited to the lesser of the maximum individual award for the executive or $6,000,000, regardless of the Company’s pre-tax earnings.

Long-Term Stock Incentives

The Committee believes executive compensation should be strongly linked to long-term stockholder value creation in order to provide a strong incentive for future growth, and that executives should have a significant portion of compensation at risk. The Committee has concluded that stock incentives are the most effective form of compensation in aligning the interests of executive officers with the long-term interests of stockholders. Accordingly, all long-term incentives are in the form of stock incentives. Anheuser-Busch targets long-term stock incentives at the 75th percentile of the peer group.

The value of the long-term stock incentives provided to an executive may vary above or below the targeted grant level depending upon the executive’s performance, responsibilities, experience and internal equity. The Committee determines the value of the long-term incentive to be awarded to each executive in dollars, and the quantity of stock options issued to the executive is determined by dividing the established dollar amount by the fair value of the stock options. Fair value is determined using the same method used by the Company in preparing its financial statements. See footnote 6 of the annual report for an additional discussion of fair value related to stock options.

On January 2, 2007, the Company issued performance based restricted stock to its executive officers. The awards were determined in 2006 and were a component of the Company’s 2006 executive compensation program. The Committee determined that all long-term stock incentives included in the 2007 executive compensation program would be stock options. The Committee believes that stock options are inherently performance based because the exercise price is equal to the market value of the Common Stock of the Company on the date the option is granted, and therefore the option has value to the executive only if the market value of the Company’s Common Stock appreciates over time. Stock options provide equity compensation to executives only if value for stockholders is created.

Long-Term Incentive Grant Practices

Anheuser-Busch does not have any program, plan, or practice to time stock grants to its executives to take advantage of the release of material, non-public information.

All stock option grants are approved by the Committee. All routine annual stock option grants occur in November on the date of the Compensation Committee meeting, which is well-removed from the quarterly earnings announcements. The exercise price of each option is the closing price of Anheuser-Busch stock on the date of grant.

In the case of newly hired executives, equity-based awards are normally made in conjunction with the next annual performance cycle under the same terms as awards made to other eligible executive employees.

Retirement, Savings and Insurance Benefits

In order to provide competitive total compensation, the Company generally offers to its salaried employees a qualified defined benefit pension plan and a qualified 401(k) defined contribution plan. Executive officers participate in these plans on the same terms as other salaried employees. The ability of executive officers to participate fully in these plans is limited under IRS and ERISA requirements. As is commonly the case among its peer group, the Company offers to executive officers nonqualified counterparts to these plans, which are not subject to these limitations. Additionally, in order to provide competitive compensation to its executive officers and to motivate executives to continue employment with the Company until their retirement, the Company offers enhanced pension benefits, a nonqualified deferred compensation plan and supplemental life insurance and disability insurance coverage as described below.

1. Defined Benefit Plans

The Company continues to provide a traditional qualified defined benefit pension plan for all salaried employees. The qualified plan provides for the orderly transition and succession among the salaried workforce and rewards long-serving employees by contributing toward their retirement security. The only component of compensation that is reflected under the benefit formula of the qualified plan is base salary.

The Supplemental Executive Retirement Plan is a nonqualified, unfunded defined benefit pension plan that replaces benefits that would otherwise be available under the qualified plan if Internal Revenue Code limitations did not apply and also provides additional benefits to improve the competitiveness of overall retirement benefits for executive officers. Among the companies in the peer group that have broad-based defined benefit pension plans, all provide nonqualified plans that restore benefits that are limited by IRS restrictions and almost half provide additional nonqualified supplemental benefits. The Supplemental Executive Retirement Plan benefit is based on a formula (described on page [    ] below) that reflects both base salary and annual bonus (for executive officers, the bonus amount reflected in the formula cannot exceed two times the executive’s target bonus). Bonus compensation for executive officers can be a substantial portion of their annual compensation, and a substantial majority of the peer group companies providing defined benefit plans include bonus in the pension benefit calculation for their executive officers. The qualified and nonqualified pension plans provide for benefit payments in various forms, including a lump sum. A majority of the companies in the peer group provide a lump sum payment of all or a portion of their pension benefits.

2. Defined Contribution Plans

The qualified 401(k) savings plan encourages employees to become stockholders of the Company and offers them an opportunity to save for retirement by investing on a regular basis through payroll deductions. Retirement programs that serve these purposes are common among the peer group and American industry.

The 401(k) Restoration Plan is a nonqualified, unfunded plan that restores benefits that cannot be provided under the qualified 401(k) plan due to Internal Revenue Code qualified plan compensation limits. This type of plan is common among large employers and is provided by a substantial majority of the companies in the peer group.

3. Deferred Compensation Plan

The Executive Deferred Compensation Plan is a nonqualified, unfunded plan which provides executive officers with the opportunity to defer salary and bonus compensation for a period of years or until termination of employment. Executive officers who defer salary or bonus under this plan are credited with market-based returns depending upon the investment choices made by the executive. The investment choices under the plan include indexed equity funds as well as fixed interest rate funds with interest rates determined based on the Company’s borrowing rates. The plan provides executives with the opportunity to save for retirement at little cost to the Company. This type of plan is common among large employers and is provided by a substantial majority of the companies in the peer group.

4. Supplemental Insurance Coverage

The Company provides executive officers with supplemental life insurance, supplemental travel/accident insurance and the opportunity to purchase supplemental long-term disability insurance coverage. The benefits provided under these programs are modest and are provided by a majority of the companies in the peer group.

Perquisites

As part of its program to provide competitive compensation to its executive officers, Anheuser-Busch offers a minimal amount of perquisites. The primary perquisites provided to executives are a company car, financial and tax planning assistance, and country club memberships. The Company continues to provide financial and tax planning assistance to its executive officers for five years after retirement. Executive officers are also eligible to participate in the Anheuser-Busch Foundation Matching Gift Program on the same terms as other salaried employees.

2007 Compensation

Each year, the Compensation Committee determines the goals and objectives of the Chief Executive Officer. In 2007, they included:

•	Achieving key Company financial objectives including gross profit, operating profit, return on capital employed, earnings per share, operating cash flow per share and cash flow to total debt

•	Performance against industry trends

•	Establishing strategic direction

•	Maintaining the Company’s image and reputation

•	Developing a succession planning strategy for the Company’s executives

•	Maintaining a high performing, diverse workforce

The Compensation Committee undertook an overall evaluation of the performance of the Chief Executive Officer and the other Named Executive Officers. The evaluation considered both quantitative and qualitative factors, including achieving Company objectives and other relevant factors and did not rely on any formula or other numeric weighting of the various factors. Based on its evaluation, the Committee determined the base salary increase, annual incentive and long-term stock incentive compensation to be paid to the Chief Executive Officer and the other Named Executive Officers. The Committee considered the strong performance of the Company, including:

•	Consolidated earnings per share growth of 10.3%, exceeding Company long-term targets

•	Operating cash flow (before changes in working capital) increase of 19%

•	Sales and profit growth for each of the Company’s principal operating units

•	Significant progress in adapting and broadening its U.S. brand portfolio, favorably positioning the Company for achieving sustainable long-term growth

Base Pay: The Committee increased the base salary of Mr. Busch IV for 2008 by 12.7%, reflecting the Company’s strong financial and strategic performance. Mr. Busch IV’s base salary is now at the median of the peer group. The base salaries of the other Named Executive Officers for 2008 were increased by between 2.5% and 5%, and are generally competitive with the comparative peer group.

Annual Incentive: The Company’s 2007 pre-tax income as adjusted pursuant to the annual incentive program was $2,671,533,000, and the bonus pool was $26,715,000. The annual incentive paid to Mr. Busch IV was above the target, at the 60th percentile, reflecting the Company’s strong financial and strategic performance and his increased responsibilities resulting from his service as President of the Company’s U.S. beer subsidiary in addition to his primary role as Chief Executive Officer. Annual incentives paid to other Named Executive Officers were generally at the peer group median. The annual incentives paid to the other Named Executive Officers reflect their individual performance and the Company’s strong financial and strategic achievements.

Long-Term Stock Incentive: The long-term stock incentive award made to Mr. Busch IV was 86% of the targeted amount in order to maintain his total direct compensation at an appropriate amount, based on Mr. Busch IV’s performance, experience and comparison to peer group companies. The long-term stock incentive awards provided to the other Named Executive Officers were generally at the target level to continue to provide strong incentives to increase future growth for the Company.

As described above, one of the Company’s primary objectives in designing the executive compensation program is to attract and retain a highly capable executive workforce. In order to provide competitive compensation, the Company surveys executive officer compensation at the peer group, and the compensation paid by the peer group is a significant factor in determining the compensation paid to Anheuser-Busch executives. The peer group comparisons, the Committee’s recognition of Mr. Busch IV’s importance to the organization and the absence of any separate individual serving as the president of the Company’s U.S. beer subsidiary all contributed to Mr. Busch IV’s compensation significantly exceeding that of any other of the Company’s executive officers.

OTHER MATTERS

Executive Stock Ownership

In order to help assure that the long-term interests of Anheuser-Busch executives are aligned with those of stockholders, Anheuser-Busch requires that the CEO and all other executive officers own significant amounts of the Company’s Common Stock. The Company considers these guidelines to be an important part of its corporate governance practices, and they are administered by the Corporate Governance Committee. For a further description of the guidelines, please refer to the Corporate Governance Guidelines of the Company.

Tax and Accounting Considerations

The Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, the Company realizes a tax deduction upon the executive’s receipt/realization of the compensation.

Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any one taxable year certain compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers in excess of $1 million. The Committee uses, where practical, compensation policies and programs that preserve the tax deductibility of executive compensation; however, the Committee at its sole discretion may approve payment of nondeductible compensation from time to time if the Committee determines that doing so would advance the long-term interests of stockholders. The annual incentives and the long-term stock incentive awards are designed to qualify as deductible executive compensation. The Company does not regard as likely that any misconduct or error by the Company or its employees will result in a restatement of its financial statements and has accordingly not found it necessary to develop a policy on the consequences of such a restatement on past compensation payments or awards. If such a restatement should ever occur, the Company would develop an appropriate response relating to past compensation payments or awards. The Company believes that all 2007 annual incentives and long-term stock incentive awards qualified as deductible compensation.

Severance Benefits/Consulting Agreements with Executive Officers

Anheuser-Busch has historically not had executive employment agreements or executive severance agreements with any of its executive officers. If an executive officer is terminated or resigns from the Company, the Company has no contractual obligation to pay salary or annual incentive to the executive. The Company will often enter into consulting agreements with retiring or resigning executive officers. These arrangements are reviewed and approved by the Compensation Committee. The Committee believes that these arrangements benefit the Company by assisting the Company in an orderly succession of the executive’s responsibilities, by providing assurances that the executive will not work for the Company’s competitors and by maintaining the Company’s ability to continue to access the services of the executive after the executive’s departure from the Company.

In 2007, Mark T. Bobak, Group Vice President and Chief Legal Officer of the Company, resigned from the Company. The Company entered into a consulting agreement with Mr. Bobak, the terms of which are described on page [    ].

Change in Control Benefits

Potential changes in control can create great uncertainty for executives in circumstances when the Company most needs effective leadership. The change in control benefits historically provided by Anheuser-Busch are designed to provide protection for executives so that the possibility of significant compensation loss will not distract them from their leadership of the Company. The Company’s change in control benefits do not provide executives with a multiple of salary or annual incentive but instead protect granted, unvested long-term stock incentive awards and in-process, earned annual incentive payments and provide pension and tax protection (refer to pages [    ] for more details).

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this Consent Revocation Statement for filing with the U.S. Securities and Exchange Commission.

The Compensation Committee:

Vernon R. Loucks, Jr. (Chair)

James J. Forese

Vilma S. Martinez

William Porter Payne

Edward E. Whitacre, Jr.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
A. A. Busch IV	2007	1,225,000	2,500,000	869,228	8,299,998	1,023,100	206,013	14,123,339
President and Chief Executive Officer of the Company and Chairman and President of Anheuser-Busch, Incorporated(5)	2006	972,917	1,200,000	269,198	7,199,996	158,900	136,494	9,937,505

W. R. Baker	2007	645,750	650,000	256,270	2,274,996	0	104,780	3,931,796
Vice President and Chief Financial Officer	2006	615,000	600,000	112,765	1,721,996	366,100	106,177	3,522,038

M. T. Bobak	2007	634,608	600,000	613,867	5,291,139	420,500	2,501,873	10,061,987
Group Vice President and Chief Legal Officer(6)	2006	577,600	600,000	93,350	1,655,126	67,000	92,925	3,086,001

D. J. Muhleman	2007	603,488	545,000	210,764	2,112,201	895,700	81,854	4,449,007
Group Vice President-Brewing, Operations and Technology, Anheuser-Busch, Incorporated	2006	574,750	525,000	105,388	1,264,443	319,600	73,928	2,863,109

M. J. Owens	2007	540,000	475,000	183,352	1,889,993	794,900	85,717	3,968,962
Vice President-Business Operations, Anheuser-Busch, Incorporated	2006	500,000	500,000	91,678	1,099,996	254,100	81,363	2,527,137

(1)	The performance based restricted stock issued on January 1, 2007 is considered by the Company to be a component of the 2006 executive compensation program. The compensation cost associated with performance-based restricted stock is based on the fair value on the effective date of the grant recognized over the three-year performance period of the awards. The fair value of performance-based restricted stock is the market price on the effective date of the grant less an actuarially-determined discount that reflects the risk of forfeiture due to the performance vesting criteria. Development of the discount involves a Monte Carlo simulation of anticipated total shareholder returns for Anheuser-Busch and the S&P 500 companies that comprise the performance comparison group, based on historical volatilities and correlation among these volatilities. Please see Note 6 on pages 56-59 of the Company’s 2007 annual report to shareholders for a discussion of the value of the restricted stock awards.

(2)	In accordance with FAS 123R, stock option expense is based on the grant date fair value of the options awarded, with the fair value determined using a binomial (lattice method) option-pricing model. For 2007 valuation, the binomial model assumed an expected option term of 6.3 years, an expected volatility of Anheuser-Busch common shares of 22%, an expected dividend yield for Anheuser-Busch common shares of 2.5% and a risk free interest rate of 3.6%. Mr. Busch IV, Mr. Baker, Mr. Muhleman and Mr. Owens meet age or years of service criteria under the Company’s stock option plans such that all outstanding options granted to them would vest upon their retirement. Accordingly, the normal three year vesting period of the options is considered “nonsubstantive” under FAS 123R and options granted to these individuals were expensed in full on the grant date. Please see Note 6 on pages 56-59 of the Company’s 2007 annual report to shareholders for a discussion of the value of the stock option awards.

(3)	Amounts shown are increases in pension value. Mr. Busch IV’s 2007 change in pension value includes a $100 decrease in the value of his brewery workers pension plan benefit. Mr. Baker’s 2007 pension value decreased $484,900. The Company does not pay above-market interest on nonqualified deferred compensation.

(4)	All Other Compensation in the Summary Compensation Table above includes the following components:

Name	Year	401(k) and Restoration Plan Matching Contributions	Supplemental Insurance Premiums	Subsidiary Board Fees	Tax Gross-ups	Other(a)	Total
A. A. Busch IV	2007	65,518	0	11,700	82,524	46,271	206,013
W. R. Baker	2007	34,537	17,718	0	10,563	41,962	104,780
M. T. Bobak	2007	33,942	7,931	8,550	9,311	2,442,139	2,501,873
D. J. Muhleman	2007	32,277	11,863	0	435	37,279	81,854
M. J. Owens	2007	28,881	10,567	1,000	4,822	40,447	85,717

(a)	Includes costs for personal use of Company car, financial and tax planning services, club memberships, the use of the Company barber shop, courier and car services, travel and accident insurance premiums, promotional awards, and beer for personal use and entertaining. The figure for Mr. Bobak in this column includes $2,400,000 which will be paid to him on January 2, 2013 pursuant to his consulting agreement. See page [ ] for additional information on this agreement.

As described on page [    ], the Company owns corporate aircraft and corporate residences. Subject to strict compliance with written Company policies, Company personnel, including executive officers, using the corporate aircraft and corporate residences for business purposes may be permitted to invite family members or other guests to accompany them on the aircraft or to join them in the use of the corporate residences. The Company provides unlimited complimentary admission to its theme parks to executive officers and their guests and similarly annually provides to all full-time U.S.-based salaried employees twelve admission tickets. The Company does not incur any additional incremental costs as a result of such accompaniment, use, or admission and the table above does not include any amount for these arrangements. These arrangements are included in the compensation of the Company personnel as required by tax law.

(5)	Mr. Busch IV became President and Chief Executive Officer on December 1, 2006. Prior to that appointment, he was President of the Company’s subsidiary, Anheuser-Busch, Incorporated (which position he continues to hold) and Vice President and Group Executive of the Company.

(6)	Mr. Bobak did not meet the age or years of service criteria under the Company’s stock option plans such that all outstanding options granted to him would have vested pursuant to their terms upon his resignation. Accordingly, the options granted to Mr. Bobak were expensed ratably over the three-year vesting period commencing immediately following the date of grant. Mr. Bobak resigned his position with the Company on December 31, 2007. The Company entered into a consulting agreement with Mr. Bobak. Pursuant to the consulting agreement, the Company agreed that his performance based restricted stock would not be forfeited. The expense resulting from this agreement, as calculated pursuant to FAS 123R, was $378,000, and this amount is included in the Stock Awards column for 2007. The remaining amounts in the Stock Awards column for 2007 reflect the amortizing of the performance based restricted stock awards in 2007.

The Company also agreed that his unvested stock options, including the 2007 option grant, would not be forfeited. The expense resulting from this agreement, as calculated pursuant to FAS 123R, was $3,787,000, and this amount is included in the Option Awards column for 2007. The remaining amounts in the Option Awards column for 2007 reflect the amortizing of the option awards that were vested at the time of his resignation. For more information concerning the consulting agreement with Mr. Bobak, please see page [    ].

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Maximum (#)
A. A. Busch IV	11/28/07	—	—	773,532	51.8900	8,299,998
W. R. Baker	11/28/07	—	—	212,022	51.8900	2,274,996
M. T. Bobak	11/28/07	—	—	212,022	51.8900	2,274,996
D. J. Muhleman	11/28/07	—	—	196,850	51.8900	2,112,201
M. J. Owens	11/28/07	—	—	176,141	51.8900	1,889,993

(1)	The options listed under “All Other Option Awards : Number of Securities Underlying Options” in the Grants of Plan-Based Awards table vest (i.e., become exercisable) in three equal parts on November 28, 2008, November 28, 2009, and November 28, 2010. The Compensation Committee is authorized to accelerate exercisability of options in connection with a termination of employment. In connection with certain equity restructuring transactions, the Committee will make an equitable adjustment (e.g., by adjustment of the number of options or the exercise price) as necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the outstanding award of options. The one-third of the 2007 grant which normally would become exercisable on November 28, 2008 was made eligible for earlier vesting if transferred in gifts to certain family members, trusts, or partnerships. Transfers to family members, trusts, or partnerships will not reduce or defer (i) the compensation income that an optionee would otherwise recognize from an exercise of the options or (ii) the Company’s tax deduction that would otherwise result from the option exercise. A tax payment feature allows the use of option stock to pay the minimum withholding taxes related to an option exercise. The number of options granted with the tax payment feature in 2007 to the named officers were: Mr. Busch IV, 771,605; Mr. Baker, 210,095; Mr. Bobak, 210,095; Mr. Muhleman, 194,923; and Mr. Owens, 174,214. For a discussion of the vesting and forfeiture consequences on restricted stock and options as a result of a change in control of the Company or the death, disability, retirement or termination of the recipient, please see “Potential Payments Upon Termination or Change in Control” beginning on page [ ].

Outstanding Equity Awards At Fiscal Year-end

		Option Awards					Stock Awards
Name	Grant Date or Performance Period(1)	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
A. A. Busch IV	11/25/98	50,000		—	29.9688	11/24/08
	11/24/99	100,000		—	37.8907	11/23/09
	11/22/00	150,000		—	48.8750	11/21/10
	11/28/01	216,700		—	42.9450	11/27/11
	11/27/02	500,000		—	49.9100	11/26/12
	11/26/03	600,000		—	52.2600	11/25/13
	11/24/04	500,000			50.2850	11/23/14
	11/23/05	244,419		122,209	43.8000	11/22/15
	11/21/06	246,660		493,319	46.3700	11/20/16
	11/28/07	—		773,532	51.8900	11/27/17
	1/1/06-1/2/09						18,158	950,390
	1/1/07-1/4/10						36,119	1,890,468

W. R. Baker	11/25/98	200,000		—	29.9688	11/24/08
	11/24/99	200,000		—	37.8907	11/23/09
	11/22/00	250,000	(3)	—	48.8750	11/21/10
	11/28/01	270,900		—	42.9450	11/27/11
	11/27/02	300,000		—	49.9100	11/26/12
	11/26/03	325,000		—	52.2600	11/25/13
	11/24/04	300,000		—	50.2850	11/23/14
	11/23/05	102,384		51,191	43.8000	11/22/15
	11/21/06	58,993		117,985	46.3700	11/20/16
	11/28/07	—		212,022	51.8900	11/27/17
	1/1/06-1/2/09						7,606	398,098
	1/1/07-1/4/10						8,638	452,113

M. T. Bobak	11/24/99	67,362		—	37.8907	11/23/09
	11/22/00	100,000		—	48.8750	11/21/10
	11/28/01	135,500		—	42.9450	11/27/11
	11/27/02	140,000		—	49.9100	11/26/12
	11/26/03	150,000		—	52.2600	11/25/13
	11/24/04	175,000		—	50.2850	11/23/14
	11/23/05	84,752		42,376	43.8000	11/22/15
	11/21/06	58,533		117,064	46.3700	11/20/16
	11/28/07	—		212,022	51.8900	11/27/17
	1/1/06-1/2/09						6,296	329,533
	1/1/07-1/4/10						8,571	448,606

		Option Awards				Stock Awards
Name	Grant Date or Performance Period(1)	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
D. J. Muhleman	11/25/98	80,000	—	29.9688	11/24/08
	11/24/99	80,000	—	37.8907	11/23/09
	11/22/00	100,000	—	48.8750	11/21/10
	11/28/01	216,700	—	42.9450	11/27/11
	11/27/02	225,000	—	49.9100	11/26/12
	11/26/03	230,000	—	52.2600	11/25/13
	11/24/04	230,000	—	50.2850	11/23/14
	11/23/05	95,683	47,841	43.8000	11/22/15
	11/21/06	43,318	86,635	46.3700	11/20/16
	11/28/07	—	196,850	51.8900	11/27/17
	1/1/06-1/2/09					7,108	372,033
	1/1/07-1/4/10					6,343	331,993

M. J. Owens	8/12/98	12,000	—	25.2657	8/11/08
	11/25/98	60,000	—	29.9688	11/24/08
	11/24/99	60,000	—	37.8907	11/23/09
	11/22/00	70,000	—	48.8750	11/21/10
	11/28/01	86,700	—	42.9450	11/27/11
	11/27/02	150,000	—	49.9100	11/26/2012
	11/26/03	175,000	—	52.2600	11/25/2013
	11/24/04	230,000	—	50.2850	11/23/2014
	11/23/05	83,239	41,619	43.8000	11/22/2015
	11/21/06	37,685	75,367	46.3700	11/20/2016
	11/28/07	—	176,141	51.8900	11/27/2017
	1/1/06-1/2/09					6,184	323,671
	1/1/07-1/4/10					5,518	288,812

(1)	For options granted on November 23, 2005, vesting is in three equal installments on November 23, 2006, November 23, 2007, and November 23, 2008. For options granted on November 21, 2006, vesting is in three equal installments on November 21, 2007, November 21, 2008, and November 21, 2009. For options granted on November 28, 2007, vesting is in three equal installments on November 28, 2008, November 28, 2009 and November 28, 2010.

(2)	These figures represent shares of restricted stock that are subject to performance targets for an approximately 36-month performance period. Vesting of the shares will be 0%, 80%, or 100%, depending on whether the Company’s total shareholder return at the end of each performance period is in the lowest 25%, the middle 50%, or the top 25%, respectively, compared to the total shareholder return of all of the companies comprising the Standard & Poor’s 500 Stock Index(c) on the first day of such performance period, with any remainder being forfeited. The figures reported are based upon an assumption that 80% vesting will occur. The value is based on the closing price of the shares on December 31, 2007.

(3)	67,000 of these have been transferred to a family partnership.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
A. A. Busch IV	0	0	0	0
W. R. Baker	195,000	5,943,096	0	0
M. T. Bobak	45,000	953,226	0	0
D. J. Muhleman	40,000	1,168,045	0	0
M. J. Owens	0	0	0	0

EXECUTIVE RETIREMENT PLANS

Executive officers are eligible for participation in a tax-qualified defined benefit plan and a tax-qualified defined contribution plan. The ability of executive officers to participate fully in these plans is limited under IRS and ERISA requirements and, as a result, the Company provides nonqualified plans that restore the normal benefits that cannot be paid from the qualified plans. In addition, in order to provide competitive overall retirement benefits and retention incentives to its executive officers, the Company offers additional benefits under these nonqualified supplemental pension benefits and nonqualified deferred compensation plans. These plans are described below.

Pension Benefits

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
A. A. Busch IV	Salaried Employees	21	381,500	0
	Pension Plan
	Brewery Workers Plan	1	600	0
	Supplemental Executive	21	3,798,600	0
	Retirement Plan

W. R. Baker	Salaried Employees	37	1,498,900	0
	Pension Plan
	Supplemental Executive	37	6,655,400	0
	Retirement Plan

M. T. Bobak	Salaried Employees	15	262,900	0
	Pension Plan
	Supplemental Executive	15	1,184,300	0
	Retirement Plan

D. J. Muhleman	Salaried Employees	29	989,900	0
	Pension Plan
	Supplemental Executive	29	3,957,100	0
	Retirement Plan

M. J. Owens	Salaried Employees	26	864,500	0
	Pension Plan
	Supplemental Executive	26	3,100,800	0
	Retirement Plan

(1)	As of September 30, 2007. See pages [ ] for an explanation of the valuation methods and assumptions.

Anheuser-Busch Salaried Employees’ Pension Plan (“SEPP”)

The SEPP is a tax qualified defined benefit pension plan that provides retirement benefits for all salaried employees of Anheuser-Busch Companies, Inc. and certain of its subsidiaries.

The plan’s benefit formula takes into account a participant’s credited service and average annual salary. Average annual salary is the highest five consecutive year average of the participant’s annual base pay rate in effect on January 1 of each year. Base pay is the only element of compensation that is reflected in the benefit formula.

Benefits under the plan are calculated on the basis of the following formula:

1.375 % of average annual salary up to an amount equal to one-fourth of the social security wage base (social security wage base for 2007 was $97,500)

Plus

1.75 % of average annual salary in excess of one-fourth of the social security wage base

Times

years of credited service (up to a maximum of thirty years)

The amount determined under the formula is the participant’s annual benefit payable at age 65 under the life with ten years certain method of payment. That amount is used as the basis for determining early retirement benefits and the other payment method options available under the plan.

The SEPP permits payment of benefits as early as age 55. Benefits paid before age 65 may be reduced depending on the participant’s age and service at the time of termination of employment. Early retirement benefits are calculated as follows:

•	Participants age 58 or older with 30 years of service receive their full accrued benefit without reduction.

•	Participants age 55 to 58 with 30 years of service have their benefit reduced by one-fourth of one percent for each month that initial payment precedes age 58.

•	Participants age 55 or older with between 10 and 30 years of service have their benefit reduced by one-fourth of one percent for each month that initial payment precedes age 65.

•	Other vested participants have their early retirement benefits determined on an actuarial (non-subsidized) basis.

Participants may elect to receive benefit payments under any of the following actuarially equivalent forms of payment:

•	Life with ten years certain (basic method under plan formula)

•	Life with five years certain

•	Life only

•	Life, upon death two-thirds of the benefit to be paid to designated survivor for life

•	Life, upon death three-fourths of the benefit to be paid to designated survivor for life

•	Life, upon death payments to be made to designated survivor until total payments equal the actuarial equivalent value of the benefit

•	Installment payments (five, ten, or fifteen years certain)

•	Lump sum

Actuarial value and actuarial equivalence are determined on the basis of mortality and interest rate assumptions, which vary based on the date payments begin and the form of payment elected. For example, lump sum payments made during 2007 were calculated based on a mortality table specified by the Internal Revenue Service and an interest rate of 4.925%.

If the employment of a participant in the SEPP is involuntarily terminated within three years after a change in control, the participant’s benefit will be determined by taking into account five additional years of age and credited service or by increasing the benefit by 15%, whichever provides the larger benefit. The plan does not otherwise provide years of credited service other than for covered salaried employment. The SEPP may not be amended for a period of three years after a change of control.

If the employment of a participant in the SEPP is involuntarily terminated within three years after a change in control, the participant’s benefit will be determined by taking into account five additional years of age and credited service or by increasing the benefit by 15%, whichever provides the larger benefit. The SEPP may not be amended for a period of three years after a change of control.

On June 25, 2008, the SEPP was amended to establish an Enhanced Retirement Program (“ERP”) for a limited time period for certain participants. Salaried participants, who are age 55 or older by December 31, 2008, are eligible for the ERP. Eligible participants who elect to retire by December 31, 2008, will have their benefit determined by taking into account three additional years of age and credited service.

Except for the above change in control provision and Enhanced Retirement Program, the Plan does not provide years of credited service other than for covered salaried employment.

Mr. Baker is the only Named Executive Officer currently eligible for early retirement benefits under the SEPP. Mr. Baker is the only Named Executive Officer eligible for the ERP.

St. Louis Teamster Brewery Workers Pension Plan (“Brewery Workers Plan”)

The Brewery Workers Plan is a tax qualified defined benefit pension plan that provides retirement benefits for hourly employees who are covered by certain collective bargaining agreements. Mr. Busch IV participated in the plan briefly at the beginning of his career.

Anheuser-Busch Companies, Inc. Supplemental Executive Retirement Plan (“SERP”)

The SERP is a nonqualified, unfunded defined benefit plan. The plan provides supplemental retirement benefits to improve the competitiveness of overall retirement benefits for executive officers and to provide benefits that cannot be provided under the SEPP due to Internal Revenue Code qualified plan compensation limits. Executive officers and certain other key executive employees are eligible to participate in the plan.

The plan’s benefit formula takes into account a participant’s credited service and eligible earnings. Eligible earnings are generally the single highest combination of a participant’s current year annual base pay rate as of January 1 and prior year bonus during the last five years of employment. For executive officers, the bonus amount reflected in the formula cannot exceed two times the executive’s target bonus.

An executive officer’s annual benefit payable at age 65 under the life with ten years certain method is calculated on the basis of the following benefit formula:

•	1.67% of eligible earnings times credited service (up to a maximum of thirty years) minus the annual benefit under the SEPP and the participant’s annual primary social security benefit.

The plan also provides a minimum benefit that restores the benefits that cannot be provided under the SEPP due to the limitations on the amount of compensation that can be taken into account under ERISA qualified plans (the compensation limitation for 2007 was $225,000).

The SERP permits payment of benefits as early as age 55. Early retirement benefits under the SERP are determined in the same manner as described for the SEPP. No benefit is payable under the SERP to any participant who ceases employment prior to age 55, other than upon disability or a Change in Control as described in “Payments Upon Disability” on page [    ] and “Payments Upon a Change in Control” on pages [    -    ], to the extent permitted under Section 409A of the Internal Revenue Code.

Participants may elect to receive benefit payments under any of the following actuarially equivalent forms of payment:

•	Life with ten years certain (basic method under plan formula)

•	Life, upon death two-thirds of the benefit to be paid to designated survivor for life

•	Installment payments (five or ten years certain)

•	Lump sum

On June 25, 2008, the SERP was amended to establish an Enhanced Retirement Program (“ERP”) for a limited time period for certain participants. Participants, who are age 55 or older by December 31, 2008, are eligible for the ERP. Eligible participants who elect to retire by December 31, 2008, will have their benefit determined by taking into account three additional years of age and credited service.

Except for the Enhanced Retirement Program, the Plan does not provide years of credited service other than for covered salaried employment.

Mr. Baker is the only Named Executive Officer currently eligible for early retirement benefits under the SERP. Mr. Baker is the only Named Executive Officer eligible for the ERP.

Valuation Method and Assumptions For Pension Benefits Table

The actuarial present value of accumulated benefits for the SEPP and SERP shown in the Pension Benefits table is based on benefits accrued as of September 30, 2007, the Company’s measurement date for financial reporting purposes. The amounts reflect the method and assumptions used in calculating the Company’s pension liability under generally accepted accounting principles as of that date, except that each executive is assumed to remain actively employed until retirement on September 30, 2007, or the next earliest age at which he is eligible for unreduced retirement benefits under the terms of the plans. The material assumptions used in the calculations were:

•	Discount rate: 6.4%

•

Lump sum interest rate: For Mr. Baker, who was eligible for unreduced retirement benefits prior to September 30, 2007, the rate was 4.925% for benefits under the SERP and under the SEPP. For Mr. Busch IV, Mr. Muhleman and Mr. Owens, who will not become eligible for unreduced retirement benefits until sometime after 2007, the rate was 6% for benefits under the SEPP and SERP. The amounts indicated in the Pension Benefits table for Mr. Bobak’s accumulated benefits were determined as of September 30, 2007 and were based on a lump sum interest rate of 6%. Mr. Bobak resigned on December 31, 2007, and on that date his accumulated benefit under the SERP was approximately $1,304,000 (based on the lump sum interest rate applicable to 2008 retirements, 4.86%). Pursuant to the consulting agreement between Mr. Bobak and the Company, the Company will pay to him this accumulated SERP benefit on January 2, 2013. For more information concerning the consulting agreement between Mr. Bobak and the Company, please see page [    ].

•

Post-retirement mortality: The mortality table used in valuing monthly payments was the RP-2000 Combined Healthy Mortality Table, adjusted for white collar employees and projected to 2005. The mortality table used in valuing lump sum payments was the table published by the Internal Revenue Service in Revenue Ruling 2001-62.

•

Payment distribution assumptions: The valuation of SEPP benefits was based on an 80% probability that the executive would elect the lump sum and a 20% probability that he would elect the life with 10 years certain annuity form. The valuation of SERP benefits was based on a 100% probability that the executive would elect the lump sum.

In determining the present value of accumulated benefits for Mr. Busch IV under the Brewery Workers Plan, the material assumptions were the 6.4% discount rate, the 1994 Group Annuitant Mortality Table and a 100% probability of electing the life only form of payment under that plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)(2)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(3)
A. A. Busch IV	60,132	53,461	58,814	0	864,385
W. R. Baker	871,017	22,465	485,812	0	10,120,051
M. T. Bobak	24,637	21,905	38,877	0	662,771
D. J. Muhleman	22,767	20,243	26,636	0	399,808
M. J. Owens	18,896	16,801	19,888	0	277,214

(1)	All of these executive contributions are reported for each Named Executive Officer in the 2007 Salary column in the Summary Compensation Table on page [ ], with the exception of $600,000 for Mr. Baker, which is reported in the 2006 Bonus Column of that Table.

(2)	All of these contributions by the Registrant are reported for each Named Executive Officer in the 2007 All Other Compensation column in the Summary Compensation Table on page [ ]. (3)The amounts in this column represent compensation earned (and elected to be deferred) by the executives during their careers, along with market based earnings on the deferred amounts based on investment elections made at the time of deferral. The amounts in this column that are included in the Summary Compensation Table for 2006 and 2007 are $85,420 and $113,593 for Mr. Busch IV, $645,697 and $293,482 for Mr. Baker, $40,831 and $46,542 for Mr. Bobak, $41,060 and $43,010 for Mr. Muhleman, and $32,533 and $35,697 for Mr. Owens.

Anheuser-Busch Executive Deferred Compensation Plan (“Deferred Compensation Plan”)

The Deferred Compensation Plan is a nonqualified, unfunded defined contribution plan. The plan provides executive officers with the opportunity to defer salary and bonus compensation for a period of years or until termination of employment.

Employees eligible to participate include executive officers and other key executive employees. Eligible individuals can elect to defer all or any portion of their base salary and bonus compensation in excess of $200,000. (Salary and bonuses that Named Executive Officers have elected to defer are reported in the respective Salary and Bonus columns of the Summary Compensation Table of the proxy statement each year.)

Participants elect to have earnings credited on the amounts deferred on the basis of the following hypothetical investment options, all of which reflect market based rates of return: S&P 500 Index Fund, Wilshire 5000 Index Fund, Money Market Fund and four Fixed Interest Funds. The interest rates established for the Money Market Fund and the four Fixed Interest Funds reflect the Company’s costs of borrowing for the respective maturities. The Fixed Interest Funds credit interest at fixed rates that are available for one, three, five, or ten year terms. Amounts invested in a Fixed Interest Fund must remain in the fund until the end of the applicable term. Participants may reallocate other amounts on a monthly basis.

The investment returns during 2007 on amounts allocated to the S&P 500 Index Fund and the Wilshire 5000 Index Fund were as follows:

•	S&P 500 Index Fund: 5.47%

•	Wilshire 5000 Index Fund: 5.56%

The interest rates applicable to amounts allocated to the Money Market Fund and the Fixed Interest Funds during 2007 were as follows:

•	Money Market Fund: 5.22% (average semi-monthly rate for 2007)

•	One-Year Fixed Interest Fund: 5.25%

•	Three-Year Fixed Interest Fund: 5.10%

•	Five-Year Fixed Interest Fund: 5.20%

•	Ten-Year Fixed Interest Fund: 5.40%

Participants make separate elections each year regarding the amount to defer, the deferral period, and the timing and method of distribution at the end of the deferral period. Participants may elect a fixed deferral period of five, ten, fifteen or twenty years or to defer payment until termination of employment. Participants who leave employment prior to the end of an elected fixed deferral period must begin receiving payments after termination of employment even if the fixed period has not expired. Participants may elect to have deferral amounts distributed in a single lump sum or in five or ten annual installments. For amounts deferred after December 31, 2004, changes that extend the deferral period or the payment period or result in a later payment commencement date must result in deferring payments at five years from the original payment date. Participants cannot elect to shorten the deferral period or the payment period elected for any prior deferral.

To the extent permitted under Section 409A of the Internal Revenue Code, distributions may be accelerated in the event of an unforeseeable emergency or hardship approved by the Company.

If and to the extent payments to an executive officer that would otherwise be made under the plan during a year are nondeductible for tax purposes, payment will be delayed until a future year when the payment is deductible.

Anheuser-Busch 401(k) Restoration Plan (“Restoration Plan”)

The Restoration Plan is a nonqualified, unfunded defined contribution plan. The plan restores benefits that cannot be provided under the Company’s qualified 401(k) plan due to Internal Revenue Code qualified plan compensation limits. The Internal Revenue Code compensation limit for 2007 was $225,000. To be eligible for the Restoration Plan, an individual must have a base salary that exceeds the Internal Revenue Code limit on qualified plan compensation. The individual must also be a participant in the Company’s qualified 401(k) plan and contributing at least 6% of base pay under that plan. The only type of compensation taken into account under the Restoration Plan is base pay.

The Restoration Plan allows participants to defer 6% of base pay in excess of the Internal Revenue Code compensation limit and obtain Company matching contributions on those deferrals. Company matching contributions are made at the same rate as provided in the Company’s qualified 401(k) plan. Company matching contributions are made in the form of hypothetical contributions to the Company Stock Fund and must be maintained in the fund except as described below. The match rate for the plan year April 1, 2007 through March 31, 2008 is 90.50%.

Most participants must have 50% of their deferral invested in the Company Stock Fund for at least one complete calendar year before those amounts may be transferred to another available investment fund. Executive officers may not allocate or transfer any deferrals to the Company Stock Fund. Participant deferral amounts may be hypothetically invested in the following funds: Company Stock Fund (not available for executive officers), Short-Term Fixed Income Fund, Medium-Term Fixed Income Fund, Large Cap Stock Index Fund, Mid/Small Cap Stock Index Fund, International Stock Index Fund, Indexed Balanced Fund and Managed Balanced Fund. These are the same investment alternatives available under the Company’s qualified 401(k) plan.

Other than amounts required to be invested in the Company Stock Fund, participants may transfer investments among the various investment alternatives on a daily basis. Participants who are age 50 and over may transfer all amounts invested in the Company Stock Fund, including personal deferrals and Company matching contributions, among any of the investment alternatives.

Investments in the Restoration Plan are credited with the same investment return as the corresponding fund in the Company’s qualified 401(k) plan. The investment returns for the available funds during 2007 were as follows:

•	Company Stock Fund: 9.10%

•	Short-Term Fixed Income Fund: 5.46%

•	Medium-Term Fixed Income Fund: 7.44%

•	Large Cap Stock Index Fund: 5.59%

•	Mid/Small Cap Stock Index Fund: 5.52%

•	International Stock Index Fund: 11.44%

•	Indexed Balanced Fund: 7.03%

•	Managed Balanced Fund: 9.22%

Distribution to a participant of his balance under the Restoration Plan occurs after termination of employment. Participants may also elect to receive their distributions in either a single lump sum payment or five annual installments. To the extent permitted under Section 409A of the Internal Revenue Code, distributions may be accelerated in the event of an unforeseeable emergency or hardship approved by the Company.

Participant elections regarding the timing and form of distribution remain in effect until changed by the participant. Any change regarding the timing or form of distribution is effective only with respect to future deferrals and matching contributions.

If and to the extent payments to an executive officer that would otherwise be made under the plan during a year are nondeductible for tax purposes, payment will be delayed until a future year when the payment is deductible.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. As explained on page [    ], the Company’s change in control benefits do not provide a multiple of salary or bonus but instead protect previously granted, unvested long-term incentive awards; in-process, earned annual incentive payments; and provide pension and tax protection. The compensation payable and the accelerated vesting of equity awards (consisting of stock options and restricted stock) in each situation are described in the narrative below. The amount of compensation payable and the value of accelerated vesting of equity awards in each situation with respect to each Named Executive Officer are listed in the tables following the narrative.

The estimated amounts shown in the tables below assume that the termination or change in control was effective on December 31, 2007 and that the Company’s Common Stock was $52.34 per share, which was the closing price of the shares on December 31, 2007. The amount indicated in the tables below as the value of the accelerated vesting for stock options represents the amount by which the closing price of the Common Stock exceeds the exercise price of the options for which vesting is accelerated. For purposes of the tables below, the Company has assumed that the potential bonus payments in each situation would be equal to the bonus amounts actually paid and shown in the “Summary Compensation Table” beginning on page [    ], and such potential bonus payments would not be in addition to the bonus amounts actually paid. The Compensation Committee is empowered to remove restrictions on equity awards, the Officer Bonus Plan, the SERP, the Deferred Compensation Plan and the Restoration Plan; accelerate vesting of equity awards; and permit or accelerate payments under the Officer Bonus Plan, the SERP, the Deferred Compensation Plan and the Restoration Plan, notwithstanding the general provisions of the awards or plans. The following tables have been compiled on the assumption that the general provisions of the awards and plans will be applied, unless otherwise indicated.

Payments Upon Voluntary Termination

Upon a voluntary termination of employment, a Named Executive Officer would receive the following:

•

Officer Bonus Plan—For purposes of the following tables, the Company has assumed that the Compensation Committee would exercise its discretion in favor of paying bonuses in the case of a voluntary termination.

•

Equity Awards—No equity awards vest upon a voluntary termination (except in the case of retirement as described below), and all unvested awards are forfeited. However, previously vested stock options would continue to be exercisable until the earlier of the option expiration date or three months after termination.

•

Nonqualified Pension and Deferred Compensation Plans—Account balances under the Deferred Compensation Plan and the Restoration Plan and, in the case of a termination of employment after age 55, the accrued benefit under the SERP, will be paid.

•	Executive Life Insurance—The executive may convert the policy to a personal policy or surrender the policy and receive the cash surrender value of the policy.

Payments Upon Retirement

Upon retirement, a Named Executive Officer would receive the following:

•	Officer Bonus Plan—For purposes of the following tables, the Company has assumed that the Compensation Committee would exercise its discretion in favor of paying bonuses in the case of retirement.

•

Equity Awards—All outstanding stock options will automatically vest and be exercisable until the option expiration date. With respect to restricted stock, a pro rata portion of restricted stock corresponding to the number of full months of the related performance period elapsed through the date of retirement will remain eligible for vesting if the applicable performance goal is attained, and the rest will be forfeited.

•

Nonqualified Pension and Deferred Compensation Plans—Account balances under the Deferred Compensation Plan and the Restoration Plan and, in the case of retirement after age 55, the accrued benefit under the SERP, will be paid.

•	Executive Life Insurance—The executive may convert the policy to a personal policy or surrender the policy and receive the cash surrender value of the policy.

•	Financial and Tax Planning Services—Up to $17,000 annually in financial and tax planning services for a period of five years after retirement will be provided.

Payments Upon Involuntary Not For Cause Termination

Upon an involuntary not for cause termination of employment, a Named Executive Officer would receive the following:

•

Officer Bonus Plan—For purposes of the following tables, the Company has assumed that the Compensation Committee would exercise its discretion in favor of paying bonuses in the case of an involuntary not for cause termination.

•

Equity Awards—No equity awards vest upon an involuntary termination of employment. However, in the case of an involuntary termination of employment due to a sale of assets, liquidation, shutdown, spin-off, reorganization or similar event, (i) all unvested stock options are forfeited but previously vested stock options would continue to be exercisable until the option expiration date and (ii) a pro rata portion of restricted stock corresponding to the number of full months of the related performance period elapsed through the date of such termination will remain eligible for vesting if the applicable performance goal is attained, and the rest will be forfeited. In the case of any other involuntary not for cause termination, all outstanding stock options (vested or unvested) and unvested restricted stock are forfeited.

•

Nonqualified Pension and Deferred Compensation Plans—Account balances under the Deferred Compensation Plan and the Restoration Plan and, in the case of a termination of employment after age 55, the accrued benefit under the SERP, will be paid.

•	Executive Life Insurance—The executive may convert the policy to a personal policy or surrender the policy and receive the cash surrender value of the policy.

Payments Upon For Cause Termination

Upon a for cause termination of employment, a Named Executive Officer would receive the following:

•

Officer Bonus Plan—For purposes of the following tables, the Company has assumed that the Compensation Committee would exercise its discretion against paying any bonuses in the case of a for cause termination.

•	Equity Awards—No equity awards vest upon a for cause termination of employment, and all outstanding stock options (vested or unvested) and unvested restricted stock are forfeited.

•

Nonqualified Pension and Deferred Compensation Plans—Account balances under the Deferred Compensation Plan and the Restoration Plan and, in the case of a termination of employment after age 55, the accrued benefit under the SERP, will be paid.

•	Executive Life Insurance—The executive may convert the policy to a personal policy or surrender the policy and receive the cash surrender value of the policy.

Payments Upon Death

Upon termination of employment due to death, a Named Executive Officer (or his or her designated beneficiary or estate) would receive the following:

•	Officer Bonus Plan—For purposes of the following tables, the Company has assumed that the Compensation Committee would exercise its discretion in favor of paying bonuses in the case of death.

•

Equity Awards—All outstanding stock options will automatically vest and be exercisable by the Named Executive Officer’s post-death representative until the option expiration date. With respect to restricted stock, a pro rata portion of restricted stock corresponding to the number of full months of the related performance period elapsed through the date of death will remain eligible for vesting if the applicable performance goal is attained, and the rest will be forfeited.

•

Nonqualified Pension and Deferred Compensation Plans—Account balances under the Deferred Compensation Plan and the Restoration Plan and, in the case of termination of employment due to death after age 55, the accrued benefit under the SERP, will be paid.

•	Executive Life Insurance—The death benefits under the executive insurance policy will be paid.

Payments Upon Disability

Upon termination of employment due to disability, a Named Executive Officer would receive the following:

•	Officer Bonus Plan—For purposes of the following tables, the Company has assumed that the Compensation Committee would exercise its discretion in favor of paying bonuses in the case of disability.

•

Equity Awards—All outstanding stock options will automatically vest and be exercisable until the option expiration date. With respect to restricted stock, a pro rata portion of restricted stock corresponding to the number of full months of the related performance period elapsed through the date of disability will remain eligible for vesting if the applicable performance goal is attained, and the rest will be forfeited.

•	Nonqualified Pension and Deferred Compensation Plans—Account balances under the Deferred Compensation Plan and the Restoration Plan, and the accrued benefit under the SERP, will be paid.

Payments Upon a Change in Control

Upon the occurrence of a “Change in Control” as defined below (and which may differ among the situations listed below), a Named Executive Officer would receive the following:

•	Officer Bonus Plan—Full bonuses earned for completed performance periods and, for current performance periods, payment of bonuses earned on a pro-rata basis will be paid.

•	Equity Awards—All outstanding stock options and restricted stock will vest. Vested stock options will be exercisable until the option expiration date.

•

Nonqualified Pension and Deferred Compensation Plans—Under the Deferred Compensation Plan and the Restoration Plan, the entire amounts of each participant’s accounts must be distributed in a single sum within 30 days after a Change in Control. Once a Change in Control has occurred, the provisions of the plans requiring distribution within 30 days cannot be amended in any manner without the written consent of each individual who was a participant immediately prior to that date.

•

Under the SERP, each participant’s accrued benefit upon a Change in Control becomes fully vested and non-forfeitable and must be paid in a single sum within 30 days after that date. If a participant otherwise satisfied the eligibility requirements for early or normal retirement benefits on a Change in Control, the amount payable to the participant is the amount he or she would have been paid in the event of actual retirement on that date. If a participant did not otherwise satisfy the eligibility requirements for early or normal retirement benefits upon a Change in Control, the amount payable to the participant is the actuarial equivalent value of his or her accrued benefit on that date. For information on eligibility for early or normal retirement benefits under the SERP, see “Anheuser-Busch Companies, Inc. Supplemental Executive Retirement Plan (‘SERP’)” on page [    ].

•

Tax “Gross Ups”—In the event an excise tax or other special tax is imposed on any payment under the Officer Bonus Plan, the Deferred Compensation Plan, the SERP, or the Restoration Plan due to a Change in Control, the payment amount will be increased to cover such tax on a “gross up” basis.

A “Change in Control” occurs upon any of the following events:

(i)	subject to limited exceptions, the acquisition by any person of more than 30% of the Company’s voting stock (50% in the case of the Officer Bonus Plan);

(ii)	stockholder approval of a merger or consolidation (or, in the case of 2007 equity awards, completion of a merger or consolidation) in which the stockholders of the Company prior to the merger or consolidation own less than 50% of the surviving entity upon completion of the merger or consolidation;

(iii)

persons serving as directors of the Company, and those replacements or additions subsequently approved by a majority of the Board of Directors ( 2/3 majority in the case of the Officer Bonus Plan), cease to make up more than 50% of the Board; or

(iv)	stockholder approval of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the Company’s assets.

With respect to the Deferred Compensation Plan, the Restoration Plan and the SERP, a “Change in Control” must also be consistent with Section 409A of the Internal Revenue Code.

Mr. Busch IV
Estimated Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Compensation:
Bonus	$2,500,000	$2,500,000	$2,500,000	$0	$2,500,000	$2,500,000	$2,083,770
Long-term Incentives
Restricted Stock
2006-2008
(performance period)	0	0	0	0	0	0	1,188,013
2007-2009
(performance period)	0	0	0	0	0	0	2,363,099
Stock Options
Accelerated Vesting	0	4,336,869	0	0	4,336,869	4,336,869	4,336,869
Benefits and Perquisites:
Nonqualified Pension (SERP)	0	0	0	0	0	3,116,888	3,116,888
Executive Life Insurance Proceeds	0	0	0	0	0	0	N/A
Financial and Tax Planning	0	85,000	0	0	0	0	N/A
Deferred Compensation	864,385	864,385	864,385	864,385	864,385	864,385	864,385
Excise Tax Gross-up	0	0	0	0	0	0	2,345,435

Mr. Baker
Estimated Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Compensation:
Bonus	$650,000	$650,000	$650,000	$0	$650,000	$650,000	$1,041,885
Long-term Incentives
Restricted Stock
2006-2008
(performance period)	0	0	0	0	0	0	497,649
2007-2009
(performance period)	0	0	0	0	0	0	565,167
Stock Options
Accelerated Vesting	0	1,236,952	0	0	1,236,952	1,236,952	1,236,952
Benefits and Perquisites:
Nonqualified Pension (SERP)	6,665,486	6,665,486	6,665,486	6,665,486	5,231,613	6,665,486	6,665,486
Executive Life Insurance Proceeds	141,764	141,764	141,764	141,764	2,101,764	0	N/A
Financial and Tax Planning	0	85,000	0	0	0	0	N/A
Deferred Compensation	10,120,051	10,120,051	10,120,151	10,120,151	10,120,151	10,120,151	10,120,151
Excise Tax Gross-up	0	0	0	0	0	0	0

Mr. Bobak

Since Mr. Bobak resigned from the Company on December 31, 2007, payments to him in connection with his resignation are described on page [    ]. The cash surrender value of his executive life insurance policy upon his resignation was $25,656, which value he was permitted to convert to a personal policy or to receive in cash.

Mr. Muhleman
Estimated Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Compensation:
Bonus	$545,000	$545,000	$545,000	$0	$545,000	$545,000	$908,310
Long-term Incentives
Restricted Stock
2006-2008
(performance period)	0	0	0	0	0	0	465,093
2007-2009
(performance period)	0	0	0	0	0	0	415,004
Stock Options
Accelerated Vesting	0	1,014,355	0	0	1,014,355	1,014,355	1,014,355
Benefits and Perquisites:
Nonqualified Pension (SERP)	0	0	0	0	0	2,835,033	2,835,033
Executive Life Insurance Proceeds	82,760	82,760	82,760	82,760	2,195,760	0	N/A
Financial and Tax Planning	0	85,000	0	0	0	0	N/A
Deferred Compensation	399,808	399,808	399,808	399,808	399,808	399,808	399,808
Excise Tax Gross-up	0	0	0	0	0	0	0

Mr. Owens
Estimated Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Compensation:
Bonus	$475,000	$475,000	$475,000	$0	$475,000	$475,000	$854,880
Long-term Incentives
Restricted Stock
2006-2008
(performance period)	0	0	0	0	0	0	404,588
2007-2009
(performance period)	0	0	0	0	0	0	361,041
Stock Options
Accelerated Vesting	0	884,630	0	0	884,630	884,630	884,630
Benefits and Perquisites:
Nonqualified Pension (SERP)	0	0	0	0	0	2,237,051	2,237,051
Executive Life Insurance Proceeds	41,862	41,862	41,862	41,862	1,931,862	0	N/A
Financial and Tax Planning	0	85,000	0	0	0	0	N/A
Deferred Compensation	277,214	277,214	277,214	277,214	277,214	277,214	277,214
Excise Tax Gross-up	0	0	0	0	0	0	0

Equity Compensation Plans

The following table sets forth, for the Company’s equity compensation plans, the number of outstanding option grants under such plans, the weighted average exercise price of outstanding options, and the number of shares remaining available for issuance under such plans, all as of December 31, 2007.

Plan Category	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares to be Issued upon Exercise of Outstanding Options)
Equity compensation plans approved by security holders(1)	100,491,526	$47.49	36,044,503
Equity compensation plans not approved by security holders	0	N/A	0

Total	100,491,526	$47.49	36,044,503	(2)

(1)	Includes the 1989 Incentive Stock Plan, the 1998 Incentive Stock Plan, the Global Employee Stock Purchase Plan, the Stock Plan for Non-Employee Directors, the 2006 Restricted Stock Plan for Non-Employee Directors, and the 2007 Equity and Incentive Plan.

(2)	Of the 36,044,503 total number of shares remaining available for future issuance under all the plans listed in note (1) above, as of December 31, 2007, 35,093,423 shares were available for future issuance under the 2007 Equity and Incentive Plan, 840,580 shares were available for future issuance under the Global Employee Stock Purchase Plan, 24,000 shares were available for future issuance under the Stock Plan for Non-Employee Directors and 86,500 shares were available for future issuance under the 2006 Restricted Stock Plan for Non-Employee Directors. No shares remain available for issuance under the 1989 or 1998 Incentive Stock Plans. The 36,044,503 figure in this table includes shares underlying restricted stock awards under the 2007 Equity and Incentive Plan granted on November 28, 2007, that were issued and effective on January 1, 2008. After accounting for 341,029 shares underlying restricted stock issued on January 1, 2008, and other changes in January, as of January 31, 2008, there were 34,754,422 shares (including 12,159,163 shares of restricted stock), remaining available for future issuance under the 2007 Equity and Incentive Plan, 840,580 shares remaining available for future issuance under the Global Employee Stock Purchase Plan, 24,000 shares remaining available for future issuance under the Stock Plan for Non-Employee Directors and 86,500 shares remaining available for future issuance under the 2006 Restricted Stock Plan for Non-Employee Directors. The 2008 Long-Term Equity Incentive Plan for Non-Employee Directors was submitted to stockholders for approval in April 2008 to replace both the Stock Plan for Non-Employee Directors and the 2006 Restricted Stock Plan for Non-Employee Directors. Since the 2008 Long-Term Equity Incentive Plan for Non-Employee Directors was approved, both the Stock Plan for Non-Employee Directors and the 2006 Restricted Stock Plan for Non-Employee Directors were terminated (except as to outstanding awards).

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

The Company enters into transactions in which its 5% stockholders, directors, executive officers or their family have a material interest only if those transactions are in the best interests of the Company. The Company has adopted a written policy governing the review and approval of related person transactions. Review by the Board’s Conflict of Interest Committee or Compensation Committee of any such transaction is required if the amount involved exceeds $120,000. The policy excepts from review specified categories of transactions that do not pose a significant risk of a conflict of interest, either because a 5% stockholder, director, executive officer or their family would not have a material interest in a transaction of that type or other characteristics of the transaction eliminate the risk of a conflict of interest. The Company does not consider transactions with stockholders who do not attempt to influence the control of the Company to present a significant risk of a conflict of interest, even if the stockholder owns in excess of 5% of the Company’s outstanding Common Stock. As a result, the Company’s policy did not require approval of transactions with Barclays Global Investors. With the exception of transactions with Barclays, all transactions described in this section have been reviewed and approved as required by the Company’s related person policy.

In connection with the retirement by Mr. Stokes as Chief Executive Officer of the Company in 2006, Mr. Stokes agreed to provide consulting and advisory services to the Company. Mr. Stokes commenced providing services on March 1, 2007 and the arrangement will terminate on August 31, 2009. Either the Company or Mr. Stokes may terminate the arrangement. The services provided by Mr. Stokes are distinct from his responsibilities as a member of the Board of Directors and will not exceed 130 days in any calendar year. The Company agreed to pay to Mr. Stokes a fee of $187,500 for each calendar quarter during the arrangement. The Company provides Mr. Stokes with an office and administrative assistance to be used by him in providing the consulting services. The Company also provides transportation to be used by him in providing the services and reimburses him for the expenses incurred by him during travel while providing the services. The Company’s costs under this arrangement during 2007 approximated $390,000.

In connection with the retirement by Mr. Busch III as an executive officer of the Company in 2006, Mr. Busch III agreed to provide consulting and advisory services to the Company for six years commencing on December 1, 2006. The services provided by Mr. Busch III are distinct from his responsibilities as a member of the Board of Directors and will not exceed 130 days in any calendar year. Mr. Busch III receives no fee for these services. The Company provides Mr. Busch III with an office and administrative assistance to be used by him in providing the services. The Company also agreed to provide transportation to be used by him in providing services to the Company and to reimburse him for the expenses incurred by him during travel while providing the services. In recognition of Mr. Busch III’s continued prominence resulting from his years of service to the Company, the Company continues to provide security at the residence of Mr. Busch III. The Company also maintains the arrangements with respect to Ginnaire and other aircraft owned by Mr. Busch III or corporations in which he owns a substantial interest (such arrangements are described below). The Company’s costs under the consulting arrangement during 2007 approximated $635,000, excluding costs described below with respect to Ginnaire.

In connection with the resignation by Mr. Bobak as Group Vice President and Chief Legal Officer of the Company, Mr. Bobak agreed to provide consulting and advisory services to the Company and to refrain from working with competitors of the Company for a five year period. In recognition of the services provided by Mr. Bobak prior to his resignation, on November 28, 2007, Mr. Bobak received stock option grants of 212,022 shares at an exercise price of $51.89 and received a payment of $600,000 in February 2008, representing his target bonus for the 2007 calendar year. Additionally, the Company determined that it was appropriate that Mr. Bobak retain the stock and pension benefits provided to him for his services prior to his resignation and made the following agreements with respect to those benefits. At the time of his resignation, Mr. Bobak had 159,440 unvested stock options, excluding the grant made in November 2007. Pursuant to their original provisions, all unvested stock options would have been forfeited upon Mr. Bobak’s resignation. The Company agreed that the options will remain exercisable in accordance with their original schedule. At the time of his resignation, Mr. Bobak had 911,146 vested stock options, which pursuant to their original provisions would have terminated if unexercised within three months after his resignation. The Company agreed that vested options granted before 2005 will remain exercisable for a five year period (but not longer than their stated terms) and vested options granted in 2005 and afterwards will remain exercisable for their stated terms. At the time of his resignation, Mr. Bobak had 18,585 shares of restricted stock, which pursuant to their original provisions would have been forfeited upon his resignation. The Company agreed that the restricted shares will vest to the extent the original performance targets are met. At the time of his resignation, Mr. Bobak had an accumulated lump sum benefit of approximately $1,304,000 under the Company’s supplemental executive retirement plan. Because Mr. Bobak resigned before the age of 55, the terms of the plan would have provided no payment to Mr. Bobak. The Company has agreed to pay $2,400,000 to Mr. Bobak on January 2, 2013, representing the distribution of the accumulated lump sum benefit and payment of a portion of the additional lump sum pension benefits he would have received had he remained employed with the Company.

To compensate Mr. Bobak for his consulting services, Mr. Bobak will receive consulting fees of approximately $635,000 for each of the five years of the consulting arrangement. Mr. Bobak will also be eligible to receive additional payments of $600,000 in each of 2009 and 2010 (“Additional Payments”) as compensation for his consulting services. The actual amount of the Additional Payments will be dependent on the results obtained and value provided by Mr. Bobak in the performance of his consulting services. Additionally, pursuant to the consulting agreement, the Company will provide Mr. Bobak with benefits costing approximately $500,000. The compensation expense to the Company to be recognized in connection with the arrangements described above is anticipated to be approximately $11,440,000 (assuming Mr. Bobak receives $1,200,000 in Additional Payments). For more information concerning the alterations to Mr. Bobak’s restricted stock and stock option awards, see note 6 to the Summary Compensation Table on page [    ].

Pursuant to an investment agreement, the Company purchased equity securities of Grupo Modelo, Mexico’s largest brewer, and of Diblo, S.A. de C.V., the operating subsidiary of Grupo Modelo (“Diblo”), and holds a 50.2% direct and indirect interest in Diblo. The Company does not have voting or other effective control of either Grupo Modelo or Diblo. Carlos Fernandez G., who was a director of the Company until his resignation from the Board in June 2008, is Chairman of the Board of Directors and Chief Executive Officer of Grupo Modelo, and he and his family are significant stockholders of Grupo Modelo. Pursuant to the investment agreement, the Company agreed to use its best efforts to maintain on its Board of Directors a designee of Grupo Modelo as long as the Company owns ten percent or more of the outstanding capital stock of Grupo Modelo. Mr. Fernandez was that designee until his resignation in June 2008. The Company and Grupo Modelo have commercial arrangements in place. Grupo Modelo is the importer for the Company’s products in Mexico and in 2007 paid to the Company $ 54,013,252 for the purchase of beer. In 2007, Grupo Modelo sold to the Company packaging materials in the amount of $131,324. The Company has been appointed the importer of Grupo Modelo’s products in China and in 2007 paid $5,111,789 to Grupo Modelo for the purchase of beer.

August A. Busch IV, a director and executive officer of the Company, is the son of August A. Busch III, a director of the Company. Virginia Busch, the daughter of Mr. Busch III and half sister of Mr. Busch IV, is employed by a subsidiary of the Company as Director, Zoological Conservation Programs, for which she received cash and non-cash compensation of $158,649 in 2007.

The Company leases approximately 267 acres located in St. Louis County, Missouri and certain other property, in part from a trust established for the benefit of certain heirs of the late August A. Busch, Jr. and in part from Grant’s Farm Manor, Inc., a corporation owned by a son of August A. Busch, Jr., Andrew Busch. Mr. Adolphus Busch IV, one of the InBev Nominees, is a trustee of Grant’s Farm Manor, Inc. August A. Busch IV, August A. Busch III and his other children have no financial interest in the leases. The Grant’s Farm facility (under lease from the trust) is used extensively by the Company for advertising and public relations purposes, for public tours, and for corporate entertaining. Grant’s Farm is one of St. Louis’ most popular tourist attractions. The lease arrangements for Grant’s Farm require the Company to pay a fixed annual rent and a percentage of income generated from on-site concession operations. The lease arrangements with Grant’s Farm Manor, Inc. are for the housing and breeding of the Company’s Clydesdale horses. The Company is required to reimburse maintenance and certain other expenses associated with each of the leased properties. The Company has certain rights of first refusal and other limited purchase rights relating to the Grant’s Farm land and some of the leased personal property, and to a private residence situated within the leased premises and certain personal property associated with the residence. For the year 2007, the Company paid in the aggregate $4,222,177 under these lease arrangements.

Anheuser-Busch, Incorporated (“ABI”) has agreements with Busch Distributing Company, LLC, d/b/a Krey Distributing Company (“Krey”), D&D Distributors L.L.P. d/b/a, Grey Eagle Distributors (“Grey Eagle”), Southern Eagle Distributing, Inc. (“Southern Eagle”), Busch-Transou LC d/b/a Tri-Eagle Sales (“Tri-Eagle”), and City Beverages LLC/Olympic Eagle Distributing (“Olympic Eagle”) for the distribution of malt beverage products in St. Charles County, Missouri, St. Louis County, Missouri, Fort Pierce, Florida, Tallahassee, Florida, and Kent, Washington, respectively. Steven Busch, the half brother of August Busch IV and a son of August Busch III, is the owner of Krey. Krey paid $34,411,734 to ABI for the purchase of products and wholesaler related services in 2007. David Stokes, the son of Patrick T. Stokes, is the owner of Grey Eagle. Grey Eagle paid $76,481,722 to ABI for the purchase of products and wholesaler related services during 2007. Peter William Busch, an uncle of Mr. Busch IV and a half brother of August Busch III, is the President and majority owner of Southern Eagle. Southern Eagle paid $39,184,332 to ABI for the purchase of products and wholesaler related services during 2007. Tri-Eagle is owned by Tripp and Susan Busch Transou, the brother-in-law and sister of Mr. Busch IV and son-in-law and daughter of Mr. Busch III. Tri-Eagle paid $29,815,679 to ABI for the purchase of products and wholesaler related services during 2007. Olympic Eagle paid $48,660,204 to ABI for the purchase of products and wholesaler related services during 2007. Olympic Eagle is majority owned by Steven Knight, a son of former director of the Company Charles Knight, who retired from the Board in April 2008. The Company believes that the purchase, at market prices, and the operation of Anheuser-Busch wholesalerships by family members of Company executives and directors demonstrate to the Company’s independent beer wholesalers its confidence in the three tier beer distribution system. The distribution agreements with these wholesalerships are ABI’s standard distribution agreements. PricewaterhouseCoopers performs procedures every year designed to determine if these wholesalerships obtain treatment or special terms from ABI different from that available to all other independent wholesalers. PricewaterhouseCoopers’ findings are reported each year to the Board’s Conflict of Interest Committee.

Ginnaire Rental, Inc. (“Ginnaire”), a corporation wholly owned by Mr. Busch III, leases aircraft to the Company for business use. For 2007, the Company paid $407,611 to Ginnaire pursuant to the lease agreements. The leasing fees are an hourly rate intended to reimburse Ginnaire for the pro rata share of maintenance costs, engine reserves and aircraft insurance, plus excise and use taxes attributed to the Company’s actual use of the aircraft, without mark-up. The Company provides fuel and hangar and maintenance services to aircraft owned by Ginnaire, by Mr. Busch III personally or by a corporation in which he has a substantial interest. The Company is reimbursed its costs for aircraft usage and expenses by these parties and for 2007, the Company was paid $593,520. During 2007, Steven Busch, a son of Mr. Busch III, sometimes accompanied Mr. Busch III or piloted the aircraft at no additional cost to the Company.

Larry Israel, the brother of executive officer Francine Katz, is an independent producer who occasionally is hired by advertising agencies or the Company to produce commercials for Anheuser-Busch. For 2007, Mr. Israel received approximately $292,270 for his work on commercials for the Company.

Andrew Taylor and his family own Enterprise Rent-A-Car Company (“Enterprise”), the largest rental car company in North America. Enterprise buys and disposes of automobiles for the Company, leases automobiles to the Company and provides ancillary maintenance services. In 2007, the Company paid to Enterprise approximately $12,200,000 for these services. The amounts paid by the Company to Enterprise in 2007 predominantly represent the cost of vehicles and other direct charges for vehicle maintenance.

During all or portions of 2007, Barclays Global Investors (“Barclays”) held in excess of 5% of the outstanding shares of the Company’s Common Stock. During 2007, the Company entered into ordinary course derivatives transactions with an affiliate of Barclays with total notional (assumed) amounts approximating $280,000,000 and had commercial and investment banking transactions with affiliates of Barclays in which the Company paid fees of approximately $960,000. From time to time the Company may have entered into other transactions with companies in which its 5% stockholders, directors, executive officers or their family had an interest, whether as a director, shareholder or otherwise, but such interests are, in the judgment of the Company, immaterial.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and directors are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Common Stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Company.

Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) for directors, officers, and employees, which is available on the Corporate Governance section of the Company’s website (under “Investors”) at www.Anheuser-Busch.com. The Code is also available in print to any stockholder upon written request to: Vice President and Secretary, Anheuser-Busch, Mail Code 202-6, One Busch Place, St. Louis, MO 63118. If any substantive amendments are made to the Code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from the Code is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website.

Stockholders and other interested parties wishing to communicate with the Board of Directors, the Lead Director, the non-management directors, a Committee or an individual Board member concerning the Company may do so by writing to the Board, the Lead Director, the non-management directors, the committee or the particular Board member, and mailing the correspondence to: Attn: Vice President and Secretary, Anheuser-Busch Companies, Inc. Mail Code 202-6, One Busch Place, St. Louis, MO 63118. The Board of Directors has asked that the Secretary review all such correspondence and forward all correspondence that, in the Secretary’s opinion, relates to the functions of the Board of Directors or the Committees of the Board. In accordance with the Board’s direction, the Secretary shall not forward any correspondence unrelated to the duties and responsibilities of the Board or its Committees, including business solicitations, advertisements, junk mail, materials that are obviously frivolous and in bad taste, new product suggestions, product complaints, resumes or other forms of job inquiries, or surveys. Upon request, any Director may review a summary of or copies of communications that are not forwarded to Directors pursuant to this policy.

In accordance with the policies established by the Audit Committee, correspondence relating to accounting, internal accounting, controls or auditing matters will be referred to the Chair of the Company’s Audit Committee and reviewed by the Audit Committee.

STOCKHOLDER PROPOSALS AND OTHER MATTERS FOR THE 2009 ANNUAL MEETING

For inclusion in the Company’s proxy statement and form of proxy pursuant to SEC Rule 14a-8, any stockholder proposals intended to be presented at the 2009 Annual Meeting must be received by the Company at its principal executive offices no later than November 10, 2008.

Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2009 Annual Meeting, and stockholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Vice President and Secretary and received at the Company’s principal executive offices not earlier than December 24, 2008 and not later than January 23, 2009. The written notice must satisfy certain requirements specified in the Company’s Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Vice President and Secretary.

With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 in connection with the 2009 Annual Meeting, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than January 23, 2009, and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.

OTHER MATTERS

The only matters for which the participants intend to solicit revocations of consents are set forth in the Notice of Consent Revocation Solicitation. However, if consents are solicited by InBev or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the shares of the Company’s Common Stock may deliver only one copy of this Consent Revocation Statement to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Consent Revocation Statement to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wished to receive a separate copy of the Consent Revocation Statement should submit their request Morrow & Co. LLC, 470 West Avenue, Stamford, CT 06902 or call toll free at 800-449-0910. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

IMPORTANT INFORMATION REGARDING CONSENT REVOCATION

The Board of Directors urges you NOT to return any blue consent card solicited from you by InBev. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the blue consent card.

For additional information or assistance, please contact our soliciting agent, Morrow & Co., LLC at 470 West Avenue, Stamford, CT 06902. Banks and Brokerage Firms can call Morrow & Co., LLC at (203) 658-9400. Individual shareholders can call Morrow & Co., LLC, toll free at (800) 449-0910.

We appreciate your support and encouragement.

[    ], 2008

ANNEX I

CERTAIN INFORMATION REGARDING PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

Under applicable SEC regulations, each member of the Company’s Board and certain of its executive officers and other employees may be deemed “participants” in the solicitation of revocations of consents. The following sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company who may solicit revocations of consents from stockholders of the Company.

DIRECTORS

The principal occupations of the Company’s directors who are deemed participants in the solicitation are set forth under “Current Directors of Anheuser-Busch” in this Consent Revocation Statement. The name of the director-participants’ organization of employment are as follows and, unless otherwise set forth below, the principal business address of each such person is One Busch Place, St. Louis, Missouri 63118:

Name	Business Address
August A. Busch III	1 Mid Rivers Mall Drive, Suite 210 St. Peters, MO 63376

August A. Busch IV	Anheuser-Busch Companies, Inc.

James J. Forese	Thayer Hidden Creek 1455 Pennsylvania Ave, N.W., Suite 350 Washington, DC 20004

James R. Jones	Manatt Jones Global Strategies, LLC 700 12th Street, N.W., Suite 1100 Washington, DC 20005-4075

Vernon R. Loucks, Jr.	The Aethena Group, LLC 1101 Skokie Boulevard, Suite 240 Northbrook, IL 60062

Vilma S. Martinez	Munger, Tolles & Olson, LLP 355 South Grand Avenue, 35th Floor Los Angeles, CA 90071

William Porter Payne	Gleacher Partners, LLC 3050 Peachtree Road, NW, Suite 475 Atlanta, GA 30305

Joyce M. Roché	Girls Incorporated 120 Wall Street New York, NY 10005

Henry Hugh Shelton	P.O. Box 2082 Morehead City, NC 28557

Patrick T. Stokes	Anheuser-Busch Companies, Inc.

Andrew C. Taylor	Enterprise Rent-A-Car Company 600 Corporate Park Drive St. Louis, MO 63105

Name	Business Address
Douglas A. Warner III	J.P. Morgan Chase & Co. 270 Park Avenue, 32nd Floor New York, NY 10017

Edward E. Whitacre, Jr.	AT&T Inc. 745 E. Mulberry Ave, Suite 475 San Antonio, TX 78212

OTHER PARTICIPANTS

The principal occupations of each of Anheuser-Busch’s executive officers (other than August A. Busch IV and W. Randolph Baker who are listed above) and other employees who will be deemed participants in the solicitation are set forth below and the principal business address of each such person is One Busch Place, St. Louis, Missouri 63118:

Name	Principal Occupation
David A. Peacock	Vice President-Marketing, Anheuser-Busch, Incorporated
David Sauerhoff	Vice President, Investor Relations
Teresa H. Vogt	Vice President, Communications
JoBeth G. Brown	Vice President and Secretary
Ruben Mella	Director of Investor Relations
John F. Kelly	Vice President and Controller
John T. Farrell	Vice President-Corporate Human Resources

INFORMATION REGARDING OWNERSHIP OF THE COMPANY’S SECURITIES BY PARTICIPANTS

The number of shares of Common Stock held by directors and certain of the Company’s executive officers who are participants is set forth under “Security Ownership” of this Consent Revocation Statement. The following table sets forth the beneficial ownership of equity securities of Anheuser-Busch as of June 30, 2008 of the other participants in this solicitation.

Name	Number of Shares of Common Stock Beneficially Owned
David A. Peacock	206,213	(1)
David Sauerhoff	125,102	(2)
Teresa H. Vogt	120,505	(3)
JoBeth G. Brown	189,299	(4)
Ruben Mella	12,695	(5)
John F. Kelly	891,495	(6)
John T. Farrell	352,651	(7)

(1)	The number of shares includes 192,316 shares that are subject to currently exercisable stock options.
(2)	The number of shares includes 118,586 shares that are subject to currently exercisable stock options and 1,956 shares of unvested restricted stock. 177 shares are beneficially owned by members of his immediate family.
(3)	The number of shares includes 109,709 shares that are subject to currently exercisable stock options and 3,225 shares of unvested restricted stock. 551 shares are beneficially owned by members of his immediate family.
(4)	The number of shares includes 181,877 shares that are subject to currently exercisable stock options and 1,278 shares of unvested restricted stock.
(5)	The number of shares includes 11,054 shares that are subject to currently exercisable stock options and 624 shares of unvested restricted stock.
(6)	The number of shares includes 820,595 shares that are subject to currently exercisable stock options.
(7)	The number of shares includes 330,583 shares that are subject to currently exercisable stock options.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

Except as described in this Annex I or the Consent Revocation Statement, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Annex I or the Consent Revocation Statement, none of the participants’ affiliates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Annex I or the Consent Revocation Statement, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Consent Revocation Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Annex I or the Consent Revocation Statement, none of us, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Annex I or the Consent Revocation Statement, none of us, any of the participants or any of their affiliates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

Other than as set forth in this Annex I or the Consent Revocation Statement, there are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such nominees or affiliates have a material interest adverse to the Company or any of its subsidiaries. Each of the Company’s directors have an indemnification agreement with the Company which may be applicable to the ongoing litigation described in the Consent Revocation Statement.

ANNEX II

RECENT TRADING HISTORY OF PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of the acquisitions and dispositions of the Company’s Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent.

Number of Shares
Participant	Acquired		Disposed		Date
W. Randolph Baker(5)(6)			32,500		05/21/08
			4,300		05/21/08
			5,700		05/21/08
			5,279		05/21/08
			2,100		05/21/08
			3,336	[1]	05/14/08
			196,664	[1]	05/14/08
	3,336	[2]			05/14/08
			1,922		05/14/08
	196,664	[2]			05/14/08
			146,785		05/14/08
			50,430	[3]	04/28/08
			58,274	[3]	04/28/08
			70,032	[3]	04/28/08
			2,104		12/05/07
	1,927	[3]			11/28/07
	210,095	[3]			11/28/07
			7,400		06/05/07
			100		06/05/07
			6,500		06/05/07
			11,900		06/05/07
			800		06/05/07
			300		06/05/07
			100		06/05/07
			400		06/05/07
			4,232		06/05/07
	31,732	[2]			06/05/07
			200		06/05/07
			1,100		06/05/07
			1,100		06/05/07
			1,000		06/05/07
			400		06/05/07
			500		06/05/07
			1,400		06/05/07
			400		06/05/07
			3,500		06/05/07
			300		06/05/07
			800		06/05/07
			3,600		06/05/07
			400		06/05/07
			200		06/05/07
			200		06/05/07

Number of Shares
Participant	Acquired		Disposed		Date
			400		06/05/07
			3,100		06/05/07
			600		06/05/07
			500		06/05/07
			1,886		06/05/07
			100		06/05/07
			100		06/05/07
			31,732	[1]	06/05/07
			63,463	[1]	06/01/07
	63,463	[2]			06/01/07
			41,677		06/01/07
			3,299		02/28/07
	4,610	[2]			02/14/07
			1,990		02/14/07
	63,463	[2]			02/14/07
			40,714		02/14/07
			4,610	[1]	02/14/07
			63,463	[1]	02/14/07
			100		02/15/07
			3,300		02/15/07
			100		02/15/07
			1,500		02/15/07
			700		02/15/07
			700		02/15/07
			700		02/15/07
			3,200		02/15/07
			2,300		02/15/07
			4,949		02/15/07
			2,900		02/15/07
			2,300		02/15/07
	31,732	[2]			02/15/07
			31,732	[1]	02/15/07
			31,732		02/15/07
	10,798	[3]			01/01/07
	2,156	[3]			11/21/06
	174,822	[3]			11/21/06
	4,914	[2]			07/28/06
	83,390	[2]			07/28/06
	41,696	[2]			07/28/06
			2,081		07/28/06
			53,673		07/28/06
			41,696		07/28/06
			29,717		07/31/06
			2,799	[4]	07/31/06
			4,914	[1]	07/28/06
			83,390	[1]	07/28/06
			41,696	[1]	07/28/06
JoBeth G. Brown(5)(7)			179		01/02/08
			158		01/02/08
	11,826	[2]			10/26/07
			11,826	[1]	10/26/07

Number of Shares
Participant	Acquired		Disposed		Date
			248	[4]	10/05/07
	12,000	[2]			06/05/07
			12,000	[1]	06/05/07
	1,250	[2]			05/24/07
			923	[1]	05/24/07
	5,000	[2]			05/14/07
			5,000	[1]	05/14/07
			179		01/02/07
	1,224				01/01/07
			92	[4]	12/15/06
			6,314		08/21/06
	2,872	[2]			08/10/06
			2,872	[1]	08/10/06
	464	[2]			08/09/06
			464	[1]	08/09/06
			2,992		08/08/06
	4,610	[2]			08/04/06
			4,610	[1]	08/04/06
	7,390	[2]			08/04/06
			7,390	[1]	08/04/06

August A. Busch III(5)(8)	2,414				05/01/08
			69		04/23/08
	863.57	[2]			01/02/08
			863.57	[1]	01/02/08
			863.57		01/02/08
			2,225	[4]	12/14/07
	450	[4]			12/14/07
	647,362	[2]			10/26/07
	2,638	[2]			10/26/07
			2,227		10/26/07
			7,600		10/26/07
			6,100		10/26/07
			900		10/26/07
			3,500		10/26/07
			3,300		10/26/07
			3,700		10/26/07
			3,800		10/26/07
			1,800		10/26/07
			3,300		10/26/07
			8,400		10/26/07
			5,600		10/26/07
			4,100		10/26/07
			8,000		10/26/07
			1,900		10/26/07
			9,500		10/26/07
			2,200		10/26/07
			12,100		10/26/07
			4,600		10/26/07
			5,600		10/26/07

Number of Shares
Participant	Acquired		Disposed		Date
			546,302		10/26/07
			647,362	[1]	10/26/07
			2,638	[1]	10/26/07
	996.0357	[2]			06/04/07
			996.0357	[1]	06/04/07
	5,000	[3]			05/01/07
	500				04/25/07
	298,332	[2]			01/12/07
			298,332	[1]	01/12/07
			229,496		01/12/07
			2,600		01/12/07
			2,200		01/12/07
			11,400		01/12/07
			2,400		01/12/07
			3,800		01/12/07
			35,500		01/12/07
			9,100		01/12/07
			1,836		01/16/07
	19,597.8675	[2]			01/03/07
			19,597.8675	[1]	01/03/07
	15,990	[4]			12/22/06
			15,990	[4]	12/22/06
			2,300		12/22/06
			400		12/22/06
			700		12/22/06
			1,800		12/22/06
			100		12/22/06
			9,000		12/22/06
			1,200		12/22/06
			490		12/22/06
			3,170	[4]	12/13/06
	485	[4]			12/13/06
			14,835		11/30/06
			100,900		07/28/06
			17,300		07/28/06
			100		07/28/06
			27,600		07/28/06
			5,000		07/28/06
			2,700		07/28/06
			25,000		07/28/06
			300		07/28/06
			121,000		07/28/06

August A. Busch IV(5)(18)			50,000	[1]	05/14/08
	50,000	[2]			05/14/08
			2,045		05/14/08
			100		05/14/08
			2,145		05/14/08
			700		05/14/08
			800		05/14/08

Number of Shares
Participant	Acquired		Disposed		Date
			100		05/14/08
			8,100		05/14/08
			100		05/14/08
			100		05/14/08
			7,000		05/14/08
			1,400		05/14/08
			600		05/14/08
			9,084		05/14/08
			100		05/14/08
			3,226		05/14/08
			500		05/14/08
			100		05/14/08
			4,826		05/14/08
			5,274		05/14/08
			100		05/14/08
			1,800		05/14/08
			1,800		05/14/08
	1,927	[3]			11/28/07
	771,605	[3]			11/28/07
			348	[4]	08/23/07
	45,149				01/01/07
	2,156	[3]			11/21/06
	737,823	[3]			11/21/06
			345	[4]	11/08/06

John T. Farrell(5)(16)			337		01/02/08
			36,664	[1]	12/07/07
	36,664	[2]			12/07/07
			18,900		12/07/07
			800		12/07/07
			400		12/07/07
			800		12/07/07
			1,500		12/07/07
			3,664		12/07/07
			700		12/07/07
			3,500		12/07/07
			2,200		12/07/07
			1,300		12/07/07
			2,900		12/07/07
	1,927	[3]			11/28/07
	91,269	[3]			11/28/07
			5,000	[1]	02/15/07
	5,000	[2]			02/15/07
			6,390	[1]	02/15/07
	6,390	[2]			02/15/07
			3,873	[1]	01/22/07
	3,873	[2]			01/22/07
			8,127	[1]	01/22/07
	8,127	[2]			01/22/07
			179		01/02/07

Number of Shares
Participant	Acquired		Disposed		Date
	1,219				01/01/07
			3,000	[1]	08/15/06
	3,000	[2]			08/15/06
			4,500	[1]	08/15/06
	4,500	[2]			08/15/06
			4,586	[1]	08/11/06
	4,586	[2]			08/11/06
			4,500	[1]	08/11/06
	4,500	[2]			08/11/06
			4,500	[1]	08/09/06
	4,500	[2]			08/09/06
			10,000	[1]	07/31/06
	10,000	[2]			07/31/06

James J. Forese	2,414				05/01/08
			102		04/23/08
	5,000	[3]			05/01/07
	500				04/25/07

John F. Kelly(5)(17)	3,336	[2]			05/01/08
	96,664	[2]			05/01/08
			3,336	[1]	05/01/08
			96,664	[1]	05/01/08
			9,000		05/01/08
			14,521		05/01/08
			8,677		05/01/08
			9,602		05/01/08
			15,800		05/01/08
			6,563		05/01/08
			8,337		05/01/08
			22,600		05/01/08
			200		05/01/08
			1,200		05/01/08
			900		05/01/08
			2,600		05/01/08
	1,927	[3]			11/28/07
	101,987	[3]			11/28/07
	4,610	[2]			02/05/07
	50,390	[2]			02/05/07
			55,000		02/05/07
			4,610	[1]	02/05/07
			50,390	[1]	02/05/07
	5,292				01/01/07
	2,156	[3]			11/21/06
	84,586	[3]			11/21/06
	4,914	[2]			07/28/06
			4,914		07/28/06
			4,914	[1]	07/28/06

James R. Jones	59	[9]			06/30/08
	12	[10]			06/30/08

Number of Shares
Participant	Acquired		Disposed	Date
	54	[9]		05/30/08
	2,414	[10]		05/01/08
	63	[9]		04/30/08
			144	04/23/08
	76	[9]		03/31/08
	66	[9]		02/29/08
	66	[9]		01/31/08
	68	[9]		12/31/07
	60	[9]		11/30/07
	61	[9]		10/31/07
	57	[9]		09/30/07
	51	[9]		08/31/07
	51	[9]		07/31/07
	54	[9]		06/30/07
	47	[9]		05/31/07
	5,000	[3]		05/01/07
	50	[9]		04/30/07
	500			04/25/07
	55	[9]		03/31/07
	51	[9]		02/28/07
	49	[9]		01/31/07
	54	[9]		12/31/06
	53	[9]		11/30/06
	53	[9]		10/31/06
	55	[9]		09/29/06
	51	[9]		08/31/06
	52	[9]		07/31/06

Vernon R. Loucks Jr.	24	[9]		06/30/08
	12	[10]		06/30/08
	24	[9]		06/30/08
	12	[10]		06/30/08
	24,952	[3]		06/11/08
	3,300			05/09/08
	2,414	[10]		05/01/08
			118	04/23/08
	32	[9]		03/31/08
	25	[9]		06/30/07
	500			04/25/07
	27	[9]		03/31/07
	5,000	[3]		05/01/07
	31	[9]		09/30/07
	29	[9]		12/31/07
	27	[9]		12/31/06
	28	[9]		09/26/06

Vilma S. Martinez	138	[9]		06/30/08
	2,414			05/01/08
			148	04/23/08
	180	[9]		03/31/08
	163	[9]		12/31/07

Number of Shares
Participant	Acquired		Disposed		Date
	169	[9]			09/30/07
	145	[9]			06/30/07
	5,000	[3]			05/01/07
	500				04/25/07
	149	[9]			03/31/07
	152	[9]			12/31/06
	155	[9]			09/29/06

Ruben Mella(5)(11)			87		04/28/08
			46		09/08/07
			750		10/27/06

William Porter Payne	344	[9]			06/30/08
	12	[10]			06/30/08
	110	[9]			05/30/08
	2,414	[10]			05/01/08
	125	[9]			04/30/08
	238	[9]			03/31/08
	257	[9]			02/29/08
	134	[9]			01/31/08
	114	[9]			12/31/07
	176	[9]			11/30/07
	138	[9]			10/31/07
	38				10/01/07
	185	[9]			09/30/07
	92	[9]			08/31/07
	132	[9]			07/31/07
	136	[9]			06/30/07
	47	[9]			05/31/07
	5,000	[3]			05/01/07
	91	[9]			04/30/07
	500				04/25/07
	138	[9]			03/31/07
	133	[9]			02/28/07
	49	[9]			01/31/07
	609				01/03/07
	139	[9]			12/31/06
	95	[9]			12/31/06
	138	[9]			11/30/06
	137	[9]			10/31/06
	57	[9]			09/29/06
	51	[9]			08/31/06
	93	[9]			07/31/06

David A. Peacock(5)(12)			354		01/02/08
			1,500	[1]	12/20/07
	1,500	[2]			12/20/07
	1,927	[3]			11/28/07
	137,867	[3]			11/28/07
	4,515				01/01/07
			354		01/03/07
	2,743				12/01/06

Number of Shares
Participant	Acquired		Disposed		Date

Joyce M. Roche	120	[9]			06/30/08
	12	[10]			06/30/08
	82	[9]			05/30/08
	2,414	[10]			05/01/08
	94	[9]			04/30/08
			132		04/23/08
	156	[9]			03/31/08
	98	[9]			02/29/08
	100	[9]			01/31/08
	139	[9]			12/31/07
	90	[9]			11/30/07
	91	[9]			10/31/07
	125	[9]			09/30/07
	76	[9]			08/31/07
	77	[9]			07/31/07
	113	[9]			06/30/07
	71	[9]			05/31/07
	5,000	[3]			05/01/07
	76	[9]			04/30/07
	500				04/25/07
	115	[9]			03/31/07
	77	[9]			02/28/07
	73	[9]			01/31/07
	117	[9]			12/31/06
	80	[9]			11/30/06
	78	[9]			10/31/06
	119	[9]			09/29/06
	76	[9]			08/31/06
	78	[9]			07/31/06

David Sauerhoff(5)(13)	700	[2]			04/30/08
			700	[1]	04/30/08
			25	[4]	12/05/07
	706	[2]			12/03/07
			706	[1]	12/03/07
			5	[4]	11/13/07
			5	[4]	11/13/07
			5	[4]	11/13/07
			20	[4]	11/01/07
	450	[2]			10/30/07
			450	[1]	10/30/07
	250	[2]			09/13/07
			250	[1]	09/13/07
	350	[2]			08/03/07
			350	[1]	08/03/07
	30	[2]			08/02/07
			30	[1]	08/02/07
	500	[2]			05/24/07
			500	[1]	05/24/07
	500	[2]			05/04/07

Number of Shares
Participant	Acquired		Disposed		Date
			500	[1]	05/04/07
	500	[2]			05/03/07
			500	[1]	05/03/07
	50	[2]			02/09/07
			50	[1]	02/09/07
	1,000	[2]			12/04/06
			1,000	[1]	12/04/06
			50	[4]	12/04/06
			25	[4]	11/03/06
	900	[2]			11/01/06
			900	[1]	11/01/06
	3,000	[2]			07/28/06
			3,000	[1]	07/28/06
	2,900	[2]			07/28/06
			2,900	[1]	07/28/06

General Henry Hugh Shelton	38	[9]			06/30/08
			100	[9]	06/30/08
	12	[10]			06/30/08
	2,414	[10]			05/01/08
			142		04/23/08
			99	[9]	04/01/08
	94	[9]			03/31/08
	42	[9]			02/29/08
	1,442				01/02/08
			97	[9]	01/02/08
	47	[9]			12/31/07
	75				10/01/07
	41	[9]			10/01/07
	168	[9]			09/30/07
			41	[9]	07/01/07
	45	[9]			06/30/07
	5,000	[3]			05/01/07
	500				04/25/07
			40	[9]	04/01/07
	86	[9]			03/31/07
	40	[9]			02/28/07
	1,219				01/03/07
			40	[9]	01/02/07
	48	[9]			12/31/06
	95	[9]			12/31/06
	42	[9]			11/30/06
			39	[8]	10/02/06
	132	[9]			09/29/06
	41	[9]			07/31/06
			40	[9]	07/01/06

Patrick T. Stokes(5)(14)	12	[10]			06/30/08
			7,482		05/06/08
	165,788	[2]			05/05/08
			165,788	[1]	05/05/08

Number of Shares
Participant	Acquired		Disposed		Date
			123,306		05/05/08
			11,900		05/05/08
			7,900		05/05/08
			2,500		05/05/08
			2,500		05/05/08
			400		05/05/08
			2,100		05/05/08
			4,900		05/05/08
			2,800		05/05/08
	2,414	[10]			05/01/08
			331,574	[1]	12/05/07
			19,800		12/05/07
			1,500		12/05/07
			11,000		12/05/07
			900		12/05/07
			5,100		12/05/07
			13,500		12/05/07
			800		12/05/07
			700		12/05/07
			100		12/05/07
			300		12/05/07
			1,500		12/05/07
			7,800		12/05/07
			1,400		12/05/07
			800		12/05/07
			800		12/05/07
			4,500		12/05/07
			4,700		12/05/07
	331,574	[2]			12/05/07
			2,300		12/05/07
			14,100		12/05/07
			5,374		12/05/07
			6,400		12/05/07
			2,300		12/05/07
			8,000		12/05/07
			7,500		12/05/07
			2,600		12/05/07
			11,700		12/05/07
			1,300		12/05/07
			10,700		12/05/07
			6,000		12/05/07
			2,100		12/05/07
			16,000		12/05/07
			6,800		12/05/07
			200		12/05/07
			500		12/05/07
			45,000		12/05/07
			20,200		12/05/07
			8,300		12/05/07
			10,400		12/05/07

Number of Shares
Participant	Acquired		Disposed		Date
			13,500		12/05/07
			19,200		12/05/07
			12,200		12/05/07
			6,900		12/05/07
			7,000		12/05/07
			9,800		12/05/07
	3,376.0829	[2]			06/04/07
			3,376.0829	[1]	06/04/07
	5,000	[3]			05/01/07
	122	[4]			04/02/07
	500				04/25/07
			122	[4]	04/02/07
			9,800		02/15/07
			2,300		02/15/07
			2,348		02/15/07
			17,800		02/15/07
			600		02/15/07
			1,600		02/15/07
			1,300		02/15/07
			600		02/15/07
			5,000		02/15/07
			3,000		02/15/07
			100		02/15/07
			200		02/15/07
			1,200		02/15/07
			7,300		02/15/07
			700		02/15/07
			300		02/15/07
			300		02/15/07
			29,000		02/13/07
			2,200		02/13/07
			1,900		02/13/07
			22,100		02/13/07
			3,900		02/13/07
			10,900		02/13/07
			800		02/14/07
			400		02/14/07
			12,100		02/14/07
			7,900		02/14/07
			900		02/14/07
			5,700		02/14/07
			100		02/14/07
			1,100		02/14/07
			6,500		02/14/07
			500		02/14/07
			800		02/14/07
			3,600		02/14/07
			6,400		02/14/07
			24,542		02/15/07
			3,000		02/15/07

Number of Shares
Participant	Acquired		Disposed		Date
			100		02/15/07
			600		02/15/07
			3,200		02/15/07
			200		02/15/07
			800		02/15/07
			400		02/15/07
			1,800		02/12/07
			900		02/12/07
			1,300		02/12/07
			1,100		02/12/07
			6,200		02/09/07
			600		02/09/07
			3,200		02/09/07
			10,000		02/09/07
			20,000		02/09/07
			20,000		02/08/07
			10,000		02/08/07
	264,442	[2]			02/07/07
			34,400		02/07/07
			5,300		02/07/07
			264,442	[1]	02/07/07
	132,222	[2]			02/06/07
	77,774				02/06/07
			132,222	[1]	02/06/07
	1,000				01/29/07
	700				01/29/07
	36,200				01/29/07
	3,297				01/29/07
	300				01/29/07
			450,733	[4]	12/15/06
			450,763	[4]	12/15/06
			299,337	[4]	12/15/06
	450,733	[4]			12/15/06
	450,763	[4]			12/15/06
	299,337	[4]			12/15/06
	41,497				12/12/06
			41,497		12/12/06
	17,487	[2]			12/05/06
			17,487	[1]	12/05/06
			29,802		11/30/06
	3,336	[2]			10/31/06
			2,099		10/31/06
	2,638	[2]			10/31/06
			2,099		10/31/06
	2,328	[2]			10/31/06
			2,099		10/31/06
			3,336	[1]	10/31/06
			2,638	[1]	10/31/06
			2,328	[1]	10/31/06
	4,914	[2]			09/15/06

Number of Shares
Participant	Acquired		Disposed		Date
			2,125		09/15/06
	4,610	[2]			09/15/06
			4,914	[1]	09/15/06
			4,610	[1]	09/15/06
			2,126		09/15/06
			1,400		08/08/06
			8,500		08/08/06
			100		08/08/06
			4,900		08/08/06
			14,000		08/08/06
			600		08/08/06
			500		08/08/06
			17,756		08/08/06
			16,800		08/08/06
			25,800		08/08/06
			3,500		08/08/06
			3,900		08/08/06
			4,100		08/08/06
			1,200		08/08/06
			300		08/08/06
			800		08/08/06
			600		08/08/06
			3,000		08/08/06
			98,462	[1]	08/04/06
			196,928	[1]	08/04/06
	89,172				08/04/06
	98,462	[2]			08/04/06
	196,928	[2]			08/04/06
			21,300		08/04/06
			700		08/04/06
			700		08/04/06
			1,700		08/04/06
			2,800		08/04/06
			5,600		08/04/06
			3,500		08/04/06
			200		08/04/06
			200		08/04/06
			400		08/04/06
			2,100		08/04/06
			56,662		08/04/06

Andrew C. Taylor	172	[9]			06/30/08
	2,414				05/01/08
	98	[9]			03/31/08
	126	[9]			02/29/08
	1,442				01/02/08
	11	[9]			12/31/07
	75				10/01/07
	12	[9]			09/30/07
	10	[9]			06/30/07

Number of Shares
Participant	Acquired		Disposed		Date
	5,000	[3]			05/01/07
	500				04/25/07
	10	[9]			03/31/07
	1,219				01/03/07
	11	[9]			12/31/06
	11	[9]			09/29/06

Teresa H. Vogt(5)(15)			243		01/04/07
	3,336	[2]			08/02/06
			3,336	[1]	08/02/06

Douglas A. Warner III	15	[9]			06/30/08
	12	[10]			06/30/08
	2,414	[10]			05/01/08
	19	[9]			03/31/08
	500				04/25/07
	18	[9]			12/31/07
	19	[9]			09/30/07
	16	[9]			06/30/07
	5,000	[3]			05/01/07
	16	[9]			03/31/07
	16	[9]			12/31/06
	17	[9]			09/29/06

Edward E. Whitacre, Jr.	497	[9]			06/30/08
	12	[10]			06/30/08
	124	[9]			05/30/08
	2,414	[10]			05/01/08
	183	[9]			04/30/08
			118		04/23/08
	437	[9]			03/31/08
	233	[9]			02/29/08
	151	[9]			1/31/08
	353	[9]			12/31/07
	214	[9]			11/30/07
	215	[9]			10/31/07
	380	[9]			09/30/07
	160	[9]			08/31/07
	200	[9]			07/31/07
	306	[9]			06/30/07
	110	[9]			05/31/07
	5,000	[3]			05/01/07
	158	[9]			04/30/07
	500				04/25/07
	352	[9]			03/31/07
	160	[9]			02/28/07
	114	[9]			01/31/07
	355	[9]			12/31/06
	95				12/31/06
	167	[9]			11/30/06
	206	[9]			10/31/06
	362	[9]			09/29/06
	118	[9]			08/31/06
	163	[9]			07/31/06

[1]	Exercise of stock options.

[2]	Common stock acquired upon exercise of options.

[3]	Grant of stock options.

[4]	Bona fide gift.

[5]

As employees of the Company, each of the participants is enrolled in the Company’s 401(k) plan. All participants in this plan are entitled to invest a portion of their base salary among a variety of investment options. One of the investment options under the plan is a fund holding shares of the Common Stock of the Company (“Company Stock Fund”). Subject to the terms and limitations set forth in the plan, the Company matches investments in the 401(k) plan with contributions of Common Stock and participants may transfer investments among the investment options available under the plan, thereby effecting transfers from or into the Company Stock Fund.

[6]	As of 06/01/08, Mr. W. Randolph Baker held 33,451 shares of Common Stock through the Company’s 401(k) plan.

[7]	As of 06/30/08, Ms. JoBeth G. Brown held 174 shares of Common Stock through the Company’s 401(k) plan.

[8]	As of 12/01/06, Mr. August Busch III held 15,977 shares of the Company’s 401(k) plan. On 12/06/06 the balance of his shares of the Company’s 401(k) plan were distributed to Mr. Busch III.

[9]	Grant of Phantom Stock Units.

[10]	Grant of Deferred Stock Units.

[11]	As of 05/31/08, Mr. Ruben Mella held 1,017 shares of Common Stock through the Company’s 401(k) plan.

[1][2]	As of 06/01/08, Mr. David Peacock held 5,847 shares of Common Stock through the Company’s 401(k) plan.

[13]	As of 05/31/08, Mr. David Sauerhoff held 3,728 shares of Common Stock through the Company’s 401(k) plan.

[14]

As of 12/01/06, Mr. Patrick Stokes held 42,677 shares of Common Stock through the Company’s 401(k) plan. On 12/06/06 the balance of his shares of the Company’s 401(k) plan were distributed to Mr. Stokes.

[15]	As of 06/01/08, Ms. Teresa H. Vogt held 5,422 shares of Common Stock through the Company’s 401(k) plan.

[16]	As of 06/01/08, Mr. John T. Farrell held 10,712 shares of Common Stock through the Company’s 401(k) plan.

[17]	As of 06/01/08, Mr. John F. Kelly held 20,161 shares of Common Stock through the Company’s 401(k) plan.

[18]	As of 06/01/08, Mr. August Busch IV held 9,344 shares of Common Stock through the Company’s 401(k) plan.

Important!

1.	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE Consent Revocation Card, or vote your shares by telephone or via the Internet. WE STRONGLY RECOMMEND THAT YOU REJECT EACH OF INBEV’S PROPOSED CONSENT PROPOSALS.

Please vote each WHITE Consent Revocation Card you receive since each account must be voted separately. If you hold shares in one of the Company’s [        ] Plans or [                    ] Plans, you will receive a separate voting instruction form to instruct the Trustee as to how to vote your shares.

2.	We urge you NOT to sign any blue consent card sent to you by InBev.

3.	Even if you have sent a blue consent card to InBev, you have every legal right to change your vote. You may revoke that consent, and vote as recommended by management by signing, dating and mailing the enclosed WHITE Consent Revocation Card in the enclosed pre-paid return envelope.

4.	If your shares are held in the name of a bank, broker or other nominee, please vote the WHITE voting instruction form provided by your bank, broker or nominee, or follow the instructions on the voting instruction form to vote by telephone or via the Internet.

If you have any questions on the consent revocation, please contact:

MORROW & CO., LLC at (800) 449-0910

Preliminary Copy—Subject to Completion, Dated July 9, 2008

CONSENT REVOCATION CARD—WHITE

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

ANHEUSER-BUSCH COMPANIES, INC.

The undersigned, a record holder of shares of common stock, par value $1.00 per share (the “Common Stock”), of Anheuser-Busch Companies, Inc. (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on [                    ], 2008, hereby acts as follows concerning the proposals of InBev S.A. (“InBev”) set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW.

[X]	PLEASE MARK VOTE
AS IN THIS EXAMPLE

PROPOSAL 1:	Proposal made by InBev to repeal any provision of Anheuser-Busch’s Bylaws in effect at the time this proposal becomes effective that were not included in the amended and restated bylaws filed with the SEC on June 26, 2008.

	[ ] YES, REVOKE MY CONSENT	[ ] NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2:	Proposal made by InBev to remove (i) each member of the Board at the time this proposal becomes effective, except to the extent that a court in Delaware finally determines as a matter of law that directors cannot be so removed, and (ii) each person appointed to the Board to fill any vacancy or newly-created directorship prior to the effectiveness of Proposal 3.

	[ ] YES, REVOKE MY CONSENT	[ ] NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 3:	Proposal made by InBev to elect each of the following thirteen (13) individuals to serve as a director of Anheuser-Busch Companies, Inc. (or, if any such nominee is unable or unwilling to serve as a director of Anheuser-Busch Companies, Inc., any other person designated as a nominee by the remaining nominee or nominees):

(01) Marjorie L. Bowen	(08) Ernest Mario
(02) Adolphus A. Busch IV	(09) Henry A. McKinnell
(03) G. Peter D’Aloia	(10) Paul M. Meister
(04) Ronald W. Dollens	(11) William T. Vinson
(05) James E. Healey	(12) Lawrence Keith Wimbush
(06) John N. Lilly	(13) Larry D. Yost
(07) Allan Z. Loren

[ ] YES, REVOKE MY CONSENT	[ ] NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #3, BUT NOT ALL OF THEM, CHECK THE “YES REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NUMBER(S) OF THE CANDIDATE(S) YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON ALL PROPOSALS SET FORTH HEREIN.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING, DATING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON [                    ], 2008.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:                     , 2008

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Name and Title or Authority (if applicable):

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

V O T E   B Y   T E L E P H O N E

Please have your Consent Revocation card available when you call the toll-free number 1-888-[xxx-xxxx] using a touch-tone telephone and follow the simple directions that will be presented to you.

V O T E   B Y   I N T E R N E T

Please have your Consent Revocation card available when you access the website www.[            ].com and follow the simple directions that will be presented to you.

V O T E   B Y   M A I L

Please mark, sign and date your Consent Revocation card and return it in the postage-paid envelope provided or return it to: MORROW & CO., LLC, P.O. Box [        ], [        ], [        ] [            ].

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